Filed pursuant to Rule 424(b)(5)
Registration No. 333-273534

PROSPECTUS SUPPLEMENT

To prospectus dated September 20, 2023

U.S.$3,100,000,000

Republic of Panama

U.S.$1,100,000,000 7.500% Global Bonds due 2031

U.S.$1,250,000,000 8.000% Global Bonds due 2038

U.S.$750,000,000 7.875% Global Bonds due 2057

The Republic of Panama (the “Republic” or “Panama”) will pay interest on the 7.500% Global Bonds due 2031 (the “2031 global bonds”) on March 1 and September 1 of each year, commencing on September 1, 2024; on the 8.000% Global Bonds due 2038 (the “2038 global bonds”) on March 1 and September 1 of each year, commencing on September 1, 2024; and on the 7.875% Global Bonds due 2057 (the “2057 global bonds”, and together with the 2031 global bonds and the 2038 global bonds, the “global bonds”) on March 1 and September 1 of each year, commencing on September 1, 2024. Panama will repay the principal of the 2031 global bonds at maturity. Panama will repay the principal of the 2038 global bonds in three equal installments on March 1 of each year commencing on March 1, 2036. Panama will repay the principal of the 2057 global bonds at maturity. The 2031 global bonds will mature on March 1, 2031; the 2038 global bonds will mature on March 1, 2038; and the 2057 global bonds will mature on March 1, 2057.

The global bonds will be unsubordinated, unsecured (subject to the provisions in the global bonds providing for securing such obligations in the event certain other obligations of Panama are secured), direct, unconditional and general obligations of Panama. The global bonds will be designated equal ranking securities and, as such, the global bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated public indebtedness of Panama. It is understood that this provision shall not be construed so as to require Panama to make payments under the global bonds ratably with payments being made under any other public indebtedness. See “Debt Securities—Status of the Debt Securities” in the accompanying prospectus. Panama has pledged its full faith and credit for the due and punctual payment of principal and interest on the global bonds and all obligations of Panama in respect of the global bonds.

Panama may, at its option, redeem the global bonds, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The holders of the global bonds will not be entitled to the benefit of any sinking fund.

The global bonds will be designated Aggregated Collective Action Securities and, as such, will contain provisions regarding future modifications to the terms of the global bonds that differ from those applicable to Panama’s outstanding public external indebtedness issued prior to March 16, 2015. Under these provisions, which are described under “Description of the Global Bonds—Meetings, Amendments and Waivers” in this prospectus supplement and “Aggregated Collective Action Securities” in the accompanying prospectus, Panama may amend the payment provisions of any series of debt securities (including the global bonds) and other reserve matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not certain “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the global bonds on the Official List of the Luxembourg Stock Exchange and to have such global bonds admitted to trading on the Euro MTF Market.

Section 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) Notification

The global bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

See “Risk Factors” beginning on page S-10 for a discussion of factors you should consider before investing in the global bonds.

This prospectus supplement, together with the prospectus dated September 20, 2023, constitutes a prospectus for the purpose of Part IV of the Luxembourg Law on prospectuses for securities dated July 16, 2019.

Neither the United States Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The global bonds will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company, or DTC, for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York, on or about February 29, 2024.

	Price to Public(1)	Underwriting Discount	Proceeds to the Republic before expenses
Per 2031 global bond	99.999%	0.050%	99.949%
Total for 2031 global bonds	$1,099,989,000	$550,000	$1,099,439,000
Per 2038 global bond	99.999%	0.050%	99.949%
Total for 2038 global bonds	$1,249,987,500	$625,000	$1,249,362,500
Per 2057 global bond	95.769%	0.050%	95.719%
Total for 2057 global bonds	$718,267,500	$375,000	$717,892,500

(1)	Plus additional interest, if any, from February 29, 2024.

Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC

The date of this prospectus supplement is February 22, 2024.

Panama has only provided you with the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Panama has not, and the underwriters have not, authorized anyone to provide you with different information. Panama and the underwriters are not making an offer of the global bonds in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus as supplemented by this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

The Republic of Panama, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein together contain all information with respect to Panama and the global bonds that is material in the context of the offering of the global bonds, and that such information is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed herein are honestly held and that, to the best of Panama’s knowledge and belief, there are no other facts the omission of which would make any such information or the expression of any such opinions and intentions materially misleading. Panama accepts responsibility accordingly.

Panama has only provided you with the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Panama has not authorized anyone else to provide you with any other information. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Panama has previously filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Panama’s economic, fiscal or political circumstances may have changed since such dates. Later information that Panama files with the SEC updates and supersedes earlier information that is filed.

Panama is not offering to sell or soliciting offers to buy any securities other than the global bonds offered under this prospectus supplement and the accompanying prospectus, nor is Panama offering to sell or soliciting offers to buy the global bonds in places where such offers are not permitted by applicable law.

The global bonds described in this prospectus supplement are debt securities of Panama being offered under Registration Statement No. 333-273534 filed with the SEC under the U.S. Securities Act of 1933, as amended (collectively, the “registration statement”); the accompanying prospectus is part of the registration statement. The accompanying prospectus provides you with a general description of the securities that Panama may offer, and this prospectus supplement contains specific information about the terms of this offering and the global bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents contain information regarding Panama, the global bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto and the documents incorporated therein by reference contain additional information about Panama and the global bonds. All such documents may be inspected at the office of the SEC. Certain terms used but not defined in this prospectus supplement are defined in the prospectus.

References to “U.S.$” or “$” in this prospectus supplement are to U.S. dollars.

References to the “Republic” or “Panama” are to the Republic of Panama.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. See “Underwriting” in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Panama has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Panama’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Panama undertakes no obligation to update any of them in light of new information or future events.

S-iii

Forward-looking statements involve inherent risks. Panama cautions you that many factors could affect the future performance of the Panamanian economy. These factors include, but are not limited to:

•	interest rates in the United States and financial markets outside Panama;

•	political or governmental developments in Panama;

•	unintended consequences resulting from the implementation of economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Panama and the global economy;

•	the ability of the Panama Canal to remain a competitive route for inter-oceanic transportation;

•	war, conflict, hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy; and

•	the occurrence of natural disasters, regional or global pandemics, or similar events.

JURISDICTION AND ENFORCEMENT

Panama is a foreign sovereign state. Consequently, your ability to sue Panama may be limited. Panama will irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court in New York City in any related proceeding and Panama will irrevocably agree that all claims in respect of any related proceeding may be heard and determined in such New York State or federal court.

Panama will appoint and will agree to maintain the person acting as or discharging the function of Consul General of the Republic of Panama in New York City as its process agent to receive, on behalf of Panama and its property, service of copies of the summons and complaint and any other process which may be served in any related proceedings. The address of the office of the process agent is:

244 W 54th Street,

7th Floor, Suite 701,

New York, New York 10019

Panama will irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any related proceeding and any objection to any related proceeding on the grounds of venue, residence or domicile.

To the extent that Panama has or may acquire any immunity from jurisdiction of the courts or from any legal process in the courts, Panama will irrevocably agree not to claim and will irrevocably waive any immunity in respect of any related proceeding. Panama will agree that these waivers shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States.

Notwithstanding the foregoing, the execution on or attachment of revenues, assets and property of Panama located in Panama through the Panamanian courts, both prior to and post-judgment, shall be subject to the provisions of Articles 1047, 1048, 1650 (#14) and 1939 of the Judicial Code of the Republic of Panama. Under articles 1047 and 1048, the State will be notified through the Ministry of Economy and Finance of a money judgment against it, for its payment. If within a year the judgment has not been satisfied, the court will request, through the President of the Supreme Court, that the President of the Republic make the necessary arrangements to comply with the judgment. If three years have elapsed since the date of the judgment without payment, at the request of the judgment creditor and during the next month following such request, the court will order BNP to transfer to the court’s account the amount owed to the judgment creditor. Pursuant to Article 1650 the assets of the State cannot be attached. Finally, among the protections afforded to the State in civil proceedings, the State cannot be required to pay court costs and attorneys’ fees and also cannot be subject to prejudgment measures, except regarding evidentiary matters.

S-iv

Moreover, Panama has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by Panama with respect to these actions, it would not be possible to obtain a judgment in such an action brought against Panama in a court in the United States unless the court were to determine that Panama is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in Panama a judgment based on such a United States judgment. Execution upon property of Panama located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

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CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the offering of the global bonds, and the transactions contemplated by the offering, may be restricted by law in certain jurisdictions. If materials relating to the offering of the global bonds come into your possession, you are required by Panama to inform yourself of and to observe all of these restrictions. The materials relating to the offering of the global bonds do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the offering be made by a licensed broker or dealer and either of the Underwriters, or any affiliate of either Underwriter, is a licensed broker or dealer in that jurisdiction, the offering of the global bonds shall be deemed to be made by such Underwriter or such affiliate on behalf of Panama in that jurisdiction.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The global bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the global bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the global bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS—The global bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the global bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the global bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

The prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the UK, or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, (the “Order”), or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The global bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the global bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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SUMMARY

This summary should be read as an introduction to this prospectus supplement and the accompanying prospectus. Any decision to invest in the global bonds by an investor should be based on consideration of this prospectus supplement and the accompanying prospectus as a whole.

The Issuer

Overview

Panama is a republic located on the narrowest point of the Central American isthmus, which connects the continents of North America and South America. It has a coastline of approximately 1,868 miles on the Caribbean Sea and Pacific Ocean, and is bordered on the east by Colombia and on the west by Costa Rica. Panama has a national territory of approximately 29,157 square miles situated within its coastline and 345 miles of land borders, and includes numerous coastal islands. The Panama Canal, which connects the Atlantic and Pacific Oceans, bisects the country running northwest to southeast.

As of August 2023, Panama had an estimated population of 4.06 million and a population density of 54.6 people per square kilometer. Panama Province, the Republic’s largest province, is estimated to be the home of 35.4% of Panama’s total population, and Colón Province, located at the northern terminus of the Panama Canal, is estimated to be the home of 6.9% of the total population.

During the period from 2019 to 2023, the population decreased by an average of 0.9% per annum. Approximately 6.3% of the population is indigenous, some of whom are seeking greater autonomy from the Government. Of the Panamanian population, 25.4% is under 15 years of age, 64.8% is between the ages of 15 and 64, and 9.8% is over the age of 65. Average life expectancy in Panama is 79.2 years. The infant mortality rate for 2022 was estimated at 13 per 1,000 births. Panama’s official language is Spanish.

Panama’s estimated per capita GDP for 2022, expressed in chained volume measure, was approximately U.S.$16,710. Estimates for 2021 show that 21.8% of the population is considered to be living in poverty, of which 9.5% is considered to be living in extreme poverty. According to the 2023 census, education indicators show that Panama’s literacy rate for people over the age of ten years is approximately 96.3%.

Government

Panama is a republic with a representative form of government. In 1972, the original version of the current Constitution was adopted (the fourth in Panama’s history), setting forth the structure of the Government, individual and collective rights and duties, and the division of powers among the executive, legislative and judicial branches.

Executive power is vested in the President and the presidentially appointed Ministers, who constitute the Cabinet. The President and the Vice President are each elected by direct, universal suffrage for a term of five years. The President and the Vice President may not be reelected to the same office within ten years after the expiration of their term. In the event the President is unable to finish a term, the Vice President would succeed to the presidency.

National legislative power is vested in the National Assembly (the “Assembly”), Panama’s unicameral legislative body. The number of electoral circuits, each comprising an average of approximately 60,000 persons, determines the number of legislators; the Assembly currently has 71 seats. The full Assembly is elected by universal suffrage every five years. Members of the Assembly are not subject to limits on the number of terms in office to which they may be elected. The Assembly has, among other powers, the authority to enact legislation, ratify treaties, approve the budget and ratify the appointment of the Comptroller General, the Attorney General and justices of the Supreme Court of Justice, referred to as the Supreme Court.

Judicial power is vested in the Supreme Court and various lower tribunals. The President appoints the nine justices of the Supreme Court for staggered ten-year terms, subject to ratification by the Assembly. Lower court judges are appointed by the Supreme Court. The judicial branch prepares its own budget and sends it to the executive branch for inclusion in the general budget presented to the Assembly for approval. The Supreme Court is the final court of appeal and has the power to declare null and void laws, regulations or other acts of the executive or legislative branches that conflict with the Constitution.

Panama is administratively divided into ten provinces and three territories. In each province, executive power is exercised by a governor who is appointed by the President. There are no provincial legislative or judicial bodies. Provincial governments do not have their own independent budgets. Within each province are municipalities that are, in turn, divided into precincts. Each municipality has a municipal council and a mayor who exercises executive power. Mayors and members of municipal councils are elected by direct, universal suffrage for five-year terms. Municipalities levy and collect municipal taxes and adopt their own budgets for financing local projects.

On May 5, 2019, general elections were held in Panama. In the presidential elections, Laurentino Cortizo Cohen of the Partido Revolucionario Democrático (“PRD”) party was elected president of the Republic with approximately 33.35% of the votes. In the National Assembly elections, the PRD won 35 seats, Cambio Democrático won 18 seats, Partido Panameñista won eight seats, Movimiento Liberal Republicano Nacionalista (“MOLIRENA”) won five seats and five independent candidates won seats. The government took office on July 1, 2019, for a five year term. The next elections are scheduled for May 5, 2024.

Selected Panamanian Economic Indicators(1)

The following table sets forth Panama’s principal economic indicators for the years 2019 through 2023:

	2019	2020(P)	2021(P)	2022(E)	2023(E)
Economic Data:
GDP (millions, nominal dollars)	$69,722	$57,087	$67,407	$76,523	$83,486
GDP (millions, constant dollars)(2)	$69,503	$57,223	$66,284	$73,449	$78,591
GDP (% change, constant dollars)(2)	3.3%	(17.7)%	15.8%	10.8%	7.0%
Service Sector (% change, constant dollars)(2)(3)	4.0%	(9.6)%	10.9%	9.8%	n/a
Other (% change, constant dollars)(2)(4)	3.2%	(3.7)%	6.5%	4.3%	n/a
GDP Per Capita (constant dollars)(2)	$16,475	$13,375	$15,282	$16,710	n/a
Population (millions)	4.22	4.28	4.34	4.40	4.06
CPI—Period Average (% change)	(0.4)%	(1.6)%	1.6%	2.9%	1.5%
Unemployment	7.1%	18.5%	11.3%	9.9%	7.4%
Public Finance:
Total Consolidated Non-Financial Public Sector Revenues (millions)	$12,383	$9,894	$11,661	$13,223	$15,149
Total Consolidated Non-Financial Public Sector Expenditures (millions)(5)	$14,296	$15,416	$16,006	$16,279	$17,611
Overall Surplus (Deficit) (millions)	$(1,913)	$(5,522)	$(4,345)	$(3,056)	$(2,463)
As % of Current GDP	(2.9)%	(10.2)%	(6.5)%	(4.0)%	(3.0)%
Central Government Surplus (Deficit) (millions)	$(2,762)	$(4,929)	$(4,496)	$(3,159)	$(3,116)
As % of Current GDP	(4.1)%	(9.1)%	(6.7)%	(4.1)%	(3.7)%
Public Debt (at December 31):
Internal Debt (millions)	$6,795	$7,142	$7,644	$7,421	$7,037
External Debt (millions)	$24,223	$29,817	$32,844	$36,853	$39,988
Public Debt (as % of Current GDP)
Internal Debt	9.8%	12.5%	11.3%	9.7%	8.4%
External Debt	34.7%	52.2%	48.7%	48.2%	47.9%
Total Public Debt (millions)	$31,018.5	$36,959.9	$40,487.8	$44,274.0	$47,025
Trade Data:
Exports (f.o.b.) Goods(6)(7) (millions)	$13,212	$10,212	$14,862	$13,715	n/a
Imports (c.i.f.) Goods(6)(7) (millions)	$(22,259)	$(14,407)	$(20,285)	$(23,098)	n/a
Goods Trade Balance(7) (millions)	$(9,047)	$(4,195)	$(5,423)	$(9,383)	n/a
Current Account Surplus(7) (Deficit) (millions)	$(3,329)	$(189)	$(2,051)	$(3,535)	n/a
Overall Balance of Payments Surplus (Deficit)(7) (millions)	$1,958	$4,725	$(2,492)	$(2,724)	n/a
Total Official Reserves (at December 31) (millions)	$3,125	$8,297	$7,328	$4,165	$3,757

Note: Totals may differ due to rounding.

(E)	Estimated figures
(P)	Preliminary figures.
(1)	All monetary amounts in millions of U.S. dollars at current prices, unless otherwise noted.

(2)	Constant GDP figures are based on 2018 constant dollars in chained volume measure.
(3)	Including real estate, public administration, commerce, restaurants and hotels, financial services, the CFZ, the Panama Canal, transportation and communications, public utilities and other services.
(4)	Including mining, manufacturing, agriculture and construction.
(5)	Including interest payments.
(6)	Including the CFZ.
(7)	Figures have been calculated pursuant to the sixth edition of the IMF Balance of Payments Manual.
n/a	Figures have not yet been published.

Sources: Directorate of Analysis and Economic Policies, Office of the Comptroller General, Banco Nacional de Panamá (“BNP”) and Ministry of Economy and Finance.

The Global Bonds

Issuer	Republic of Panama

Securities Offered	7.500% Global Bonds due 2031

8.000% Global Bonds due 2038

7.875% Global Bonds due 2057

Aggregate Principal Amount Offered Hereby	For the 2031 global bonds: U.S.$1,100,000,000

For the 2038 global bonds: U.S.$1,250,000,000

For the 2057 global bonds: U.S.$750,000,000

Maturity Date	For the 2031 global bonds: March 1, 2031

For the 2038 global bonds: March 1, 2038

For the 2057 global bonds: March 1, 2057

Repayment of Principal	Panama will repay the principal of the 2031 global bonds on March 1, 2031.

Panama will repay the principal of the 2038 global bonds in three equal installments on March 1 of each year, commencing on March 1, 2036.

Panama will repay the principal of the 2057 global bonds on March 1, 2057.

Issue Price	For the 2031 global bonds: U.S.$999.99 per U.S.$1,000 principal amount plus accrued interest, if any, from February 29, 2024.

For the 2038 global bonds: U.S.$999.99 per U.S.$1,000 principal amount plus accrued interest, if any, from February 29, 2024.

For the 2057 global bonds: U.S.$957.69 per U.S.$1,000 principal amount plus accrued interest, if any, from February 29, 2024.

Interest Rate	For the 2031 global bonds: 7.500% per annum, computed on the basis of a 360-day year, consisting of twelve 30-day months.

For the 2038 global bonds: 8.000% per annum, computed on the basis of a 360-day year, consisting of twelve 30-day months.

For the 2057 global bonds: 7.875% per annum, computed on the basis of a 360-day year, consisting of twelve 30-day months.

Interest Payment Dates	For the 2031 global bonds: Semi-annually in arrears on March 1 and September 1 of each year. The first interest payment for the 2031 global bonds will be on September 1, 2024, and such payment will include interest from February 29, 2024.

For the 2038 global bonds: Semi-annually in arrears on March 1 and September 1 of each year. The first interest payment for the 2038 global bonds will be on September 1, 2024, and such payment will include interest from February 29, 2024.

For the 2057 global bonds: Semi-annually in arrears on March 1 and September 1 of each year. The first interest payment for the 2057 global bonds will be on September 1, 2024, and such payment will include interest from February 29, 2024.

Use of Proceeds	The net proceeds from the sale of the global bonds will be approximately U.S.$3,066,094,000 after deduction of the underwriting discounts and the net expenses payable by Panama estimated to be U.S.$600,000. Panama intends to use the net proceeds of the offering for general budgetary purposes.

Aggregated Collective Action Clauses	The global bonds will be designated Aggregated Collective Action Securities and, as such, will contain provisions regarding future modifications to the terms of the global bonds that differ from those applicable to Panama’s outstanding public external indebtedness issued prior to March 16, 2015. Under these provisions, which are described under “Description of the Global Bonds—Meetings, Amendments and Waivers” in this prospectus supplement and “Aggregated Collective Action Securities” in the accompanying prospectus, Panama may amend certain key terms of the global bonds, including the maturity date, interest rate and other payment terms, without your consent.

Optional Redemption	The global bonds will be subject to redemption at the option of Panama before maturity. See “Description of the Global Bonds—Optional Redemption” in this prospectus supplement.

Sinking Fund	The holders of the global bonds will not be entitled to the benefit of any sinking fund.

Status

The global bonds will be unsubordinated, unsecured (subject to the provisions in the global bonds providing for securing such obligations in the event certain other obligations of Panama are secured), direct, unconditional and general obligations of Panama. The global bonds will be designated equal ranking securities and, as such, the global bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated public indebtedness of Panama. It is understood that this provision shall not be construed so as to require Panama to make payments under the global bonds ratably with payments being made under any other public indebtedness. See “Debt Securities—Status of the Debt Securities” in the accompanying prospectus. Panama has pledged its full faith and credit for the due and punctual payment of principal and interest on the global bonds and all obligations of Panama in respect of the global bonds.

Denominations	The global bonds will be issued in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.

Further Issues	From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price); provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. See “Description of the Global Bonds—Further Issues of the Global Bonds” and “Description of the Global Bonds—Meetings, Amendments and Waivers” in this prospectus supplement.

Form	The global bonds will be represented by one or more book-entry securities in fully registered form, without coupons, and will be registered in the name of, and deposited with a custodian for, DTC. Beneficial interests in the global bonds will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the global bonds will be issued in definitive form. See “Description of the Global Bonds—Definitive Bonds” in this prospectus supplement.

Book-Entry System	Upon the issuance of the global bonds as book-entry securities, DTC or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the global bonds represented by the book-entry securities to the accounts of institutions (“DTC participants”) that have accounts with DTC or its nominee that the underwriter designates. Ownership of beneficial interests in the book-entry securities will be limited to DTC participants or persons that may hold interests through DTC participants. Ownership of beneficial interests in the book-entry securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC participants) and on the records of DTC participants (with respect to interests of persons other than DTC participants). Investors may elect to hold interests in the global bonds through any of DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), if they are participants of such systems, or indirectly through organizations which are participants in such systems.

Fiscal Agent	The global bonds will be issued pursuant to a fiscal agency agreement, dated as of September 26, 1997, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, Amendment No. 2 thereto, dated as of February 13, 2015, and Amendment No. 3 thereto, dated as of October 26, 2016, between Panama and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of certain Panama and United States federal income tax consequences associated with the global bonds, see “Taxation—Panamanian Taxation” and “—U.S. Taxation” in this prospectus supplement. Investors should consult their own tax advisors in determining the non-U.S., U.S. federal, U.S. state, U.S. local and any other tax consequences to them of the purchase, ownership and disposition of the global bonds.

Payment of Principal and Interest	Principal of and interest on the bonds and any other amounts due with respect to the bonds will be payable in U.S. dollars or other legal tender of the United States. As long as the global bonds are in the form of book-entry securities, payment of principal and interest to investors will be made through the facilities of DTC.

Negative Pledge	The global bonds will contain certain covenants, including restrictions on the incurrence of certain Liens. See “Debt Securities—Negative Pledge” in the accompanying prospectus.

Events of Default	The global bonds will contain events of default the occurrence of which may result in the acceleration of Panama’s obligations under the global bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the aggregate of the outstanding global bonds. See “Description of the Global Bonds—Events of Default; Acceleration of Maturity” in this prospectus supplement.

Governing Law	The global bonds will be governed by the laws of the State of New York except with respect to their authorization and execution, which will be governed by the laws of the Republic of Panama.

Listing	Application will be made to list the global bonds on the Official List of the Luxembourg Stock Exchange and to have such global bonds admitted to trading on the Euro MTF Market.

Security Identifiers	For the 2031 global bonds:
ISIN: US698299BX19

CUSIP: 698299 BX1

For the 2038 global bonds:
ISIN: US698299BY91

CUSIP: 698299 BY9

For the 2057 global bonds:
ISIN: US698299BZ66

CUSIP: 698299 BZ6

Risk Factors	Risk factors relating to the global bonds:

•	the price at which the global bonds will trade in the secondary market is uncertain; and

•	the global bonds will contain provisions that permit Panama to amend the payment terms without the consent of all holders.

Risk factors relating to Panama:

•	Panama is a foreign sovereign state and, accordingly, it may be difficult to obtain or enforce judgments against it;

•	certain economic risks are inherent in any investment in an emerging market country such as Panama;

•	Panama’s U.S. dollar monetary arrangements impose constraints on fiscal and monetary policies and on its ability to finance deficits;

•	an adverse change in Panama’s debt-to-GDP ratio could increase the burden of servicing Panama’s debt;

•

Panama’s economy remains vulnerable to external shocks, including those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Panama’s economic growth and its ability to service its public debt;

•	the worldwide economic effects of the outbreak of the Coronavirus have affected and could continue to adversely affect Panama’s economy; and

•	there can be no assurance that Panama’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by rating agencies.

RISK FACTORS

This section describes certain risks associated with investing in the global bonds. You should consult your financial and legal advisors about the risk of investing in the global bonds. Panama disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Global Bonds

The price at which the global bonds will trade in the secondary market is uncertain.

Panama has been advised by the underwriters that they intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the global bonds. The price at which the global bonds will trade in the secondary market is uncertain. In addition, government-related entities in Panama may, from time to time, purchase a portion of the global bonds, further reducing the amount of global bonds outstanding and reducing the liquidity of the secondary markets for the global bonds.

The global bonds will contain provisions that permit Panama to amend the payment terms without the consent of all holders.

The global bonds will be designated Aggregated Collective Action Securities and, as such, will contain provisions regarding future modifications to the terms of the global bonds that differ from those applicable to Panama’s outstanding public external indebtedness issued prior to March 16, 2015. Under these provisions, which are described under “Description of the Global Bonds—Meetings, Amendments and Waivers” in this prospectus supplement and “Aggregated Collective Action Securities” in the accompanying prospectus, Panama may amend the payment provisions of any series of debt securities (including the global bonds) and other reserve matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually, whether or not certain “uniformly applicable” requirements are met.

Risk Factors Relating to Panama

Panama is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Panama is a foreign sovereign state. As a result, it may be difficult or impossible for investors to obtain or enforce judgments against Panama, whether in an investor’s own jurisdiction or elsewhere. See “Jurisdiction and Enforcement” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Panama.

Investing in an emerging market country such as Panama carries economic risks. These risks include many different factors that may affect Panama’s economic results, including the following:

•	interest rates in the United States and financial markets outside Panama;

•	political or governmental developments in Panama;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Panama and the global economy;

•	the ability of the Panama Canal to remain a competitive route for inter-oceanic transportation;

•	hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy; and

•	the occurrence of natural disasters, regional or global pandemics, or similar events.

Any of these factors, as well as volatility in the markets for securities similar to the global bonds, may adversely affect the liquidity of, and trading markets for, the global bonds. See “Forward-looking Statements” in this prospectus supplement.

Panama’s U.S. dollar monetary arrangements impose constraints on fiscal and monetary policies and on its ability to finance deficits.

Public finance in Panama is heavily influenced by the U.S. dollar-based monetary arrangements in place since 1904. Panama has used the U.S. dollar as its legal tender since shortly after gaining its independence. The national currency, the Balboa, is used primarily as a unit of account linked to the U.S. dollar at a ratio of one dollar per one Balboa. The Government does not print paper currency, although a limited amount of coinage is minted. Although the absence of a printed national currency and the general absence of domestic budgetary financing through the banking system (other than from 1987 to 1989) reduce the risk of runaway inflation, they do impose constraints on fiscal and monetary policy, particularly for responding to external shocks, that are not present in countries that can finance their deficits by printing local currency through central banks that can act as lender of last resort. In 2018, Panama’s non-financial public sector balance recorded an estimated deficit of U.S.$1,858.5 million (or 2.9% of nominal GDP). In 2019, Panama’s non-financial public sector balance recorded an estimated deficit of U.S.$1,913.3 million (or 2.9% of nominal GDP). In 2020, Panama’s non-financial public sector balance recorded an estimated deficit of U.S.$5,521.5 million (or 10.2% of nominal GDP). In 2021, Panama’s non-financial public sector balance recorded a deficit of U.S.$4,345.2 million (or 6.5% of nominal GDP). In 2022, Panama’s non-financial public sector balance recorded a deficit of U.S.$3,044.7 million (or 4.0% of nominal GDP). In 2023, Panama’s non-financial public sector balance recorded an estimated deficit of U.S.$2,462.5 million (or 3.0% of nominal GDP). Future deficits could result in an increase in Panama’s debt, which could in turn have an adverse effect on Panama’s ability to service its debt.

An adverse change in Panama’s debt-to-GDP ratio could increase the burden on servicing Panama’s debt.

Panama’s gross public debt to GDP ratio was 38.2% in 2018, 44.5% in 2019, 64.7% in 2020, 60.1% in 2021 and 57.9% in 2022. Any significant increase in Panama’s gross public sector debt-to-GDP ratio could have an adverse effect on Panama’s ability to service its debt.

Panama’s economy remains vulnerable to external shocks, including those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Panama’s economic growth and its ability to service its public debt.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of, or relationships with, any of Panama’s major trading partners, or a global slowdown in economic growth, could adversely affect Panama’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Panama could be adversely affected by negative economic or financial developments in other emerging market countries. Panama is also vulnerable to external developments due to its reliance on foreign creditors.

For 2018, estimated real GDP grew by 66.9%, due in part to the Office of the Comptroller General’s rebasing of the System of National Accounts to 2018, which resulted in a higher revised GDP figure for 2018. For 2019, estimated real GDP grew by 3.0% primarily due to the mining sector, as a result of the increase in the extraction of copper, in addition to port activities, air transport and Panama Canal services. In 2020, estimated real GDP fell by 17.7%, primarily due to the economic slowdown caused by the COVID-19 pandemic. In 2021, estimated real GDP grew by 15.8%, and in 2022, estimated real GDP grew by 10.8%, primarily due to the lifting of COVID-19 quarantine measures which allowed economic activities to resume. For 2023, estimated real GDP grew by 7.0%, based on preliminary figures. There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Panama. In addition, there can be no assurance that these events will not adversely affect Panama’s economy, its ability to raise funding in the external debt markets in the future or its ability to service its public debt.

There can be no assurance that Panama’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies.

Panama’s long-term public external indebtedness are currently rated by S&P Global Ratings (“S&P”), Moody’s Investors Services Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”). On January 28, 2022, Fitch affirmed Panama’s long-term foreign currency rating at BBB-and revised its outlook to stable from negative. On August 10, 2022, S&P affirmed Panama’s long-term foreign currency rating at BBB and maintained the negative outlook. On October 4, 2022, Fitch affirmed Panama’s long-term foreign currency rating at BBB-and maintained the stable Outlook. On October 25, 2022, Moody’s affirmed Panama’s long-term foreign currency rating at Baa2 and revised its outlook to negative from stable. On August 11, 2023, S&P affirmed Panama’s long-term foreign currency rating at BBB and revised its outlook from negative to stable. On September 29, 2023, Fitch affirmed Panama’s long-term foreign currency rating at BBB-and revised its outlook from stable to negative. On October 31, 2023, Moody’s downgraded Panama’s long-term foreign currency rating to Baa3 from Baa2 and revised its outlook from negative to stable. On November 7, 2023, S&P affirmed Panama’s long-term foreign currency rating at BBB and revised its outlook from stable to negative.

Ratings address the creditworthiness of Panama and the likelihood of timely payment of Panama’s long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Panama’s current ratings and the rating outlooks currently assigned to it depend, in part, on economic conditions and other factors that affect credit risk and are outside the control of Panama, as well as assessments of the creditworthiness of its productive state-owned enterprises.

There can be no assurance that Panama’s credit ratings will be maintained or that they will not be downgraded, suspended or cancelled. Any credit rating downgrade, suspension or cancellation may have an adverse effect on the market price and the trading of the global bonds.

INCORPORATION BY REFERENCE

The SEC allows Panama to incorporate by reference some information that Panama files with the SEC. Panama can disclose important information to you by referring you to those documents. Panama’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Exhibit D to Panama’s annual report on Form 18-K for the year ended December 31, 2022, filed with the SEC on September 26, 2023, as amended by Amendment No. 1 thereto filed with the SEC on October 4, 2023, and as may be further amended from time to time (as so amended, the “Annual Report”), is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

The net proceeds from the sale of the global bonds will be approximately U.S.$3,066,094,000, after deduction of underwriting discounts and the net expenses payable by Panama, estimated to be U.S.$600,000. Panama intends to use the net proceeds of the offering for general budgetary purposes.

PRESENTATION OF ECONOMIC AND OTHER INFORMATION

The Office of the Comptroller General has updated the base year used for the System of National Accounts from 2007 to 2018. International best practices call for updating the constant GDP base year at least every 10 years to reflect structural changes in production, consumption and prices, and to ensure that the National Accounts provide an accurate depiction of the economy. In addition, the categories of economic activity have been updated according to the United Nations International Standard Industrial Classification of All Economic Activities (ISIC) Revision 4.0 manual, adapted to Panama, in which economic activities are presented in a more disaggregated manner than in the previous version.

Government financial statistics and related tables are presented in accordance with the IMF Government Finance Statistics Manual 2014 (“GFSM 2014”). Real sector statistics are presented in accordance with the UN 2008 System of National Accounts (“SNA 2008”). Balance of payments statistics for 2018 to 2023 were calculated pursuant to the Sixth Edition of the Balance of Payments and International Investment Position Manual published by the International Monetary Fund (“IMF”).

RECENT DEVELOPMENTS

The information included in this section supplements the information about Panama contained in Panama’s Annual Report, as previously amended. To the extent the information in this section is inconsistent with the information contained in such Annual Report, the information in this section replaces such information. Initially capitalized terms used in this section have the respective meanings assigned to those terms in such Annual Report, as amended.

Republic of Panama

Cobre Panamá Mining Concession Contract

Cobre Panamá is a large open-cast copper mine development project in Panama, located 120 km west of Panama City and 20 km from the coast of the Caribbean Sea in Donoso District, Colón province. The concession contract for the mine was held by Minera Panamá, S.A., a Panamanian company whose majority owner is First Quantum Minerals, Ltd. (“First Quantum”). The concession was initially agreed upon for a period of 20 years, beginning on February 28, 1997, and had two extension options for two subsequent 20-year periods. Resolution No. 128 of 2016 approved the first 20-year extension.

On December 21, 2017, the Supreme Court of Justice ruled that the original concession contract was unconstitutional, due in part to the lack of a public tender for the granting of the concession, as required by Law 56 of 1995 on General Public Procurement. On December 19, 2022, the Ministry of Commerce and Industries (“MICI”) published Resolution No. 2022-234, by which it announced compliance with the Supreme Court of Justice’s 2017 ruling.

On March 8, 2023, the Government of Panama and Minera Panamá S.A. announced that they had reached agreement on the final text of a new concession contract to govern the long-term operation of the Cobre Panamá project. The proposed new concession contract had an initial 20-year term, with a 20-year extension option, and met the Government’s objectives with respect to equitable sharing of royalties and taxes for Panama’s natural resources, with expected minimum revenues for the Government of U.S.$375 million each year (approximately 10 times more than the Government received under the 1997 concession contract).

On March 24, 2023, MICI published the proposed concession contract agreed with Minera Panamá, S.A. for the Cobre Panamá mining project and invited the general public to participate in a public consultation on the draft concession contract. After the 30-day public consultation process, the concession contract was approved by the Cabinet Council on June 14, 2023. The concession contract was sent to the Comptroller General for approval and subsequently submitted for approval by the National Assembly on August 3, 2023.

The Commerce Committee of the National Assembly recommended the amendment of certain terms of the concession contract. Minera Panamá, S.A. and the Government agreed to modifications to the contract based on these recommendations, after a brief negotiation. The proposed concession contract, with amended terms, was resubmitted to and approved by the Commerce Committee of the National Assembly on October 17, 2023.

On October 20, 2023, the National Assembly approved Bill 1100, the proposal for approval of the new mining concession contract for the Cobre Panamá mine. On the same day, President Cortizo enacted Bill 1100 into Law 406. Law 406 was subsequently published in the Official Gazette.

After the approval of the mining concession contract, marches and protests against the contract began in Panama City and other regions of the country, causing road closures. The groups of protestors included members of the Construction Workers Union, teachers, university students, health personnel, indigenous groups and other citizens. Several strikes were also declared, including by members of the Association of Teachers of the Republic of Panama, the National Medical Negotiating Committee and the Association of Medical Specialists of the Santo Tomás Hospital. Several stretches of the Interamerican Highway, which connects Panama with the rest of Central and North America, were blocked by indigenous groups due to their discontent with the mining contract. The provinces of Bocas del Toro and Chiriquí were cut off by land from the rest of the country, causing shortages of gasoline and cooking gas. Similarly, agricultural products were blocked from reaching the capital, causing food prices to skyrocket. The protests continued for over one month, through November 2023.

On November 3, 2023, the National Assembly approved, and President Cortizo enacted, Law 407, which establishes an indefinite moratorium on the exploration, extraction, transportation and benefit from metallic mining in Panama.

On November 14, 2023, First Quantum notified MICI of its intent to initiate an arbitration proceeding under the Canada-Panama Free Trade Agreement to enforce the new mining concession contract. The notice of intent initiated a six-month period for consultations between the parties.

On November 16, 2023, Minera Panamá S.A. made combined royalty and tax payments totaling U.S.$567 million covering the period from December 2021 to October 2023, in accordance with its contractual responsibilities to the Government. President Cortizo ordered that the payments from Minera Panamá, S.A. be placed into a separate, restricted account at Banco Nacional de Panamá and remain unused, in compliance with the terms of the concession contract. On February 15, 2024, the Vice Minister of Economy, Carlos González, confirmed that the royalty and tax payments, which had been made while the mining concession contract was still valid, were initially placed into a separate account and later incorporated into the National Treasury account at Banco Nacional de Panamá. The payments from Minera Panamá S.A. were accounted for by the Government partially as direct tax revenues and partially as royalty payments (non-tax revenue) from the metallic mining sector.

On November 27, 2023, the Supreme Court of Justice declared Law 406 of October 20, 2023, which enacted the new mining concession contract, unconstitutional, citing violation of 25 articles of the Panamanian Constitution, including the right to live in a pollution-free environment, the obligation of the Government to protect the health of minors and its commitment to promote the economic and political engagement of indigenous and rural communities. The Court’s ruling was published in the Official Gazette on December 2, 2023.

As a result of the Supreme Court of Justice’s ruling, President Cortizo announced that a process would begin for an orderly and safe closure of the Cobre Panamá mine.

On November 29, 2023, Minera Panamá S.A. initiated an arbitration proceeding before the International Court of Arbitration of the International Chamber of Commerce seeking to enforce its rights under the mining concession contract.

On December 8, 2023, MICI notified First Quantum, the majority owner of Minera Panamá S.A., of the termination of its copper extraction and processing operations at the Cobre Panamá mine.

On December 16, 2023, Minera Panamá S.A. announced the creation of a special voluntary retirement program as a result of the Cobre Panamá mine closure. The program, which was opened to more than 2,500 employees, includes payment of: (i) all wages owed, (ii) accumulated vacation days, (iii) accumulated bonus (thirteenth) month pay, (iv) seniority premiums, and (v) any other compensation required by Panama’s Labor Code. On January 16, 2024, Minera Panamá S.A. announced that it had extended its voluntary retirement program to another 1,500 employees.

On December 19, 2023, the new Minister of Commerce and Industries, Jorge Rivera Staff, announced that the closure plan for the Cobre Panamá mine will include: (i) an environmental plan for the orderly and definitive closure of the mine; (ii) a strategy for the country’s defense against any lawsuits and international arbitrations initiated by the former mining concession holder; and (iii) the substitution or replacement of metallic mining in Panama’s GDP.

On December 29, 2023, MICI requested that Minera Panamá S.A. prepare a preservation and safety management plan to ensure the stability and environmental management of the mine, including personnel requirements and monitoring and evaluation procedures. Minera Panamá S.A. submitted the preservation and safety management plan to MICI on January 16, 2023.

On January 25, 2024, the Commerce Committee of the National Assembly summoned the Minister of Commerce and Industries, Jorge Rivera Staff, to appear before the committee and explain the closure process for the Cobre Panamá mine. The Commerce Committee also asked for clarification as to why MICI asked Minera Panamá S.A. to prepare the closure plan, instead of the Ministry of Environment.

On January 26, 2024, Korean news media reported that Korea Mine Rehabilitation and Mineral Resources Corp., which holds 10% of the shares of Minera Panamá S.A., is considering an investor-state arbitration against Panama in the amount of U.S.$747 million due to the closure of the Cobre Panamá mine.

Immigration

Panama’s National Immigration Service estimates that in 2023, approximately 520,085 migrants moved through the Darien Gap, a stretch of jungle between Colombia and Panama, with the goal of crossing the Panamanian territory and continuing their journey through Central America on their way to reach the U.S. and Canada. In comparison, the number of migrants estimated to have crossed the Darien Gap into Panama was approximately 6,465 in 2020, 133,726 in 2021 and 248,284 in 2022. According to the National Immigration Service records, most of the migrants come from Venezuela, followed by Ecuador, Haiti and China. The Government has been working individually and jointly with other countries and organizations to address the flow of migration into Panama through the Darien Gap and other issues stemming from illegal immigration such as environmental degradation, poverty, human trafficking and crime.

In October 2023, the Ministry of Environment estimated that the cost of environmental restoration for damages associated with migration in the Darien region totaled U.S.$11.9 million. Each migrant is estimated to leave behind approximately 20 pounds of waste during the journey through the Darien Gap.

On October 2, 2023, U.S. government sources announced plans for a six-month pilot program wherein U.S. officials from the Department of Homeland Security and Department of State will assist Panama in verifying the immigration applications of migrants arriving in the country and repatriating migrants who do not have a legal basis to remain in the country or to apply for asylum, in order to reduce the pressure on the southern border of the United States. According to the source, the U.S. would also provide U.S.$10 million in assistance to Panama for the program.

On October 6, 2023, President Cortizo and President Rodrigo Chaves of Costa Rica flew over the Panamanian border with Colombia to visit the points where migrants are entering the country, including the communities of Tres Bocas River, Canaán Membrillo and Bajo Chiquito, as well as the Lajas Blancas Migration Reception Station, where migrants are inspected and assisted. The presidents then visited the First Eastern Brigade of the National Border Service in Metetí, where they held a Panama-Costa Rica Binational Cabinet Meeting. After this meeting, the two presidents reached an agreement, including: (i) the organization of 200 buses to carry migrants through both countries without stopping at regular migratory checkpoints, in order to improve the flow of migrants; (ii) a regional meeting of heads of state to address the migratory crisis to be held in Mexico; and (iii) an invitation to the heads of state of the region to visit the Darien and witness the severity of the humanitarian crisis.

In December 2023, the Cabinet Council approved the allocation of U.S.$3.3 million for the provision of food to migrants arriving through the Darien Gap. Panama has spent approximately U.S.$70.0 million in the past four years on the provision of food, healthcare and other services to migrants.

In 2023, the Spanish Agency for International Development Cooperation (“AECID”) strengthened its cooperation with Panama in the Darien area, implementing five humanitarian assistance projects and increasing the budget for these projects by about 30% compared to the previous year. AECID’s support in Panama is provided by three key partners: the Panamanian Red Cross, the International Federation of the Red Cross and Red Crescent Societies and the Hebrew Immigrant Aid Society.

In 2023, the National Border Service rescued 730 migrants from organized crime networks in the province of Darien and the Guna Yala region and apprehended 72 people responsible, including both Panamanians and foreigners. Reports by the non-profit organization International Crisis Group and data provided by the Drug Prosecutor’s Office revealed that the Clan del Golfo, an organized crime group known for smuggling drugs, also controls the smuggling of migrants through the Darien Gap by maintaining contacts with groups in charge of guiding migrants through the jungle and facilitating the use of boats to move through the rivers and charges U.S.$80.00 per person when transiting from Colombia to Panama. In December 2023, Interpol Colombia announced that, with the support of the United States Office of Homeland Security Investigations, they dismantled a criminal network tied to the Clan del Golfo that had smuggled approximately 294 migrants (including nine minors) through the Darien Gap into Panama, charging such migrants up to U.S.$4,500 for the passage.

On January 19, 2024, the Panamanian Minister of Security, Juan Manuel Pino, and the Colombian Minister of Security, Iván Velásquez met to discuss border security and related issues such as irregular migration, drug trafficking, human trafficking and organized crime.

In the first 19 days of 2024, a daily average of 835 migrants crossed the Darien Gap from Colombia into Panama. As of January 19, 2024, 15,872 people (including 3,096 minors) had been reported in the migration reception centers along the Panamanian border, of which 8,158 were from Venezuela, 1,758 were from Haiti, 1,727 were from China and 1,031 were from Ecuador.

On February 2, 2024, the governments of Panama and the United States held a meeting to discuss various security objectives and agreed to work together on border security, cybersecurity, human rights and human trafficking in the Darien Gap.

In the first 35 days of 2024, approximately 40,739 migrants crossed the Darien Gap into Panama, a 65% increase compared to the same period of 2023. The Director of Panama’s National Immigration Service estimated that 99% of the migrants crossing the Darien Gap do not meet the requirements to claim refugee status. Panama expects an increase of 10% to 20% in the number of migrants in 2024, as compared to 2023.

Panama’s National Immigration Service estimated that in January 2024, approximately 36,001 migrants moved through the Darien Gap into Panama, with a total of 54,547 migrants crossing into Panama during the first 45 days of 2024.

Recent Government Actions

On September 28, 2023, the Ministry of Public Health of the Republic of Cuba and the Ministry of Health of Panama signed a Memorandum of Understanding with the objective of strengthening the exchange of experiences and cooperation between the parties, especially with respect to scientific and technical capacities in prevention, surveillance and responses to health emergencies.

On September 28, 2023, Judge Baloisa Marquínez of the Second Criminal Trial Court of the First Judicial Circuit of Panama set the dates for the plenary hearing for 25 Panamanians accused of money laundering and corruption of public servants in connection with the Odebrecht case (among them, former presidents Ricardo Martinelli and Juan Carlos Varela, and several former ministers), from July 15, 2024 to August 23, 2024, and as alternative dates, September 16, 2024 to October 25, 2024.

On October 3, 2023, the Cabinet Council authorized the extension of the Panama Solidario Plan, including the cost of continuing to provide the Vale Digital during the month of October 2023.

On October 9, 2023, Law 401 of October 5, 2023 was published in the Official Gazette. Law 401 established a 25% discount to be granted to all taxpayers who pay 100% of their property tax corresponding to the 2024 fiscal period before November 30, 2023. To be eligible, taxpayers must have also paid the total property tax corresponding to 2023.

On October 10, 2023, the Cabinet Council approved the extension of the fuel subsidy until November 14, 2023, maintaining the price per gallon at U.S.$3.25 for 91 octane gasoline, as well as for diesel.

On October 20, 2023, President Cortizo enacted Law 406, which approved the new mining concession contract between the Government and Minera Panamá S.A. The law was later declared unconstitutional, and the Cobre Panamá mine was ordered to close. On November 3, 2023, the National Assembly approved, and President Cortizo enacted, Law 407, which establishes an indefinite moratorium on the exploration, extraction, transportation and benefit from metallic mining in Panama. See “—Republic of Panama—Cobre Panamá Mining Concession Contract”.

On October 27, 2023, the Financial Action Task Force (the “FATF”) excluded Panama from its gray list, after finding that Panama had implemented important measures to combat money laundering and the financing of terrorism following its June 2019 action plan. Panama is therefore no longer subject to the FATF’s increased monitoring process.

On November 14, 2023, the Cabinet Council approved another extension of the fuel subsidy until December 14, 2023, maintaining the price per gallon at U.S.$3.25 for 91 octane gasoline, as well as for diesel.

On December 27, 2023, the Cabinet Council extended the state of environmental emergency in the country until May 31, 2024 due to the prolonged drought as a consequence of climate change.

On December 29, 2023, through Executive Decree No. 29, President Cortizo extended the caps on retail sales prices of 18 food products for an additional six months.

On December 29, 2023, the plenary session of the National Assembly approved Bill No. 1041, which dictates the General State Budget for fiscal year 2024 (the “2024 Budget”) in the amount of U.S.$30.7 billion. On December 20, 2023, President Cortizo enacted the 2024 Budget as Law No. 418. The 2024 Budget contemplates physical investments in the amount of U.S.$6.6 billion and financial investments in the amount of U.S.$3.5 billion.

On January 8, 2024, the Administrative Court of Public Procurement, through Resolution 007-2024, revoked Tocumen International Airport’s Resolution 065.AL.21 of September 28, 2021, which had terminated a contract between Odebrecht and Tocumen International Airport for the expansion of Terminal 2, worth more than U.S.$900 million, due to non-compliance by Odebrecht with the terms of the contract.

On January 10, 2024, President Cortizo signed Executive Decree No. 1 of 2024, which adjusts the minimum wage in certain economic sectors that have recovered in comparison to 2019. The new minimum wage rates will increase by 4.5% for small companies, 6.0% for large companies and 7.0% for companies in the banana sector.

On January 10, 2024, the Public Prosecutor’s Office asked Judge James Corro, Compliance Judge in Panama’s penal court system, to declare Norberto Odebrecht de Panamá, S.A. and Norberto Odebrecht (currently C.N.O.) as not in compliance with the timely payment of ordered fines in the amount of U.S.$19,249,999.99.

On February 1, 2024, the Supreme Court of Justice unanimously declared that the U.S.$550 cap on the bonus (thirteenth month) salary for civil servants was unconstitutional. The ruling stated in part that the Government is obligated to pay the same salary for provision of work of equal value, and that different treatment under the pretext of belonging to different sectors (public and private) is discriminatory.

Political Developments

On October 13, 2023, the General Administrator of the Government Innovation Authority, Luis Oliva, resigned in order to run as a candidate for legislator (diputado) of the Democratic Revolutionary Party in the 2024 general elections.

On October 19, 2023, President Cortizo appointed Francisco Mola Ortega as the new Vice Minister of Foreign Trade in the Ministry of Commerce and Industries.

On October 30, 2023, the Vice Minister of Internal Trade, Omar Montilla, resigned from his position. After his resignation, he will return to his position as representative of the Mateo Iturralde district.

On November 13, 2023, the Second Criminal Court of the First Judicial Circuit of Panama issued a mixed ruling in relation to the Blue Apple case. The court found Federico José Suárez Cedeño, former Minister of Public Works during the Martinelli administration, responsible for crimes against collective security, sentenced him to 168 months in prison and ordered the payment of U.S.$27,401,837.54 to the National Treasury as a penalty. The court also found Jaime Ford, former Minister of Public Works during the Martinelli administration, responsible for crimes against the economic order, sentenced him to 80 months in prison and ordered the payment of U.S.$11,428,933.52 to the National Treasury as a penalty.

On November 22, 2023, President Cortizo appointed Hamed Leopoldo Tuñón Pinzón as acting General Administrator of the Aquatic Resources Authority.

On November 30, 2023, Federico Alfaro Boyd resigned as Minister of Commerce and Industries after protests spread throughout the country in opposition to Law 406, which approved the mining concession contract between the Government and Minera Panamá S.A. President Cortizo subsequently appointed Jorge Rivera Staff as the new Minister of Commerce and Industries.

On December 5, 2023, the legislator of the ruling Democratic Revolutionary Party, Roberto Ábrego, resigned as a member of the board of directors of the Panama Canal Authority (the “PCA”) in order to be able to run for reelection. Mr. Ábrego’s appointment as director of the PCA was endorsed on April 7, 2020 by the National Assembly, which is responsible for the appointment of one of the directors of the PCA.

On December 5, 2023, businessman David Ochy, a presidential candidate for the Realizando Metas party, was arrested in Costa Rica and is being investigated in connection with alleged money laundering. Mr. Ochy is also being investigated in Panama for alleged money laundering in connection with the “New Business” case, in which he could not be tried due to the immunity he had as a presidential pre-candidate.

On December 13, 2023, President Cortizo appointed Rosilena Lindo as the new National Secretary of Energy of Panama.

On January 30, 2024, the Cabinet Council approved the appointment of Javier Enrique Caraballo Salazar for the position of Attorney General of the Nation for the remainder of the current period, which expires on December 31, 2024.

On February 2, 2024, President Cortizo appointed Candice Herrera as Vice Minister of Internal Trade of the Ministry of Commerce and Industries, Alberto Ostía Pérez as administrator of the National Authority for Government Innovation and Hamed Tuñón as director of the Aquatic Resources Authority.

On February 2, 2024, the Second Criminal Chamber of the Supreme Court of Justice decided not to admit the appeal made by former president Martinelli and four others in the “New Business” case. In light of the Supreme Court of Justice’s decision, the judgment issued by the Second Criminal Trial Court of the Province of Panama’s First Judicial Circuit in July 2023, finding former President Martinelli (and four other people) guilty of money laundering, sentencing former President Martinelli to 128 months in prison and imposing a U.S.$19.2 million fine on him, still stands.

Former President Martinelli is currently a candidate for the presidency in the 2024 presidential election. Article 180 of Panama’s Political Constitution establishes that anyone who has been convicted of an intentional crime with a custodial sentence of five years or more cannot be elected President of the Republic. Due to the judgment in the “New Business” case, former President Martinelli has been convicted of an intentional crime with a custodial sentence of five years or more. Pursuant to the Electoral Code, Panama’s Electoral Court is responsible for making determinations about the disqualification of candidates. On February 8, 2024, the Electoral Court announced that it had not yet received an authenticated copy of the judgment in the “New Business” case, but that when it arrives, the corresponding process will be carried out expeditiously and in accordance with the provisions of the Constitution and the Electoral Code.

The Economy

In the nine-month period ended September 30, 2023, estimated real GDP growth was 8.9%, compared to 11.0% real GDP growth for the same period in 2022. In 2023, estimated real GDP growth was 7.0%, compared to 10.8% real GDP growth in 2022. Inflation, as measured by the average CPI with base year 2013, was 1.5% in 2023 compared to 2022.

The following table includes the nominal and real GDP as of the end of December each year indicated:

TABLE NO. 1

Gross Domestic Product

	2019	2020	2021	2022	2023(E)
Economic Data:
GDP (millions, nominal dollars)	$69,722	$57,087	$67,407	$76,523	$83,486
Percent change from previous year	3.6%	(18.1)%	18.1%	13.5%	9.1%
GDP (millions, constant dollars)(2)	$69,503	$57,223	$66,284	$73,449	$78,591
Percent change from previous year	3.3%	(17.7)%	15.8%	10.8%	7.0%

Source: Ministry of Economy and Finance, Directorate of Analysis and Economic Policies/ Directorate of public policy; and Office of the Comptroller General.

The transportation, storage and mail sector grew by an estimated 11.9% in the nine-month period ended September 30, 2023 compared to the same period in 2022, representing 11.8% of GDP in the nine-month period ended September 30, 2023. Growth in the transportation, storage and mail sector was primarily due to operations in the Panama Canal as well as increased activity in air and ground transportation. Mining activities increased by 11.1% in the nine-month period ended September 2023 compared to the same period in 2022, representing 4.2% of GDP in the-nine-month period ended September 2023. Growth in mining activities was primarily due to increased export of copper minerals and their concentrates to the international market and due to increased demand for basic materials such as stone, sand and clay. The information and communications sector grew by 2.5% in the nine-month period ended September 30, 2023 compared to the same period in 2022, representing 2.3% of GDP in the nine-month period ended September 30, 2023. Growth in the information and communications sector was primarily due to an increase in demand for mobile phone, internet and cable TV services.

The construction sector grew by 23.8% in the nine-month period ended September 30, 2023 compared to the same period in 2022, representing 16.5% of GDP in the nine-month period ended September 30, 2023. Growth in the construction sector was primarily due to an increase in construction of residential and non-residential projects. The financial and insurance sector grew by 3.0% in the nine-month period ended September 30, 2023 compared to the same period in 2022, representing 6.1% of GDP in the nine-month period ended September 30, 2023. Growth in the financial and insurance sector was attributable mainly to higher performance of the banking sector.

The manufacturing sector grew by 3.6% in the nine-month period ended September 30, 2023 compared to the same period in 2022, representing 4.8% of GDP in the nine-month period ended September 30, 2023. Growth in the manufacturing sector was primarily due to an increase in the production of cement, lime, plaster and premixed concrete, and the processing and preservation of fish. The agricultural and fisheries sector grew by 0.8% in the nine-month period ended September 30, 2023 compared to the same period in 2022, representing 2.4% of GDP in the nine-month period ended September 30, 2023. Growth in the agricultural and fisheries sector was primarily due to an increase in the production of corn and an increase in exports of fresh and frozen fish. The commerce, hotels and restaurants sector grew by 10.3% in the nine-month period ended September 30, 2023 compared to the same period in 2022, representing 20.6% of GDP in the nine-month period ended September 30, 2023. The growth in the commerce, hotels and restaurants sector was mainly due to an increase in the entry of tourists and visitors to the country and an increase in the sales volume of textiles, vehicles, clothing and fuel.

The Central Government’s preliminary current savings in 2023 registered a surplus of U.S.$487.2 million (0.6% of nominal GDP) compared to a surplus of U.S.$618.2 million in 2022 (0.8% of nominal GDP). The Central Government’s overall deficit decreased to U.S.$3,115.9 million in 2023 (3.7% of nominal GDP) compared to a deficit of U.S.$3,147.6 million in 2022 (4.1% of nominal GDP). Total revenues of the Central Government in 2023 included certain non-recurring items, including, as discussed below, U.S.$500 million in revenues from sale of land to the PCA and U.S.$567 million in tax and royalty payments by Minera Panamá S.A. See “—Panama Canal” and “—Foreign Trade and Balance of Payments – Foreign Direct Investment – Cobre Panamá”.

The preliminary fiscal deficit of the non-financial public sector in 2023 was U.S.$2,462.5 million (3.0% of nominal GDP), which represented a decrease of U.S.$582.2 million from the deficit of U.S.$3,044.7 million in 2022. Total non-financial public sector expenditures in 2023 were U.S.$17,611.2 million, an increase of U.S.$1,284.8 million (7.9%) from U.S.$16,326.4 million in 2022. Total non-financial public sector revenues in 2023 were U.S.$15,148.6 million, an increase of U.S.$1,867.0 million (14.1%) from U.S.$13,281.7 million in 2022.

On the expenditure side, non-financial public sector capital expenses totaled U.S.$4,033.4 million in 2023, a decrease of U.S.$80.0 million compared to U.S.$4,113.5 million in 2022. Non-financial public sector current expenses in 2023 amounted to U.S.$13,577.7 million, a U.S.$1,364.8 million (11.2%) increase from U.S.$12,212.9 million in 2022. On the revenue side, Central Government tax revenue in 2023 was U.S.$6,398.4 million, an increase of U.S.$532.4 million (9.1%) from U.S.$5,866.0 million in 2022, while non-tax revenue was U.S.$4,258.7 million, an increase of U.S.$837.9 million (24.5%) from U.S.$3,420.9 million in 2022. Central Government capital revenue in 2023 was U.S.$17.7 million.

As of September 30, 2023, the total estimated amount of payments scheduled to be made under outstanding turnkey and deferred payment contracts to 2027 was approximately U.S.$2,188.7 million, up from U.S.$1,209.86 million as of September 30, 2022.

The following table sets forth the GDP growth estimates for Panama and selected peers for 2023 and 2024, as published by the World Bank and the International Monetary Fund (“IMF”):

TABLE NO. 2

Estimated GDP Growth Comparison of Selected Peers

	2023		2024
	IMF	World Bank	IMF	World Bank
	(Percentage growth)
Country
Panama	6.00	6.30	4.00	6.40
Latin America and Caribbean	2.30	2.00	2.30	2.30
Mexico	3.20	3.20	2.10	2.50
Uruguay	1.00	1.50	3.30	3.30
Peru	1.10	0.80	2.70	2.30

Source: Ministry of Economy and Finance; World Bank; IMF.

The following table sets forth Panama’s principal price indicators for each of the years 2019 through 2023:

TABLE NO. 3

Inflation

(percentage change from previous period)(1)

	2019	2020	2021	2022	2023
Annual Percentage Change:
Consumer Price Index	(0.4)%	(1.6)%	1.6%	2.9%	1.5%

(1)	The CPI inflation base year is 2013

Note: Totals may differ due to rounding.

Source: Office of the Comptroller General.

Structure of the Panamanian Economy

Principal Sectors of the Economy

Service Sector. The Panamanian economy is based primarily on the service sector, which represented an estimated 72.2% of GDP during the third quarter of 2023. Services include real estate; transportation, storage and mail; information and communication; commerce, restaurants and hotels; financial intermediation and insurance; public administration; the Panama Canal; the CFZ; and public utilities. While the commerce sector, transportation sector, and real estate sector represent significant percentages of real GDP (estimated to be 22.1%, 12.1% and 14.7%, respectively, of real GDP during the third quarter of 2023), the Panamanian economy is distinguished by the economic benefits generated by the Panama Canal and the CFZ.

Commerce. Commerce—which includes wholesale and retail activities as well as restaurants and hotels—is the largest component of the service sector and represented an estimated 22.1% of real GDP during the third quarter of 2023. During the third quarter of 2023, commerce activities increased by 8.6% compared to the third quarter of 2022, mainly due to an increase in the sales volume of fuel, automobiles and textiles. During the third quarter of 2023, the restaurants and hotels sector increased by 7.0% compared to the third quarter of 2022, mainly due to the performance of restaurant services and the increase in the entry of tourists and visitors to the country.

Transportation, Storage and Mail. The transportation, storage and mail sector, which includes ports, airports and rails and is the second largest component of the service sector, has been an important component of the Panamanian economy in recent years. It represented an estimated 12.1% of real GDP during the third quarter of 2023.

Real Estate. The third largest component of the service sector is real estate, which consists of rental income and the imputed rental value of real estate that is occupied but not rented. Real estate represented an estimated 14.7% of GDP during the third quarter of 2023.

Financial Services and Insurance. The financial services and insurance sector represented an estimated 6.3% of GDP during the third quarter of 2023. An important component of the sector’s contribution to GDP is attributable to the banking sector, which, as of November 30, 2023, consisted of two state-owned banks (BNP and Caja de Ahorros) and 61 private banks. The banking sector includes general license banks, international license banks, and foreign banks with representative offices. As of November 30, 2023 banking sector assets and deposits totaled approximately U.S.$146.1 billion and U.S.$104.2 billion, respectively. See “Financial System”.

Panama Canal. In the PCA’s 2023 fiscal year, canal transits decreased to 14,080 transits from 14,239 transits in 2022, while cargo tonnage decreased to 285.8 million long tons from 294.1 million long tons in 2022. Canal transits and cargo tonnage decreased mainly due to the PCA’s daily transit restrictions and draft reductions as a result of low water availability. See “—Panama Canal—Water Conservation and Management”. According to the PCA, toll revenues for fiscal year 2023 reached U.S.$3,348 million, an increase of 10.6% compared to U.S.$3,028 million in fiscal year 2022.

Industrial Sector. After the service sector, the next largest segment of the economy consists of the industrial activities of manufacturing and construction, collectively representing an estimated 5.3% of GDP during the third quarter of 2023. Manufacturing represented an estimated 4.6% of GDP during the third quarter of 2023.

Agriculture, Fisheries and Mining Sector. The agriculture, fisheries and mining sector accounted for an estimated 6.4% of real GDP during the third quarter of 2023.

The Role of the Government in the Economy

General Government current expenditures (including the Central Government, Caja de Seguro Social and consolidated agencies, but excluding state-owned financial institutions and interest payments) for the nine-month period ended September 30, 2023 totaled U.S.$8.3 billion in 2023.

The following table sets forth summary financial information on principal public sector businesses for the nine-month period ended September 30, 2023:

TABLE NO. 4

Selected State-Owned Enterprises(1)

2023 Financial Statistics(2)

(in millions of dollars)

	Total Assets	Capital and Reserves	Gross Revenues	Net Income	Dividends Paid to the Government
Banco Nacional de Panamá (banking)	$13,190.0	1,352.8	512.8	218.1	19.9
Empresa Nacional de Autopistas (“ENA”) (highway)	$977.9	301.1	118.5	24.4	0.0
Caja de Ahorro (banking)	$6,499.8	360.0	261.1	31.9	0.4

Note: Totals may differ due to rounding.

(1)	All enterprises are 100% owned by the Government.
(2)	For the nine-month period ended September 30, 2023.

Sources: BNP, ENA and Caja de Ahorros.

As of and for the eleven-month period ended November 30, 2023, Banco Nacional de Panamá had U.S.$15,581.1 million in total assets, U.S.$1,406.8 million in capital and reserves, U.S.$656.0 million in gross revenues and U.S.$270.7 million in net income. As of and for the eleven-month period ended November 30, 2023, Caja de Ahorros had U.S.$6,454.8 million in total assets, U.S.$351.0 million in capital and reserves, U.S.$318.6 million in gross revenues and U.S.$33.5 million in net income.

The FAP’s total assets were U.S.$1.4 billion and U.S.$1.3 billion as of September 30, 2023, and September 30, 2022, respectively.

Public Sector Enterprises

Telecommunications. During fiscal year 2023, Cable & Wireless (Panama) S.A. (“C&W Panama”) declared a dividends to shareholders totaling U.S.$40.8 million corresponding to accumulated earnings during the year. The Government currently holds 49% of C&W Panama’s outstanding shares, and accordingly received U.S.$20.0 million of the dividend distributions.

Air Transportation. Tocumen International Airport set a record for passengers during 2023 by handling 17,825,465 million passengers, surpassing the previous all-time high of 16,582,601 passengers recorded in 2019. As of the end of 2023, 31 airlines operated at Tocumen International Airport, of which 15 were cargo airlines and 16 were passenger airlines.

Ports. During 2023, the Manzanillo International Terminal (“MIT”) handled approximately 2.6 million TEUs of cargo and containers, compared to approximately 2.7 million TEUs in 2022. The Colón Container Terminal handled approximately 1.4 million TEUs of cargo and containers in 2023, compared to approximately 1.4 million TEUs in 2022. The container terminal at Port of Balboa handled approximately 2.3 million TEUs of cargo and containers in 2023, compared to approximately 2.2 million TEUs in 2022. The container terminal at the Port of Cristobal handled approximately 888,306 TEUs of cargo and containers in 2023, compared to approximately 913,911 TEUs in 2022.

Banking. Collectively, BNP and Caja de Ahorros had approximately 17.5% of deposits and 15.7% of assets in the national banking system as of September 30, 2023. See “Financial System—Public Sector Banking Institutions” for more information on BNP and Caja de Ahorros. As of February 1, 2024, the Government had not announced any plans to privatize these financial institutions.

Strategic Sectors

Investments in Infrastructure. On June 1, 2021, President Cortizo announced the launch of a new plan for the development of the electricity sector. As part of the plan, the President announced the construction of a natural gas plant by InterEnergy Group and AES. The construction of the plant represents an investment of U.S.$1.0 billion and is expected to generate approximately 3,000 jobs. The natural gas plant is currently under construction and is expected to be operational in 2024.

In addition, Executive Decree No. 722 of October 15, 2020 created a sub-category of Permanent Residency for Qualified Investors with the aim of generating more foreign direct investment in the country. The program grants immediate permanent residency to investors who make at least a minimum investment. For example, the minimum investment for real estate is set at U.S.$300,000 until October 2024.

On February 15, 2022, the National Secretariat of Science, Technology and Innovation announced that a regional center for innovation in vaccines and biopharma had been approved for construction with an initial investment of U.S.$3.5 million for the project to provide the country with the capacity to produce its own vaccines, monoclonal antibodies and recombinant proteins.

Investments in Telecommunications. Telecom provider TIGO announced in January 2023 that it would invest U.S.$100 million to improve and expand its internet, television and cellphone networks in Panama; as of September 30, 2023, it had reported U.S.$60.8 million in fixed investments. The U.S. satellite company, Starlink, began offering services in Panama as of May 2023. On July 12, 2023, the Panama Digital Gateway was inaugurated. The structure serves as a 5,500 square meter data center and cable landing center with investments from Italian company Sparkle and Panamanian telecommunications company Trans Ocean Network.

Investments in Tourism. The 2023-2024 cruise season began on September 1, 2023, and the Panama Maritime Authority (the “PMA”) stated that the Panama Cruise Ship Terminal had 49 reservations for the season, of which 31 were in-transit reservations (expected to bring approximately 69,633 passengers throughout the season) and 18 were home base reservations (expected to bring approximately 12,974 passengers throughout the season). According to the PMA, on average, each transiting passenger spends approximately U.S.$100 in tours, food and souvenirs in Panama, while each home base passenger spends approximately U.S.$350 on the same items in Panama. In February 2022, Royal Caribbean announced that it would offer cruises from Panama in the 2023-2024 season.

Panama Canal

The Panama Canal plays a significant role in the Panamanian economy, representing almost 3% of global maritime trade.

Cargo tonnage in fiscal year 2023 decreased to 285.8 million long tons from 294.1 million long tons in fiscal year 2022. Cargo tonnage in fiscal year 2021 increased to 287.5 million long tons from 255.7 million long tons in fiscal year 2020, while cargo tonnage in fiscal 2019 was 253.0 million long tons.

The PCA’s revenue comes primarily from three sources: tolls, transit related services and other revenues. Between 2019 and 2023, tolls have represented an average of 73.3% of the PCA’s total revenues, while transit-

related services represented 23.5% and other revenues represented 3.2%. The following table summarizes the PCA’s revenue streams and amounts:

TABLE NO. 5

Panama Canal Principal Statistics

Fiscal Year	Tolls (millions of U.S. dollars)	Transit- Related Services (millions)	Other Revenues (millions)
2019	$2,593	$485	$136
2020	$2,663	$676	$105
2021	$2,968	$875	$116
2022	$3,028	$1,175	$119
2023	$3,348	$1,458	$161

Source: Panama Canal Authority.

For the 2022 fiscal year, the PCA paid the Central Government U.S.$2,494.4 million in dividends, an increase of 19.9% compared to U.S.$2,080.6 million in dividends the PCA paid to the Central Government in fiscal year 2021. For the 2021 fiscal year, the PCA paid the Central Government U.S.$2,080.6 million in dividends, an increase of 14.0% compared to U.S.$1,824.1 million in dividends the PCA paid to the central government in fiscal year 2020. For the 2020 fiscal year, the PCA paid the Central Government U.S.$1,824.1 million in dividends, an increase of 2.1% compared to U.S.$1,786.4 million in dividends the PCA paid to the central government in fiscal year 2019. For the 2019 fiscal year, the PCA paid to the Central Government U.S.$1,786.4 million in dividends, an increase of 4.9% compared to U.S.$1,702.8 million in dividends that the PCA paid to the Central Government for the 2018 fiscal year.

On August 10, 2023, the PCA announced the acquisition from the Government of 25,000 hectares of land and seabed in the western sector of Panama’s Pacific coast for U.S.$500 million. The PCA acquired the land with the aim to: (i) conserve the forest on the land, (ii) encourage water sustainability, and (iii) construct a logistics corridor to enable the transportation of cargo by an alternate route bypassing the city and the Bridge of the Americas, thereby diversifying the portfolio offered by the Canal to its cargo customers. The U.S.$500 million was accounted for by the Government as non-tax revenues.

On September 28, 2023, the plenary session of the National Assembly approved the Panama Canal’s budget for fiscal year 2024 (which runs from October 1, 2023 to September 30, 2024). The 2024 budget contemplates total revenues of U.S.$4,776.5 million, of which U.S.$3,561.2 million is expected in toll revenues, U.S.$50.3 million is expected from energy sales and U.S.$34.8 million is expected from water sales, and net income of U.S.$2,913.9 million. The 2024 budget also contemplates contributions to the National Treasury of U.S.$2,470.8 million.

On December 18, 2023, the PCA contributed U.S.$2,544 million to the National Treasury (an increase from U.S.$2,494.4 million in the previous year), of which U.S.$1,942 million was from an economic surplus, U.S.$600 million was from tolls and tonnage fees, and U.S.$1.7 million was from fees for public services rendered. The PCA’s direct contributions to the National Treasury amounted to approximately 3.1% of GDP.

On December 23, 2023, the Metro de Panama announced that the tunnel boring machine that will be used to excavate the Line 3 tunnel that passes under the Panama Canal will begin to be assembled in the first four months of 2024. The tunnel boring machine, which cost approximately U.S.$45 million, comprises 99 pieces and will be 93 meters long with an external diameter of 13.50 meters. The tunnel boring machine is expected to extract more than one million cubic meters of excavated material at a rate of 220 cubic meters per month.

During December 2023, 2,531 vessels transited the Panama Canal, of which 71.0% were Panamax size and 29.0% were Neopanamax size. During January 2024, 3,233 vessels transited the Panama Canal, of which 71.4% were Panamax size and 28.6% were Neopanamax size.

Water Conservation and Management

In view of the climatic changes that impact the availability of water in and around the Panama Canal (including less rainfall, the El Niño phenomenon and drought), the PCA has begun implementing a series of water conservation measures with the purpose of ensuring sufficient water for use by the surrounding population as well as in the Canal. The measures include (i) the use of a cross-locking process in the Panamax locks to combine water from one side of a lock with the other, (ii) scheduling of transits to be able to reuse the same amount of water for multiple vessel transits, (iii) limiting the number of daily transits, and (iv) reducing the draft in the locks.

October 2023 was the Panama Canal watershed’s driest month in 73 years. As a result, on October 31, 2023, the PCA announced new restrictions on reservations by shipping lines and other customers. Reservation spots were capped at 25 for the first week of November 2023, 24 between November 8 and November 31, 2023, 22 for December 2023 and 20 for January 2024.

In October 2023, the PCA reduced the variable component of its toll rate by about 50%, due to changes in rainfall patterns that have affected the availability of freshwater in the Panama Canal. With this reduction, Neopanamax vessels have an average reduced rate of U.S.$19,700 per transit, while Panamax vessels have a reduced average rate of U.S.$6,800 per transit.

As of November 1, 2023, the PCA reduced the average number of transits through the Canal to 31 vessels per day, with nine transits permitted through the Neopanamax locks and 22 transits permitted through the Panamax locks. On November 29, 2023, the PCA further reduced transits through the Canal to 22 transits per day during December 2023. On December 15, 2023, the PCA announced that as of January 16, 2024, the Canal would allow 24 transits per day, due to higher levels of rainfall than expected in November 2023.

Due to longer wait times for vessels to cross the Panama Canal, on November 25, 2023, the PCA held its first auction for expedited transit, with a base price of U.S.$55,000. Only vessels that arrived in Panamanian waters before November 17, 2023 without reservation could participate, and the winners of the auction would be able to transit the Canal on November 27, 2023. The PCA plans to hold similar auctions in the future for regular and Panamax vessels that wait 10 days or more in queue to cross the Canal. The auctions are expected to be announced three days prior, and held two days prior, to the transit date.

As of December 21, 2023, the water level of Gatun Lake was reported at 81.4 feet (while the normal maximum water level is 87.5 feet). The water level of Alajuela Lake was reported at 252.2 feet, consistent with its normal maximum operating level, providing a small respite from recent low water levels.

As of December 31, 2023, in the aggregate, the lakes and water reservoirs surrounding the Panama Canal held only 50% of the usual water collected as of the end of the year. Total rainfall in the area during 2023 was 30% less than the historical average.

On January 9, 2024, the Minister for Canal Affairs, Aristides Royo, announced that a citizen consultation is expected to be scheduled by June 30, 2024 so that the residents of the Río Indio area may voice their thoughts about the possible construction of a new dam and water reservoir on the Río Indio. According to a study by the U.S. Army Corps of Engineers, building such a reservoir would be the most viable way to manage water availability in the long term. The PCA has estimated that the dam would affect approximately 2,000 people.

On January 11, 2024, the Maersk Group announced that, due to low water levels and the resulting delays in crossing the Panama Canal, they will begin employing rail to transport cargo along the 80 kilometers to the other side of the isthmus. Vessels arriving on the Pacific side of Panama will dock in Balboa, where they will drop off cargo bound for the west coast of North America or Latin America and pick up goods bound for Australia and New Zealand, while vessels on the Atlantic side will perform the reverse operation in Manzanillo.

On January 17, 2024, the Panama Canal Administrator, Ricaurte Vásquez Morales, announced that two proposals had been presented to the Executive Branch to help mitigate the lack of water resources: (i) eliminating the legal restriction on the construction of new reservoirs, and (ii) redefining the limits of the Panama Canal Watershed to include the contiguous basin of the Río Indio.

On January 17, 2024, the PCA reported that it expected to lose between U.S.$500 million and U.S.$700 million in projected toll revenues during fiscal year 2024 (which runs from October 1, 2023 to September 30, 2024) due to the limitation on daily vessel transits.

On January 18, 2024, a lawsuit was filed before the Supreme Court of Justice challenging the constitutionality of Law 20 of June 21, 2006, which modified the limits of the Panama Canal watershed. The lawsuit alleges that Law 20 of June 21, 2006 is unconstitutional because it was approved by the National Assembly without consultation with the PCA, and that it has caused serious damage to the Panama Canal by limiting the availability of vital water resources for its operation.

On February 13, 2024, the PCA announced that it planned to maintain the restriction of 24 daily transits through the Canal at least until April 2024. As of that date, the water level of Alajuela Lake was reported at 244.6 feet (while the normal maximum water level is 252.0 feet). The water level of Gatun Lake was reported at 81.0 feet (while the normal maximum water level is 87.5 feet). Although the two reservoirs were not at their optimum levels, water conservation measures have helped to retain the water captured.

Colón Free Zone

During the eleven-month period ended November 30, 2023, imports to the CFZ were preliminarily estimated at U.S.$17.9 billion, an increase from U.S.$13.0 billion during the eleven-month period ended November 30, 2022. In comparison, during the eleven-month period ended November 30, 2023, Panama’s non-CFZ merchandise imports were preliminarily estimated at U.S.$13.4 billion, a decrease from U.S.$14.0 billion during the eleven-month period ended November 30, 2022.

During the eleven-month period ended November 30, 2023, re-exports to the CFZ were preliminarily estimated at U.S.$11.3 billion, an increase from U.S.$10.8 billion during the eleven-month period ended November 30, 2022. In comparison, during the eleven-month period ended November 30, 2023, Panama’s non-CFZ merchandise exports were preliminarily estimated at U.S.$3.297 billion, a decrease from U.S.$3.303 billion during the eleven-month period ended November 30, 2022.

Employment and Labor

Labor Force

As of August 2023, Panama’s labor force was preliminarily estimated at 2.09 million people, which represented approximately 62.4% of the total working age population, an increase from 2.05 million people as of April 2022.

As of August 2023, the service segment (principally consisting of real estate, commerce and tourism, public administration, the Panama Canal, banking, the CFZ and public utilities) employed 67.8% of the employed labor force, compared to 14.7% for the primary sector (consisting of agriculture and fisheries) and 17.5% for the industrial sector (principally consisting of manufacturing, mining and construction). As of April 2022, the service segment employed 67.7% of the employed labor force, compared to 14.7% for the primary sector and 17.6% for the industrial sector.

As of August 2023, the unemployment rate was 7.4%, down from 9.9% in April 2022. The following table sets forth certain labor force and unemployment statistics for the five years ended August 2019 through August 2023:

TABLE NO. 6

Labor Force and Employment

	2019(4)	2020(5)	2021(6)	2022(7)	2023(8)
Total Population(1)	4,218.8	4,278.5	4,337.4	4,395.4	4,064.8
Working-Age Population(1)	3,105.8	3,181.0	3,258.2	3,291.9	3,354.8
Labor Force
Employed(1)	1,920.6	1,631.7	1,744.4	1,846.4	1,938.6
Unemployed(1)	146.1	371.6	222.1	203.2	155.6
Total	2,066.7	2,003.3	1,966.5	2,049.6	2,094.2

	(annual percentage change)
Total Population	1.4%	1.4%	1.4%	1.3%	(7.5%)
Working-Age Population	2.2%	2.4%	2.4%	1.0%	1.9%
Labor Force
Employed	2.8%	(15.0%)	6.9%	5.8%	5.0%
Unemployed	23.5%	154.3%	(40.2%)	(8.5%)	(23.4%)
Total	4.0%	(3.1%)	(1.8%)	4.2%	2.2%

	(in percent)
Labor Force:
Participation Rate(2)	66.5%	63.0%	60.4%	62.3%	62.4%
Employment Rate(3)	92.9	81.5	88.7	90.1	92.6
Unemployment Rate	7.1	18.5	11.3	9.9	7.4

Notes:

(1)	In thousands.
(2)	Total labor force as percentage of working-age population.
(3)	Employed labor force as percentage of total labor force.
(4)	For the year 2019, the data is recorded as of August.
(5)	For the year 2020, the data is recorded as of September, due to COVID-19 restrictions. (Telephone survey)
(6)	For the year 2021, the data is recorded as of October, due to COVID-19 restrictions.
(7)	For the year 2022, the data is recorded as of April, due to COVID-19 restrictions.
(8)

For the year 2023, the data is recorded as of August. The decrease in population between 2022 and 2023 is due in part to the new population count recorded during the 2023 Census. A full census is typically undertaken every decade. The last full census occurred in 2010. Total population figures for the years between 2010 and 2023 were all estimates based on the 2010 Census. According to the estimate of the Office of the Comptroller General, the lower-than-expected population growth rate between 2010 and 2023 is mainly due to a decrease in the childbirth rate at the national level.

Source: Office of the Comptroller General.

Salaries and Wages

By law, the minimum wage is subject to review every two years. On January 10, 2024, the Government published Executive Decree No. 1, which sets new nationwide minimum hourly wages, effective January 16, 2024. Executive Decree No. 1 of January 10, 2024, increased the minimum wage to its current levels of between

U.S.$1.64 per hour and U.S.$4.95 per hour, depending on the area of the country, type of economic activity, type of profession and size of the employer company.

In 2022, the average monthly wage in all sectors of the Panamanian economy was U.S.$1,280.9, an increase of 0.2% compared to 2021. In 2022, the average monthly wage for Central Government employees was U.S.$1,596.1, an increase of 2.1% compared to 2021. In 2022, the average monthly wage for municipal public sector employees was U.S.$787.4, an increase of 1.6% compared to 2021. For the year 2022, there is no information available on the average banana plantation monthly wage. In 2022, the average monthly public sector wage was U.S.$1,631.6, an increase of 1.8% compared to 2021.

The following table sets forth a summary of average real monthly wages for the years ended in August 2018 through August 2022:

TABLE NO. 7

Average Real Monthly Wages

	2018	2019(R)	2020	2021	2022
Public Sector:
Central Government	$1,370.9	$1,413.2	$1,533.9	$1,563.8	$1,596.1
Autonomous agencies	1,352.4	1,404.7	1,513.8	1,577.0	1,569.3
Social Security	1,604.3	1,665.5	1,705.2	1,733.1	1,766.9
Municipalities	714.1	754.8	773.1	775.1	787.4
Public Enterprises	2,049.1	2,147.5	2,069.6	1,993.5	2,087.4
All Public Sector	1,445.9	1,501.8	1,579.8	1,603.0	1,631.6
Private Enterprise	n/a	1,058.8	1,047.1	1,097.3	1,111.2
Banana Plantations(2)	519.8	528.8	586.7	579.0	n/a
All Employees	$1,422.0	$1,184.9 (1)	$1,248.7	$1,278.5	$1,280.9

	2018	2019	2020	2021	2022
	(annual percentage change)
Public Sector:
Central Government	4.6%	3.1%	8.5%	1.9%	2.1%
Autonomous Agencies	7.8	3.9	7.8	4.2	(0.5)
Social Security	4.7	3.8	2.4	1.6	2.0
Municipalities	7.1	5.7	2.4	0.3	1.6
Public Enterprises	1.9	4.8	(3.6)	(3.7)	4.7
All Public Sector	4.6	3.9	5.2	1.5	1.8
Private Enterprise	n/a	n/a	(1.1)	4.8	1.3
Banana Plantations	(9.6)	1.7	10.9	(1.3)	n/a
All Employees	4.7%	(16.7)%	5.4%	2.4%	0.2%

Note: Totals may differ due to rounding.

(R)	Revised
n/a	Data not available.
(1)	The decrease in the average salary of all employees as of August 2019 was due in part to the inclusion of the average salary of employees of private companies
(2)	The calculation of the average monthly banana plantation salary excludes 3,464 employees who worked less than 22 days in the reference month, which represent a salary of U.S.$262.99.

Source: Office of the Comptroller General.

Social Security System (SIACAP)

Since its inception in July 2000 through December 31, 2023, SIACAP had administered approximately U.S.$2.0 billion in contributions and revenues, a 11.1% increase from the U.S.$1.8 billion in aggregate contributions and revenues administered as of December 31, 2022.

As of December 31, 2023, SIACAP had 574,013 participants, a 0.8% decrease from 578,794 participants as of December 31, 2022. As of December 31, 2023, SIACAP carried a balance of U.S.$875.6 million in contributions from its participants, a 6.6% increase from U.S.$821.2 million in contributions as of December 31, 2022.

CSS National Dialogue

On November 27, 2023, the Supreme Court of Justice declared the mining concession contract between the Government and Minera Panamá S.A. unconstitutional. See “—Foreign Trade and Balance of Payments-Foreign Direct Investment”. The concession contract was expected to include provisions for the transfer of: (i) 50% of the annual royalties under such contract to the IVM pension system, and (ii) 20% of the annual royalties under such contract to the CSS to help increase monthly pensions to U.S.$350 per month for retirees and pensioners.

Public Finance

Central Government Budget

The National Assembly approved Panama’s 2024 budget on December 29, 2023. The 2024 budget contemplates total expenditures of U.S.$30.7 billion, with budget estimates based on an anticipated real GDP of U.S.$80.6 billion (2.5% real growth from 2023) and an anticipated consolidated non-financial public sector deficit of approximately U.S.$1.7 billion (approximately 2.0% of preliminary nominal GDP) for 2024. Estimates underlying the 2024 budget, including GDP growth and fiscal revenue figures, were calculated with the assumption that the Cobre Panamá mine would not be operating. The 2024 budget allocates public recurrent and capital expenditures as follows: 44.3% to social services; 14.1% to financial services; 11.9% to general services; 7.1% to infrastructure development; 2.7% to development and promotion of production; 0.9% to environment and technology; and 19.0% to other services.

The 2024 budget estimates a budget deficit of U.S.$2.4 billion, total debt amortizations of U.S.$3.0 billion and financial investments of U.S.$70.0 million. Funding sources are expected to be international bond issuances (57.1%), local bond issuances (17.6%), development project loans from international financial institutions (20.8%) and dedicated funding for social investment projects (4.5%).

The table below sets forth the budgeted expenditures of the Central Government by function for the indicated budget years:

TABLE NO. 8

Budgeted Expenditures of the Central Government by Function(1)

(in millions of dollars)

Itemization	2020	2021	2022	2023	2024(2)
Legislative	99.7	107.0	144.0	150.0	150.0
Judiciary	166.9	182.2	205.6	330.3	385.1
General Comptroller	146.3	121.6	150.9	147.4	125.6
Presidency	595.3	206.2	218.1	225.0	191.8
Government	290.2	527.2	537.2	677.0	452.4
Foreign Affairs	67.1	64.4	68.6	67.1	71.3
Education	2,630.3	2,674.4	2,623.7	2,876.8	4,996.5
Commerce and Industry	109.1	96.8	74.6	81.0	73.2
Public Works	894.6	641.8	728.7	1,243.7	1,265.6
Agriculture	190.0	349.9	334.8	437.7	398.8
Health	2,041.8	2,202.1	2,532.1	2,555.5	2,636.4
Labor	46.0	39.4	36.3	39.8	113.7
Housing	234.1	254.4	188.1	148.5	131.5
Economy and Finance	786.0	895.4	795.4	758.1	745.9
Social Development	311.3	311.5	703.7	306.8	304.0
Security	753.3	830.2	847.1	903.1	946.1
Public Ministry	166.0	202.1	207.1	251.1	275.9
Environment	55.1	59.8	55.5	77.6	84.2
Electoral Tribunal	104.1	89.7	94.4	159.5	234.6
Tax Administrative Court	3.0	3.1	2.6	3.9	3.5
Court of Accounts	3.7	3.8	3.8	4.1	5.3
Prosecutor of Accounts	3.1	4.0	4.3	5.0	7.0
Ombudsman	5.8	6.0	6.3	7.5	8.0
Culture	66.0	45.5	42.3	52.5	100.2
Other expenses	38.1	37.9	3.815.8	4,409.4	5,702.2
Women	0.0	0.0	0.0	0.0	11.8
Total	$9,806.9	$9,956.4	$14,421.1	$15,918.4	$19,408.9

Note: Totals may differ due to rounding.

(1)	Excluding transfers, subsidies and debt service.
(2)	Original 2023 budget, before modifications.

Source: Ministry of Economy and Finance.

In 2023, Panama’s non-financial public sector balance registered a deficit of approximately U.S.$2.5 billion (3.0% of nominal GDP), a decrease of 19.1% compared to a deficit of approximately U.S.$3.0 billion in 2022 (4.0% of nominal GDP), in part due to a 13.0% increase in current income.

In 2023, the Central Government’s overall balance registered a deficit of approximately U.S.$3.12 billion (3.7% of nominal GDP), a decrease of 1.0% in the deficit compared to a deficit of approximately U.S.$3.15 billion (4.1% of nominal GDP) in 2022, in part due to a 14.9% increase in current income.

Taxation

Preliminary figures indicate that approximately 59.9% of the Central Government’s current revenues in 2023 came from various forms of taxation. Central Government tax revenues in 2023 were U.S.$6.4 billion, an increase of 9.1% from U.S.$5.9 billion in tax revenues in 2022. Approximately 62.5% of the tax revenues in 2023 were from direct taxes, compared to 57.0% of tax revenues in 2022. Direct tax revenues in 2023 were U.S.$4.0 billion, a 19.7% increase from U.S.$3.3 billion in 2022.

Revenues and Expenditures

The Central Government’s total revenues for 2023 were approximately U.S.$10.7 billion, a 14.9% increase compared to approximately U.S.$9.3 billion in 2022. In 2023, capital expenditures were approximately U.S.$3.6 billion, a 4.3% decrease compared to approximately U.S.$3.8 billion in 2022. In 2023, the Central Government’s current savings registered a surplus of approximately U.S.$487.2 million, approximately 0.6% of preliminary 2023 GDP, and a 21.2% decrease compared to a surplus of approximately U.S.$618.2 million in 2022, mainly due to a 17.4% increase in current expenditures.

The table below sets forth the revenues and the expenditures of the Central Government for the periods indicated:

TABLE NO. 9

Fiscal Performance—Central Government

	Period Ended December 31, (in millions of dollars)
	2022(P)	2023(P)
Total Revenues	9,292	10,675
Adjusted Current Revenue	9,292	10,675
Tax Revenue	5,866	6,398
Non Tax Revenues	3,421	4,259
Capital Income	6	18
Donations	0	0
Total Expenditures	12,440	13,791
Current Expenditures	8,674	10,188
Current Savings	618	487
Capital Expenditures	3,766	3,603
Deficit	(3,148)	(3,116)
% of GDP	(4.1)%	(3.7)%

Note: Totals may differ due to rounding.

(P)	Preliminary figures.

Total revenues set forth in the above table include certain non-recurring items, including, as discussed elsewhere, U.S.$500 million in revenues from sale of land to the PCA and U.S.$567 million in tax and royalty payments by Minera Panamá S.A. See “– Panama Canal” and “– Foreign Trade and Balance of Payments – Foreign Direct Investment – Cobre Panamá”.

The non-financial public sector, which includes the Central Government, decentralized agencies (including CSS and principal universities) and non-financial public enterprises, had total revenues of approximately U.S.$15.1 billion during 2023, a 14.1% increase compared to approximately U.S.$13.3 billion in 2022, mainly due to an increase in the Central Government’s current revenues. Current savings for the non-financial public sector registered a surplus of approximately U.S.$1.2 billion in 2023, a 37.8% increase compared to a surplus of approximately U.S.$0.9 billion in 2022, mainly due to an 11.2% increase in current expenditures.

The following table sets forth the revenues, by purpose, and expenditures, by sector, of the consolidated non-financial public sector for the periods indicated.

TABLE NO. 10

Fiscal Performance—Consolidated Non-Financial Public Sector

	Period Ended December 31, (in millions of dollars)
	2022(P)	2023(P)
Total Revenues	13,282	15,149
Adjusted Current Revenue	13,120	14,828
Capital Income	11	22
Donations	0	0
Total Expenditures	16,326	17,611
Current Expenditures	12,213	13,578
Current Savings	1,085	1,585
Capital Expenditures	4,114	4,033
Deficit	(3,045)	(2,463)
% of GDP	(4.0)%	(3.0)%

Note: Totals may differ due to rounding.

(P)	Preliminary figures.

Source: Ministry of Economy and Finance.

The following tables set forth the revenues, by purpose, and expenditures, by sector, of the Central Government and the consolidated non-financial public sector for the years 2019 through 2023. Under the terms of the 1994 amendments to the Constitution, the Panama Canal Authority budget is not included in the budget of the Central Government.

TABLE NO. 11

Central Government Operations

(in millions of dollars)

	2019	2020	2021	2022(P)	2023(P)
Total Revenues	$8,496.6	6,725.1	7,932.6	9,292.4	10,674.8
Current Revenues	8,486.6	6,724.1	7,932.6	9,292.4	10,674.8
Tax Revenues	5,499.0	4,017.3	4,579.6	5,866.0	6,398.4
Direct	2,956.7	2,263.6	2,490.2	3,340.7	4,000.0
Indirect	2,542.3	1,753.8	2,089.4	2,525.3	2,398.4
Non Tax Revenues	2,987.6	2,692.5	3,340.7	3,420.9	4,258.7
Adjustments to Rent
Capital Gains	10.0	14.2	12.3	5.6	17.7
Donations	0.0	1.0	0.0	0.0	0.0
Total Expenditures	$11,258.2	11,653.9	12,428.1	12,440.0	13,790.7
Current Expenses	7,566.2	8,115.7	9,057.0	8,674.2	10,187.6
Wages and Salaries	3,210.9	3,556.7	3,791.8	3,899.3	4,119.8
Goods and Services	666.1	685.9	609.3	751.6	847.6
Transfers	2,280.0	2,371.5	2,877.6	2,626.2	2,994.3
Interest	1,258.4	1,416.1	1,539.9	1,317.5	2,147.0
Others	150.9	85.5	238.3	79.7	78.9
Current Savings	$920.4	(1,391.7)	(1,124.4)	618.2	487.2
% of GDP	1.4%	(2.6)%	(1.7)%	0.8%	0.6%
Total Savings	930.4	(1,390.7)	(1,124.4)	618.2	487.2
% of GDP	1.4%	(2.6)%	(1.7)%	0.8%	0.6%
Capital Expenditures	$3,692.0	3,538.1	3,371.2	3,765.8	3,603.1
Primary Balance	$(1,503.3)	(3,512.7)	(2,955.6)	(1,830.1)	(968.9)
% of GDP	(2.3)%	(6.5)%	(4.4)%	(2.4)%	(1.2)%
Surplus or Deficit	(2,761.6)	(4,928.8)	(4,495.5)	(3,147.6)	(3,115.9)
% of GDP	(4.0)%	(8.6)%	(6.7)%	(4.1)%	(3.7)%

Note: Totals may differ due to rounding.

(P)	Preliminary figures.

Source: Ministry of Economy and Finance.

TABLE NO. 12

Consolidated Non-Financial Public Sector Operations

(in millions of dollars)(1)

	2019	2020	2021	2022(P)	2023(P)
Revenues:
General Government
Central Government	$8,360.9	$6,588.5	$7,782.3	$9,168.5	$10,535.1
CSS	3,711.9	3,055.5	3,415.8	3,720.6	4,006.8
Consolidated agencies	256.1	183.1	174.2	219.5	263.7
Total	12,328.9	9,846.0	11,389.5	13,119.9	14,827.7
Public Enterprises Operations Surplus (Deficit)	8.8	(53.4)	(6.8)	(10.7)	402.0
Nonconsolidated Agencies Surplus and Others	52.0	137.7	288.4	189.1	(66.7)
Capital Revenues	10.9	18.8	17.1	11.3	22.1
Donations	0.0	1.0	0.0	0.0	0.0
Total	$12,382.8	9,894.2	11,660.8	13,281.7	15,148.6
Expenditures:
General Government
Central Government	5,456.4	6,120.1	6,444.6	6,548.0	6,839.0
CSS	3,629.7	3,746.2	3,891.8	4,001.0	4,240.4
Consolidated agencies	299.2	316.5	327.7	346.4	351.3
Total(2)	$9,385.3	$10,182.7	$10,664.2	$10,895.5	$11,430.7
Capital Expenditures	3,646.1	3,816.9	3,801.9	4,113.5	4,033.4
Total	$13,031.4	$13,698.9	$14,466.1	$15,009.0	$15,464.1
Debt Interest Paid	1,264.7	1,416.1	1,539.9	1,317.5	2,147.0
Total Consolidated Non-Financial Public Sector Expenditures	$14,296.1	$15,415.7	$16,006.0	$16,326.4	$17,611.2
Percentage of GDP (nominal)	20.5%	27.0%	23.8%	21.3%	21.1%
Balance	(648.5)	(4,105.4)	(2,805.3)	(1,727.2)	(315.5)
Overall Surplus (Deficit)	$(1,913.3)	$(5,521.5)	$(4,345.2)	$(3,044.7)	$(2,462.5)
Percentage of GDP (nominal)	(2.9)%	(10.2)%	(6.5)%	(4.0)%	(3.0)%

Note: Totals may differ due to rounding.

(P)	Preliminary figures.
(1)	Non-Financial Public Sector excludes PCA, BNP and Caja de Ahorros.
(2)	Excluding interest payments.

Sources: Office of the Comptroller General, Ministry of Economy and Finance and other public institutions.

International Reserves

As of December 31, 2023, BNP’s foreign assets amounted to U.S.$3.5 billion, a decrease of 10.5% compared to U.S.$4.0 billion as of December 31, 2022.

The following table sets forth certain information regarding Panama’s international reserves at December 31 for the years indicated:

TABLE NO. 13

International Reserves(1)

	2019	2020	2021	2022	2023
Foreign Exchange	$2,912.7	$7,878.3	6,946.9	3,893.9	3,474.9
Reserve Position in IMF	75.2	78.4	76.2	72.4	73.0
Total(2)	$2,988.0	$7,956.7	$7,023.0	$3,966.3	$3,547.9

Note: Totals may differ due to rounding.

(1)	In millions of dollars
(2)	Foreign assets of BNP in millions of dollars

Source: IMF and BNP.

Financial System

At the end of the third quarter of 2023, the financial service and insurance sector represented an estimated 6.1% of GDP in chained volume measure. In 2022, 2021, 2020 and 2019 the financial service and insurance sector represented 6.3, 6.7%, 7.6% and 6.2% of GDP in chained volume measure, respectively.

The Banking Sector

As of November 30, 2023, two official banks, 39 private sector general license banks, 13 international license banks and 9 representative offices constituted the banking sector. Of the 39 private sector general license banks, 12 were incorporated in Panama and the rest abroad.

As of the third quarter of 2023, the largest bank based in Panama, as measured by assets, was Banco General, S.A., with U.S.$.17.2 billion in assets, while BNP was the second largest bank based in Panama with U.S.$13.2 billion in assets. Two of the other largest banks, based on assets, are BAC International Bank Inc. and Banistmo, S.A. The largest international license banks, based on assets, are Bancolombia (Panamá), S.A., ASB Bank & Company, Inc. and Banco de Bogotá, S.A.

The following table sets forth information regarding the largest banks in Panama in each of three categories based on their assets as of the third quarter of 2023:

TABLE NO. 14

Largest Banking Institutions

(assets in millions of dollars)

	Total Assets
Official Banks
Banco Nacional de Panamá(1)	U.S.$	13,187
Caja de Ahorros	U.S.$	6,519
General License Banks(2)
Banco General, S.A.	U.S.$	17,241
BAC International Bank Inc.	U.S.$	10,760
Banistmo, S.A.	U.S.$	10,443
International License Banks
Bancolombia (Panamá), S.A.	U.S.$	6,786
ASB Bank & Company, Inc.	U.S.$	1,763
Banco de Bogotá, S.A.	U.S.$	1,722

(1)	Also considered a general license bank.
(2)	Other than BNP and Caja de Ahorros.

Source: Superintendency of Banks.

As of November 30, 2023, total assets of the banking sector were approximately U.S.$146.1 billion, 4.2% higher than approximately U.S.$140.2 billion as of November 30, 2022. The growth in assets was driven by the growth of total loan balances, which increased by U.S.$3,787 million (4.5%). As of November 30, 2023, deposits in the banking sector were approximately U.S.$104.2 billion, 5.2% higher than approximately U.S.$99.0 billion as of November 30, 2022.

As of November 30, 2023, the loan portfolio of the banking sector was 4.5% higher than November 30, 2022. As of November 30, 2023, domestic loans in the portfolio amounted to U.S.$60,945 million and foreign loans amounted to U.S.$28,879 million. As of November 30, 2022, domestic loans amounted to U.S.$.58,959 million and foreign loans amounted to U.S.$27,293 million. As of November 30, 2021, domestic loans amounted to U.S.$55, 393 million and foreign loans amounted to U.S.$21,331 million.

As of November 30, 2023, domestic deposits amounted to U.S.$64,764 million and foreign deposits amounted to U.S.$39,439 million. As of November 30, 2022, domestic deposits amounted to U.S.$62,829 million and foreign deposits amounted to U.S.$36,187 million. As of November 30, 2021, domestic deposits amounted to U.S.$62,902 million and foreign deposits amounted to U.S.$34,233 million.

The banking sector maintains capitalization and liquidity ratios beyond that required by legislation. As of September 30, 2023, the capital adequacy ratio of the banking system was at 15.49%, above the legal requirement of 8.0%. As of September 30, 2022 and September 30, 2021, the capital adequacy ratio was 15.5% and 15.1% respectively. As of November 30, 2023, banking system liquidity was at 57.6%, above the legal requirement of 30.0%.

In addition, in the eleven-month period ended November 30, 2023, net income among international banks was U.S.$2.5 billion, a 50.7% increase from U.S.$1.7 billion in the same period of 2022. In the eleven-month period ended November 30, 2023, net income among national banks was U.S.$2.0 billion, an increase of 49.1% from U.S.$1.3 billion in the same period of 2022.

As of November 30, 2023, the net interest margin in the banking sector was 2.79%, an increase from 2.41% as of November 30, 2022.

During the eleven-month period ended November 30, 2023, the banking sector had record profits, growing by U.S.$838 million, or 50.7%, to U.S.$2,494 million, from U.S.$1,655 million in the same period of 2022. This growth was largely supported by returns in the loan portfolio, which grew by 30.0% during the period. Approximately 98.0% of total loans were generated from the private sector.

As of November 30, 2023, the return on assets (“ROA”) and return on equity (“ROE”) ratios in the banking sector were 1.9% and 16.4%, respectively, compared to ROA and ROE ratios of 1.3% and 11.3%, respectively, as of November 30, 2022. As of November 30, 2021, the ROA and ROE ratios of the banking sector were 1.0% and 8.2%, respectively.

Public Sector Banking Institutions

Banco Nacional de Panamá

BNP, created in 1904, functions as a governmental bank. BNP also offers a wide range of commercial banking services through its 91 branches and 373 ATMs throughout Panama, as of November 30, 2023. In accordance with the law that governs BNP, the Government is responsible for the liabilities of BNP.

BNP is the largest public sector banking institution in Panama in terms of domestic credit, local deposits and savings deposits. Total assets of BNP, as of December 31, 2023, were U.S.$15.3 billion, bank deposits were U.S.$3.7 billion, and net loans were U.S.$6.3 billion, of which U.S.$837.6 million were made to the public sector and U.S.$5.6 billion were made to the private sector.

As of December 31, 2023, BNP’s capital and reserves represent 35.1% of its bank deposits and 8.6% of its total assets. BNP generated gross income of U.S.$702.8 million in 2023, U.S.$470.0 million in 2022, U.S.$339.4 million in 2021, U.S.$361.1 million in 2020 and U.S.$391.0 million in 2019. BNP’s net income was U.S.$291.0 million in 2023, U.S.$195.1 million in 2022, U.S.$122.0 million in 2021, U.S.$125.3 million in 2020 and U.S.$168.6 million in 2019.

As of December 31, 2023, BNP’s foreign assets were U.S.$3.5 billion, a decrease of 10.8% compared to U.S.$3.9 billion as of December 31, 2022, mainly due to BNP increasing the proportion of its investment portfolio and loan portfolio in private sector debt and the ordinary withdrawal of government deposits.

Caja de Ahorros, the state-owned savings bank, has 62 branches as well as 307 automated teller machines throughout Panama. Caja de Ahorros is primarily a mortgage lender specializing in financing medium-income customers. Due to its liquidity position in recent years, however, Caja de Ahorros has begun to promote personal loans. Total assets of Caja de Ahorros as of the third quarter of 2023 were U.S.$6.5 billion (a 6.2% increase from the same period of 2022) and total deposits were U.S.$749.9 million (a 28% decrease from the same period of 2022). Total net loans held by Caja de Ahorros as of the third quarter of 2023 were U.S.$4.3 billion (a 10.7% increase from the same period of 2022). Caja de Ahorros had net income of U.S.$31.9 million as of the third quarter of 2023, compared to net income of U.S.$15.2 million in the same period of 2022, mainly due to an increase in income from interest and commissions. In accordance with the law that governs Caja de Ahorros, the Government is responsible for the liabilities of Caja de Ahorros.

Private Sector Banking Institutions

As of November 30, 2023, total assets of the private banking sector were approximately U.S.$107.5 billion, 4.8% higher than approximately U.S.$102.6 billion as of the same period in 2022.

Other Financial System Components

Stock Exchange. In 1990, a private stock exchange, La Bolsa de Valores de Panamá (“La Bolsa”), was created. While it has had considerable growth, with aggregate trades increasing from U.S.$30.6 million in 1991 to U.S.$6.5 billion in 2023, La Bolsa remains a small portion of the financial services sector. Equity trades represented 4.9% of 2023 trading volume.

In June 2021, La Bolsa de Valores de Panamá changed its name to La Bolsa Latinoamericana de Valores, also known as Latinex. This change is part of the exchange’s strategy of expanding horizons and becoming an international stock market hub.

Clearing System. On April 29, 2014, La Central Latinoamericana de Valores S.A., or LatinClear, the clearing system for Panama, launched the “iLink” platform in connection with Euroclear Bank. The link allows institutional investors in the Euroclear system to buy, sell, settle and have held in custody applicable asset classes registered and issued locally under the LatinClear system.

Interest Rates. In 2023, the average interest rate paid by Panamanian banks for one-year deposits was 4.01%, while the interest rate for personal credit transactions averaged 8.69%. In general terms, the differential between borrowing and lending interest rates for Panamanian banks was 4.68% in 2023.

Insurance. As of December 31, 2023, there were 22 insurance companies and 3,357 insurance brokerages. The 3,357 insurance brokerages consisted of 2,831 individual brokers, 408 brokerage companies and 118 temporary permissions. The total registered assets of the insurance companies as of September 30, 2023, equaled U.S.$3.8 billion. During the three-month period ended September 30, 2023, the insurance sector grew 8.6% compared to the same period of 2022.

Financial Services. A small non-deposit-taking financial services industry exists that provides leasing, consumer durables financing and other small-scale lending. As of December 2023, there were 190 locally incorporated companies participating in this industry.

Foreign Trade and Balance of Payments

Composition of Foreign Trade

In the eleven-month period ended November 30, 2023, Panama’s exports of goods (FOB), excluding the CFZ, recorded a preliminary total of U.S.$3.297 billion, a decrease of 0.2% compared to U.S.$3.303 billion in the same period of 2022, in part due to lower exports of melon, beef and veal, hides and skins, wood, clothing and watermelon. In the eleven-month period ended November 30, 2023, exports of copper ores and concentrates recorded a preliminary total of U.S.$2.47 billion, a decrease of 1.6% compared to U.S.$2.51 billion in the same period of 2022, primarily due to a decrease in export volumes as a result of the suspension of Cobre Panamá’s commercial operations.

In the eleven-month period ended November 30, 2023, Panama’s imports of goods (CIF), excluding the CFZ, recorded a total of U.S.$13.4 billion, a decrease of 4.4% compared to U.S.$14.0 billion in the same period of 2022, in part due to lower imports of consumer goods, specifically fuels, lubricants and related products.

In the eleven-month period ended November 30, 2023, banana and pineapple exports recorded a preliminary total of U.S.$138.9 million, an 12.3% increase from U.S.$123.7 million in the same period of 2022, primarily due to higher exports of banana.

In the eleven-month period ended November 30, 2023, shrimp exports recorded a preliminary total of U.S.$54.7 million, a decrease of 5.9% compared to U.S.$58.2 million in the same period of 2022.

In the eleven-month period ended November 30, 2023, exports of fish, including fresh and frozen fish filets, recorded a preliminary total of U.S.$55.8 million, an 18.3% increase from U.S.$47.2 million in the same period of 2022.

In the eleven-month period ended November 30, 2023, fishmeal and fish oil exports recorded a preliminary total of U.S.$59.1 million, a 78.3% increase from U.S.$33.2 million in the same period of 2022.

Foreign Direct Investment

Panama’s foreign direct investment (“FDI”) during the first half of 2023 totaled U.S.$2,695.9 million, an increase of U.S.$1,135.2 million, or 72.7%, from U.S.$1,560.6 million in first half of 2022. Reinvested earnings was the source of 81.2% of FDI in first half of 2023. The remaining FDI was from other capital. Of gross FDI, U.S$166.5 million corresponded to capital invested in the CFZ in first half of 2023, a decrease of U.S.$279.9 million compared to the same period in 2022.

Cobre Panamá

Cobre Panamá is a large open-cast copper mine development project in Panama, located 120 km west of Panama City and 20 km from the coast of the Caribbean Sea in Donoso District, Colón province. The concession contract for the mine was held by Minera Panamá, S.A., a Panamanian company whose majority owner is First Quantum Minerals, Ltd. (“First Quantum”). The concession was initially agreed upon for a period of 20 years, beginning on February 28, 1997, and had two extension options for two subsequent 20-year periods. Resolution No. 128 of 2016 approved the first 20-year extension.

During the nine-month period ended September 30, 2023, Cobre Panamá produced approximately 268,247 tons of copper concentrate and generated gross sales of U.S.$2,233 million. In 2022, Cobre Panamá produced 350,438 tons of copper concentrate and generated gross sales of US$2,959 million. In 2021, Cobre Panamá produced 331,000 tons of copper concentrate and generated gross sales of US$3,160 million. In 2020, Cobre Panamá produced 205,548 tons of copper concentrate and generated gross sales of US$1,326 million.

On March 8, 2023, the Government of Panama and Minera Panamá S.A. announced that they had reached agreement on the final text of a concession contract to govern the long-term operation of the Cobre Panamá project. The proposed new concession contract had an initial 20-year term, with a 20-year extension option, and met the Government’s objectives with respect to equitable sharing of royalties and taxes for Panama’s natural resources, with expected minimum revenues for the Government of U.S.$375 million each year (approximately 10 times more than the Government received under the 1997 concession contract).

On March 24, 2023, the Ministry of Commerce and Industries published the proposed concession contract agreed with Minera Panamá, S.A. for the Cobre Panamá mining project and invited the general public to participate in a public consultation on the draft concession contract. After the 30-day public consultation process, the concession contract was approved by the Cabinet Council on June 14, 2023. The concession contract was sent to the Comptroller General for approval and subsequently submitted for approval by the National Assembly on August 3, 2023.

The Commerce Committee of the National Assembly recommended the amendment of certain terms of the concession contract. Minera Panamá, S.A. and the Government agreed to modifications to the contract based on these recommendations after a brief negotiation. The proposed concession contract, with amended terms, was resubmitted to and approved by the Commerce Committee of the National Assembly on October 17, 2023.

On October 20, 2023, the National Assembly approved Bill 1100, the proposal for approval of the new concession contract for the Cobre Panamá mine, in the third debate of the plenary session with a vote of 47 in favor out of a total of 55 votes registered. On the same day, President Cortizo enacted Bill 1100 into Law 406. Law 406 was subsequently published in the Official Gazette.

On November 3, 2023, the National Assembly approved, and President Cortizo enacted, Law 407, which establishes an indefinite moratorium on the exploration, extraction, transportation and benefit from metallic mining in Panama. The enactment of Law 407 followed weeks of protests across the country in opposition to the new concession contract for the Cobre Panamá mine. See “—Republic of Panama—Mining Concession Contract”.

As of November 16, 2023, Minera Panamá S.A. had made combined royalty and tax payments totaling U.S.$567 million covering the period from December 2021 to October 2023, in accordance with its contractual responsibilities to the Government. President Cortizo ordered that the payments from Minera Panamá S.A. be placed into a separate, restricted account at the Banco Nacional de Panamá and remain unused, in compliance with the terms of the concession contract. On February 15, 2024, the Vice Minister of Economy, Carlos González, confirmed that the royalty and tax payments, which had been made while the mining concession contract was still valid, were initially placed into a separate account and later incorporated into the National Treasury account at Banco Nacional de Panamá. The payments from Minera Panamá S.A. were accounted for by the Government partially as direct tax revenues and partially as royalty payments (non-tax revenue) from the metallic mining sector.

On November 27, 2023, the Supreme Court of Justice declared Law 406 of October 20, 2023, which enacted the new mining concession contract, unconstitutional due to its violation of 25 articles of the Panamanian Constitution, including the right to live in a pollution-free environment, the obligation of the Government to protect the health of minors and its commitment to promote the economic and political engagement of indigenous and rural communities. The Court’s ruling was published in the Official Gazette on December 2, 2023.

As a result of the Supreme Court of Justice’s ruling, President Cortizo announced that a process would begin for an orderly and safe closure of the Cobre Panamá mine.

Between November and December 2023, First Quantum and Minera Panamá announced their intention to initiate two international arbitrations against Panama, one based on rights under the mining concession contract, and another based on the Canada-Panama Free Trade Agreement. See “—Republic of Panama—Cobre Panamá Mining Concession Contract”.

On December 8, 2023, MICI notified First Quantum, the majority owner of Minera Panamá S.A., of the termination of its copper extraction and processing operations at the Cobre Panamá mine.

On December 16, 2023, Minera Panamá S.A. announced the creation of a special voluntary retirement program as a result of the Cobre Panamá mine closure. The program, which was opened to more than 2,500 employees, includes payment of: (i) all wages owed, (ii) accumulated vacation days, (iii) accumulated thirteenth month pay, (iv) seniority premiums, and (v) any other compensation required by Panama’s Labor Code. On January 16, 2024, Minera Panamá S.A. announced that it had extended its voluntary retirement program to another 1,500 employees.

On December 19, 2023, the Minister of Commerce and Industries, Jorge Rivera Staff, announced that the closure plan for the Cobre Panamá mine will include: (i) an environmental plan for the orderly and definitive closure of the mine; (ii) a strategy for the country’s defense against any lawsuits and international arbitrations initiated by the former mining concession holder; and (iii) the substitution of metallic mining in Panama’s GDP.

On December 29, 2023, MICI requested Minera Panamá S.A. to prepare a preservation and safety management plan to ensure the stability and environmental management of the mine, including personnel requirements and monitoring and evaluation procedures. Minera Panamá S.A. submitted the preservation and safety management plan to MICI on January 16, 2023.

On January 25, 2024, the Commerce Committee of the National Assembly summoned the Minister of Commerce and Industries, Jorge Rivera Staff, to appear before the committee and explain the closure process for the Cobre Panamá mine. The Commerce Committee also asked for clarification as to why MICI asked Minera Panamá S.A. to prepare the closure plan, instead of the Ministry of Environment.

On January 26, 2024, Korean news media reported that Korea Mine Rehabilitation and Mineral Resources Corp., which holds 10% of the shares of Minera Panamá S.A., is considering an investor-state arbitration against Panama in the amount of U.S.$747 million due to the closure of the Cobre Panamá mine.

Expected Projects

On December 28, 2023, the National Comission of Free Trade Zones approved the establishment of three new companies in the Panapark, Astibal and Albrook free trade zones, with a combined investment of U.S.$88.1 million.

As of January 18, 2024, EnfraGen had become one of the largest renewable energy generators in Panama, with an operating capacity of 168 MW in Panama and 50 MW in Costa Rica, totaling more than 2.1 GW across Central and South America. EnfraGen recently acquired five new renewable energy operations, including three hydroelectric plants and two solar photovoltaic plants.

On February 7, 2024, the Ministry of Public Works and the contractor Intervial Chile, S.A. signed a Public-Private Partnership contract to begin the rehabilitation, improvement and maintenance of the East Pan-American Highway. This project covers 2,000 kilometers (“km”) of roads and highways nationwide, and is divided into three sections: Las Garzas—Cañita (46 km), Cañita—Agua Fría (98.2 km) and Agua Fría—Yaviza (102 km). The company will invest U.S.$282.7 million.

On February 14, 2024, the Minister of Public Works confirmed that Mizuho Bank and Banistmo had agreed to finance the construction of the Fourth Bridge over the Panama Canal, which contemplates an investment of U.S.$1.227 billion.

Balance of Payments

In the first half of 2023, Panama registered an estimated overall deficit of U.S.$909.5 million, compared to an overall deficit of U.S$438.0 million in the first half of 2022, mainly due to a decrease in portfolio investment.

In the first half of 2023, the current account balance recorded a deficit of U.S.$421.1 million, an increase in the deficit of 144.4% compared to a current account deficit of U.S.$172.3 million in the first half of 2022. This was primarily due to a 13.4% an increase in the value of imports to U.S.$15,113.9 million in the first half of 2023, compared to U.S.$13,333.2 million in the first half of 2022.

In the first half of 2023, the capital and financial account balance recorded a surplus of U.S.$1,626.6 million, a decrease of 29.4% compared to a capital and financial account surplus of U.S.$2,303.3 million in the first half of 2022.

In the first half of 2023, foreign direct investment as calculated by the Instituto Nacional de Estadísticas y Censo de Panamá (“INEC”) recorded net inflows of U.S.$2,717.9 million, an increase of 64.8% compared to net inflows of U.S.$1,649.6 million in the first half of 2022. In the first half of 2023, foreign portfolio investment recorded net outflows of U.S.$2,236.6 million, compared to net inflows of U.S.$1,043.0 million in the first half of 2022. In the first half of 2023, other capital recorded net inflows of U.S.$1,140.6 million, compared to net outflows of U.S.$393.8 million in the first half of 2022.

Public Debt

As of December 31, 2023, Panama’s public debt totaled U.S.$47,025.3 million, an increase from U.S.$44,274.0 million as of December 31, 2022. As of December 31, 2023, Panama’s internal public debt accounted for 15.0% of total debt (a decrease from 16.8% as of December 31, 2022), while external public debt accounted for 85.0% of total debt (an increase from 83.2% as of December 31, 2022). As of December 31, 2023, the average maturity of the debt portfolio was 14.9 years, with an average duration of 9.0 years. The average maturity of the debt portfolio as of December 31, 2022 was 15.1 years, with an average duration of 9.4 years. During 2023, local secondary market transactions in treasury securities reached U.S.$916.2 million, an increase from U.S.$262.3 million in 2022, due primarily to the Government’s March 2023 repurchase of U.S.$408.0 million of Panama’s 4.95% Treasury Bonds due 2024, which had an outsized effect on usual local secondary market transactions. The repurchase was funded by Panama’s issuance of U.S.$800,000,000 of its 6.400% Global Bonds due 2035 and U.S.$1,000,000,000 of its 6.853% Global Bonds due 2054 on March 28, 2023.

As of January 31, 2024, Panama’s public debt totaled U.S.$46,894.6 million, an increase from U.S.$44,218.6 million as of January 31, 2023. As of January 31, 2024, Panama’s internal public debt accounted for 14.9% of total debt (a decrease from 16.8% as of January 31, 2023), while external public debt accounted for 85.1% of total debt (an increase from 83.2% as of January 31, 2023). As of January 31, 2024, the average maturity of the debt portfolio was 14.9 years, with an average duration of 9.0 years. The average maturity of the debt portfolio as of January 31, 2023 was 15.0 years, with an average duration of 9.4 years. During the one-month period ended January 31, 2024, local secondary market transactions in treasury securities reached U.S.$52.3 million, an increase from U.S.$44.0 million during the one-month period ended January 31, 2023.

The following table includes the amortizations of Panama’s internal and external debt as of December 31, 2023:

TABLE NO. 15

Debt Amortization Profile

Year	Internal Debt	External Debt
	(in billions of US Dollars)
2024	1.5	1.4
2025	0.1	2.2
2026	1.6	1.9
2027	0.5	1.8
2028	0.2	2.0
2029	0.4	1.7
2030	0.0	2.3
2031	1.3	0.7
2032	0.0	3.1
2033	0.7	1.5
2034	0.7	1.3
2035	0.0	3.4
2036	0.0	2.0
2037	0.0	0.2
2038	0.0	0.2
2039	0.0	0.1
2040	0.0	0.1
2041	0.0	0.1
2042	0.0	0.1
2043	0.0	0.0
2044	0.0	0.0
2045	0.0	0.4
2046	0.0	0.4

Year	Internal Debt	External Debt
	(in billions of US Dollars)
2047	0.0	0.4
2048	0.0	0.8
2049	0.0	0.8
2050	0.0	0.8
2051	0.0	0.6
2052	0.0	1.0
2053	0.0	1.1
2054	0.0	1.3
2055	0.0	0.8
2056	0.0	0.8
2057	0.0	0.0
2058	0.0	1.0
2059	0.0	1.0
2060	0.0	1.0
2061	0.0	0.5
2062	0.0	0.5
2063	0.0	0.5

Source: Ministry of Economy and Finance, Directorate of Public Financing.

Panama’s gross public debt to GDP ratio was 44.5% in 2019, 64.7% in 2020, 60.1% in 2021, 57.9% in 2022 and 55.7% in 2023.

As of December 31, 2023, 81.4% of Panama’s debt had a fixed interest rate, and 18.6% of the debt had a variable interest rate. As of December 31, 2023, the weighted average cost of the Republic’s debt was 5.1%, compared to 4.4% as of December 31, 2022. As of December 31, 2023, the weighted average life of Panama’s debt was 13.65 years, compared to 13.70 years as of December 31, 2022. As of December 31, 2021, the weighted average life of Panama’s debt was 13.30 years, compared to 12.79 years as of December 31, 2020. As of December 31, 2019, the weighted average life of Panama’s debt was 10.97 .

Internal Debt

On December 28, 2023, Panama issued U.S.$205,869,000 aggregate principal amount of its 6.50% Treasury Notes due 2028. The proceeds are expected to be used for the payment of debts owed by the Government to financial institutions that provide mortgages under the preferential interest regime.

External Debt

Global Notes and Bonds

On October 4, 2023, Panama issued U.S.$400,000,000 aggregate principal amount of its 6.853% Global Bonds due 2054 and U.S.$1,000,000,000 aggregate principal amount of its 6.875% Global Bonds due 2036. The proceeds from the issuance will be used for general budgetary purposes.

DESCRIPTION OF THE GLOBAL BONDS

Panama will issue the global bonds under the fiscal agency agreement, dated as of September 26, 1997, as amended by Amendment No. 1 thereto, dated September 4, 2003, Amendment No. 2 thereto, dated February 13, 2015, and Amendment No. 3 thereto, dated October 26, 2016, between Panama and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as fiscal agent. Panama has appointed a registrar, paying agent and transfer agent in accordance with the fiscal agency agreement.

The following description is a summary of the material provisions of the global bonds and the fiscal agency agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the global bonds. Therefore, Panama urges you to read the fiscal agency agreement and the forms of global bond in making your decision on whether to invest in the global bonds. Panama has filed a copy of these documents with the SEC, and copies of these documents are available at the office of the fiscal agent in New York City.

The following description of the particular terms of the global bonds offered hereby supplements and, to the extent inconsistent therewith, replaces information contained in the description of the general terms and provisions of the debt securities set forth in the prospectus.

General Terms of the Global Bonds

Terms applicable to the 2031 Global Bonds

The 2031 global bonds:

•	will be issued in an aggregate principal amount of U.S.$1,100,000,000;

•	will mature at par, including any accrued and unpaid interest, on March 1, 2031;

•	will bear interest at 7.500% per annum accruing from February 29, 2024, calculated on the basis of a 360-day year, consisting of twelve 30-day months;

•

will pay interest semi-annually in arrears in equal installments on March 1 and September 1 of each year, beginning September 1, 2024, to be paid to the person in whose name the global bond is registered at the close of business on the preceding February 15 or August 17, respectively, whether or not a business day;

•	will be redeemable at the option of Panama before maturity (see “—Optional Redemption”);

•	will not entitle its holders to the benefit of any sinking fund;

•

will be unsubordinated, unsecured (subject to the provisions in the global bonds providing for securing such obligations in the event certain other obligations of Panama are secured), direct, unconditional and general obligations of Panama. The global bonds will be designated equal ranking securities and, as such, the global bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated public indebtedness of Panama. It is understood that this provision shall not be construed so as to require Panama to make payments under the global bonds ratably with payments being made under any other public indebtedness. See “Debt Securities—Status of the Debt Securities” in the accompanying prospectus. Panama has pledged its full faith and credit for the due and punctual payment of principal and interest on the global bonds and all obligations of Panama in respect of the global bonds;

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg;

•	will be issued in fully registered book-entry form, without coupons, registered in the name of DTC or its nominee in denominations of $200,000 and integral multiples of $1,000 in excess thereof; and

•	will be available in definitive form only under certain limited circumstances.

Terms applicable to the 2038 Global Bonds

The 2038 global bonds:

•	will be issued in an aggregate principal amount of U.S.$1,250,000,000;

•	will mature at par, including any accrued and unpaid interest, on March 1, 2038;

•	will bear interest at 8.000% per annum accruing from February 29, 2024, calculated on the basis of a 360-day year, consisting of twelve 30-day months;

•	will be repaid in three equal annual installments on March 1 of each year, commencing on March 1, 2036;

•

will pay interest semi-annually in arrears in equal installments on March 1 and September 1 of each year, beginning September 1, 2024, to be paid to the person in whose name the global bond is registered at the close of business on the preceding February 15 or August 17, respectively, whether or not a business day;

•	will be redeemable at the option of Panama before maturity (see “—Optional Redemption”);

•	will not entitle its holders to the benefit of any sinking fund;

•

will be unsubordinated, unsecured (subject to the provisions in the global bonds providing for securing such obligations in the event certain other obligations of Panama are secured), direct, unconditional and general obligations of Panama. The global bonds will be designated equal ranking securities and, as such, the global bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated public indebtedness of Panama. It is understood that this provision shall not be construed so as to require Panama to make payments under the global bonds ratably with payments being made under any other public indebtedness. See “Debt Securities—Status of the Debt Securities” in the accompanying prospectus. Panama has pledged its full faith and credit for the due and punctual payment of principal and interest on the global bonds and all obligations of Panama in respect of the global bonds;

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg;

•	will be issued in fully registered book-entry form, without coupons, registered in the name of DTC or its nominee in denominations of $200,000 and integral multiples of $1,000 in excess thereof; and

•	will be available in definitive form only under certain limited circumstances.

Terms applicable to the 2057 Global Bonds

The 2057 global bonds:

•	will be issued in an aggregate principal amount of U.S.$750,000,000;

•	will mature at par, including any accrued and unpaid interest, on March 1, 2057;

•	will bear interest at 7.875% per annum accruing from February 29, 2024, calculated on the basis of a 360-day year, consisting of twelve 30-day months;

•

will pay interest semi-annually in arrears in equal installments on March 1 and September 1 of each year, beginning September 1, 2024, to be paid to the person in whose name the global bond is registered at the close of business on the preceding February 15 or August 17, respectively, whether or not a business day;

•	will be redeemable at the option of Panama before maturity (see “—Optional Redemption”);

•	will not entitle its holders to the benefit of any sinking fund;

•

will be unsubordinated, unsecured (subject to the provisions in the global bonds providing for securing such obligations in the event certain other obligations of Panama are secured), direct, unconditional and general obligations of Panama. The global bonds will be designated equal ranking securities and, as such, the global bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated public indebtedness of Panama. It is understood that this provision shall not be construed so as to require Panama to make payments under the global bonds ratably with payments being made under any other public indebtedness. See “Debt Securities—Status of the Debt Securities” in the accompanying prospectus. Panama has pledged its full faith and credit for the due and punctual payment of principal and interest on the global bonds and all obligations of Panama in respect of the global bonds;

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg;

•	will be issued in fully registered book-entry form, without coupons, registered in the name of DTC or its nominee in denominations of $200,000 and integral multiples of $1,000 in excess thereof; and

•	will be available in definitive form only under certain limited circumstances.

Terms applicable to the Global Bonds

The global bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to the Republic’s outstanding Public External Indebtedness issued prior to March 16, 2015. These provisions are referred to as “aggregated collective action clauses.” Under these provisions, Panama may amend the payment provisions of the global bonds and other reserve matters listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not certain “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Additionally, if an event of default has occurred and is continuing with respect to the global bonds, the global bonds may be declared to be due and payable immediately by holders of not less than 25% of the outstanding aggregate principal amount of the global bonds. Those provisions are described in the sections entitled “—Events of Default; Acceleration of Maturity” and “—Meetings, Amendments and Waivers” in this prospectus supplement and “Aggregated Collective Action Securities” in the accompanying prospectus.

Optional Redemption

Optional Redemption of the 2031 Global Bonds

Prior to January 1, 2031 (two months prior to their maturity date) (the “2031 Par Call Date”), Panama may redeem the 2031 global bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2031 global bonds matured on the 2031 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2031 global bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2031 Par Call Date, Panama may redeem the 2031 global bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2031 global bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

Definitions and Terms Applicable to the Optional Redemption of the 2031 Global Bonds

“Treasury Rate” means, with respect to any redemption date, the yield determined by Panama in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Panama after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, Panama shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2031 Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the 2031 Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, Panama shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2031 Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2031 Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the 2031 Par Call Date, one with a maturity date preceding the 2031 Par Call Date and one with a maturity date following the 2031 Par Call Date, Panama shall select the United States Treasury security with a maturity date preceding the 2031 Par Call Date. If there are two or more United States Treasury securities maturing on the 2031 Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Panama shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Optional Redemption of the 2038 Global Bonds

Prior to December 1, 2037 (three months prior to their final maturity date) (the “2038 Par Call Date”), Panama may redeem the 2038 global bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2038 global bonds matured on the 2038 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2038 global bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2038 Par Call Date, Panama may redeem the 2038 global bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2038 global bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

Definitions and Terms Applicable to the Optional Redemption of the 2038 Global Bonds

“Treasury Rate” means, with respect to any redemption date, the yield determined by Panama in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Panama after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, Panama shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period (the “Remaining Life”) from the redemption date to the date that reflects the remaining Weighted Average Life of the 2038 global bonds (assuming the last amortization payment on the 2038 global bonds is made on the 2038 Par Call Date) (the “WAL Date”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the WAL Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, Panama shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the WAL Date, as applicable. If there is no United States Treasury security maturing on the WAL Date but there are two or more United States Treasury securities with a maturity date equally distant from the WAL Date, one with a maturity date preceding the WAL Date and one with a maturity date following the WAL Date, Panama shall select the United States Treasury security with a maturity date preceding the WAL Date. If there are two or more United States Treasury securities maturing on the WAL Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Panama shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Weighted Average Life” at any date means the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment in respect of the 2038 global bonds, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such installment payment; by (2) the then outstanding principal amount of the 2038 global bonds.

Optional Redemption of the 2057 Global Bonds

Prior to September 1, 2056 (six months prior to their maturity date) (the “2057 Par Call Date”), Panama may redeem the 2057 global bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2057 global bonds matured on the 2057 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2057 global bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2057 Par Call Date, Panama may redeem the 2057 global bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2057 global bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

Definitions and Terms Applicable to the Optional Redemption of the 2057 Global Bonds

“Treasury Rate” means, with respect to any redemption date, the yield determined by Panama in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Panama after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, Panama shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2057 Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the 2057 Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, Panama shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2057 Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2057 Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the 2057 Par Call Date, one with a maturity date preceding the 2057 Par Call Date and one with a maturity date following the 2057 Par Call Date, Panama shall select the United States Treasury security with a maturity date preceding the 2057 Par Call Date. If there are two or more United States Treasury securities maturing on the 2057 Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Panama shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Terms Applicable to the Optional Redemption of the Global Bonds

Panama’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of global bonds to be redeemed.

In the case of a partial redemption, selection of the global bonds for redemption will be made on a pro rata basis as a “Pro Rata Pass-Through Distribution of Principal” in accordance with the applicable rules and procedures of DTC, or in the case of certificated notes, any other method in accordance with the policies and procedures of the fiscal agent. No global bonds of a principal amount of U.S.$200,000 or less will be redeemed in part. If any global bond is to be redeemed in part only, the notice of redemption that relates to the global bond will state the portion of the principal amount of the global bond to be redeemed. A new global bond in a principal amount equal to the unredeemed portion of the global bond will be issued in the name of the holder of the global bond upon surrender for cancellation of the original global bond. For so long as the global bonds are held by DTC (or another depositary), the redemption of the global bonds shall be done in accordance with the policies and procedures of the depositary. Unless Panama defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the global bonds or portions thereof called for redemption.

Payments of Principal and Interest

Panama will make payments of principal of and premium and interest on the global bonds in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the holders of the global bonds.

Panama expects that holders of the global bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Panama nor the fiscal agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or any failure on the part of DTC to make payments to holders of the global bonds from the funds it receives.

If any date for an interest or principal payment is a day on which banking institutions in New York City are authorized or obligated by law or executive order to be closed, Panama will make the payment on the next New York City banking day. No interest on the global bonds will accrue as a result of this delay in payment.

If any money that Panama pays to the fiscal agent or to any paying agent for the payment of principal of or premium or interest on the global bonds is not claimed prior to the expiration of two years after the principal or premium or interest was due and paid by Panama, then the fiscal agent or paying agent will repay the money to Panama. If this occurs, Panama will promptly confirm the receipt of this repayment in writing to the fiscal agent. After any such repayment, the fiscal agent or paying agent will not be liable with respect to the payments.

However, Panama’s obligations to pay the principal of and premium and interest on the global bonds as they become due will not be affected by such repayment. To the extent permitted by law, the global bonds will become void unless presented for payment within five years after the maturity date thereof (or such shorter period as may be prescribed by applicable law).

Events of Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to each series of global bonds:

(a)	a default by Panama in any payment of principal of the global bonds which continues for 15 calendar days;

(b)	a default by Panama in any payment of interest on the global bonds which continues for 30 calendar days;

(c)

a default by Panama in the performance of any other obligation under the global bonds which continues for 60 calendar days after the holder of any of the global bonds has provided to the fiscal agent written notice requiring this default be remedied;

(d)

an acceleration of any aggregate principal amount of public indebtedness of Panama that exceeds U.S.$25,000,000 (or its equivalent in any other currency) by reason of an event of default resulting from Panama’s failure to make any payment of principal, premium or interest under this public indebtedness when due;

(e)

a failure of Panama to make any payment in respect of public indebtedness of Panama in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (whether at stated maturity, by acceleration or otherwise), which continues for 30 calendar days after the holder of any of the global bonds has provided to the fiscal agent written notice requiring this default be remedied;

(f)

a declaration by Panama of a moratorium with respect to the payment of principal of, or premium or interest on, public external indebtedness of Panama which does not expressly exclude the global bonds; or

(g)	a denial or repudiation by Panama of its obligations under the global bonds.

If an event of default described above occurs and is continuing with respect to any series of global bonds, the holders of at least 25% of the outstanding aggregate principal amount of such series of global bonds may, by notice to the fiscal agent, declare all the global bonds of such series to be due and payable immediately. Holders of less than 25% of the outstanding aggregate principal amount of the global bonds may not, on their own, declare the global bonds of such series to be due and payable immediately. Holders of global bonds may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the such series of global bonds will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 50% or more of the outstanding aggregate principal amount of such series of global bonds may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent

The fiscal agency agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes. The fiscal agent is entitled to enter into business transactions with Panama or any of its respective affiliates without accounting for any profit resulting from such transactions. The Bank of New York Mellon, in each of its capacities, including without limitation as fiscal agent, registrar, and transfer agent, assumes no responsibility for the accuracy or completeness of the information contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Paying Agents; Transfer Agents; Registrar

Panama has initially appointed The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), acting through its Corporate Trust Office in New York, as paying agent, transfer agent and registrar. Panama may at any time appoint new paying agents, transfer agents and registrars. Panama, however, will at all times maintain:

•	a principal paying agent in New York City, and

•	a registrar in New York City.

Panama will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent, transfer agent or registrar.

Definitive Bonds

Panama will issue global bonds in definitive form in exchange for the book-entry securities only if:

•

DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a “clearing agency” registered under the U.S. Securities Exchange Act of 1934, as amended, and Panama does not appoint a qualified successor within ninety (90) days after DTC notifies Panama or Panama becomes aware that DTC is unwilling, unable or ineligible to act as depositary or is no longer registered to be a “clearing agency”;

•	Panama, at its option, elects to terminate the book-entry system through DTC; or

•	an event of default with respect to the global bonds shall have occurred and be continuing.

Payments on any definitive global bonds will be made at the Corporate Trust Office of the fiscal agent in New York City (against surrender of the relevant definitive global bond, in the case of payments of principal). You will not be charged a fee for the registration of transfers or exchanges of definitive global bonds. You may transfer any of the definitive registered global bonds, according to the procedures in the fiscal agency agreement, by presenting and surrendering it at the office of any transfer agent.

Notices

In the case of securities in definitive form, Panama will publish notices to the holders of the global bonds in a leading newspaper having general circulation in London and New York. Panama expects that it will make such publication in the Financial Times and The Wall Street Journal. In the case of the book-entry securities, notices will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures. So long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of that Exchange so require, Panama will publish notices to the holders of the global bonds on the website of the Luxembourg Stock Exchange (www.bourse.lu) or in a leading newspaper having general circulation in Luxembourg. Panama will consider a notice to be given on the date of its first publication.

Further Issues of the Global Bonds

From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price); provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Panama may also consolidate the additional debt securities to form a single series with the outstanding global bonds.

Meetings, Amendments and Waivers

Panama may call a meeting of the holders of the global bonds at any time regarding the fiscal agency agreement or the global bonds. Panama will determine the time and place of the meeting. Panama will notify the holders of the time and place and in general terms the actions proposed to be taken at the meeting not less than 30 nor more than 60 days before the date on which the meeting is scheduled.

In addition, if after the occurrence and during the continuance of any event of default (or any event that with the giving of notice or lapse of time or both could constitute an event of default), Panama or the holders of at least 10% in principal amount of all global bonds then outstanding have requested a meeting of holders of the global bonds, the fiscal agent will call such meeting. The fiscal agent will call such meeting by written notice to the holders, such notice specifying the time and place of the meeting and in reasonable detail the action proposed to be taken at the meeting.

Only holders and their proxies are entitled to vote at a meeting of holders. The Fiscal Agent will set such reasonable and customary regulations as it deems advisable to govern the conduct of the meeting.

Modifications may also be approved by holders of global bonds pursuant to the written consent of the requisite percentage holders of global bonds. Panama will solicit the consent of the relevant holders to the modification not less than 10, nor more than 30, days before the expiration date for the receipt of such consents as specified by Panama.

The holders may generally approve any proposal by Panama, other than a reserve matter modification, to modify the fiscal agency agreement or the terms of the global bonds with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the global bonds.

However, holders may approve, by vote or consent through one of three modification methods below, any proposed modification by Panama that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount of principal, premium or interest is due on the global bonds;

•

reduce the principal amount of the global bonds, the portion of such principal amount that is payable upon acceleration of the maturity of the global bonds, the interest rate on the global bonds or the premium payable upon redemption of the global bonds;

•	change the currency or place of payment of any amount of principal, premium or interest payable on the global bonds;

•	shorten the period in which Panama is not permitted to redeem the global bonds or permit Panama to redeem the global bonds if, prior to such modification, Panama is not permitted to do so;

•

reduce the percentage of affirmative votes or written consents, as the case may be, required to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the global bonds or to take any action provided by the global bonds or fiscal agency agreement;

•	change the obligation of Panama to pay additional amounts, if any, pursuant to the global bonds;

•	change the definition of “uniformly applicable,” “reserve matter”, “reserve matter modification” or “outstanding”;

•	change the method used to calculate any amount payable on the global bonds (other than in accordance with the express terms of the global bonds and the fiscal agency agreement);

•	change the ranking of the global bonds (unless, as a technical modification, the ranking is changed for the purpose of securing the global bonds);

•	change the identity of the obligor under the global bonds; or

•

change the governing law, appointment of an agent for the service of process, submission to jurisdiction or agreement not to raise certain immunity defenses, as provided in the terms of the global bonds.

A change to a reserve matter, including the payment terms of the global bonds, can be made without your consent, as long as the change is consented to by Panama and approved, pursuant to one of the three following modification methods, by vote or consent by:

(a)	the holders of more than 75% of the aggregate principal amount of the outstanding global bonds;

(b)

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

(c)

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually, whether or not certain “uniformly applicable” requirements are met.

It is understood that a cross-series modification constituting or including a reserve matter modification to the terms and conditions of the global bonds that is not uniformly applicable must be effected pursuant to clause (c) above; a cross-series modification that is uniformly applicable may be effected pursuant to clause (b) or (c) above, at Panama’s option.

The term “uniformly applicable,” as referred to above, in the context of a proposed cross-series modification, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. A modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Panama may select, in its discretion, any modification method for a reserve matter modification in accordance with the fiscal agency agreement and to designate which series of securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting the written consent or the vote of any holder of debt securities for any change to a reserve matter, Panama will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Panama’s economic and financial circumstances that are in Panama’s opinion relevant to the request for the proposed modification, a description of Panama’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•

if Panama shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Panama’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Panama is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the holders of the requisite principal amount of the debt securities of a series have approved any request, demand, authorization, direction, notice, consent, amendment, modification or supplement to, or waiver of, the global bonds or the fiscal agency agreement, or whether the holders of the requisite principal amount of the debt securities of a series have delivered a notice of acceleration of the global bonds, global bonds owned, directly or indirectly, by Panama or any public sector instrumentality of Panama will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, amendment, modification, supplement, waiver, or any notice from holders, only global bonds that a responsible officer of the fiscal agent knows to be so owned shall be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of the national government of Panama, any political subdivision of Panama, or any corporation, trust, financial institution or other entity owned or controlled by the national government of Panama or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Certain Amendments Not Requiring Holder Consent

Panama and the fiscal agent may, without the vote or consent of any holder of global bonds of a series, amend the fiscal agency agreement or the global bonds for the purpose of:

•	adding to Panama’s covenants for the benefit of the holders;

•	surrendering any of Panama’s rights or powers with respect to the global bonds;

•	securing the global bonds;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the global bonds or the fiscal agency agreement; or

•

amending the global bonds or the fiscal agency agreement in any manner that Panama and the fiscal agent may determine and that does not materially adversely affect the interest of any holders of the global bonds.

Purchase of Global Bonds by Panama

Panama may at any time purchase any of the global bonds in any manner and for any consideration. All global bonds which are purchased by or on behalf of Panama may be held, resold or surrendered for cancellation.

Governing Law

The fiscal agency agreement is, and the global bonds will be, governed by the laws of the State of New York, except with respect to their authorization and execution, which will be governed by the laws of Panama.

Listing

Application will be made to list the global bonds on the Official List of the Luxembourg Stock Exchange and to have the global bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

GLOBAL CLEARANCE AND SETTLEMENT

Panama has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and Panama takes responsibility for the accurate reproduction of this information. Panama takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. None of Panama, the fiscal agent, the registrar, the paying agent nor the transfer agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Panama, the fiscal agent, the registrar, the paying agent or the transfer agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants. It does this through electronic book-entry changes in accounts of its participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by institutions such as NYSE Euronext and The NASDAQ OMX Group, Inc.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Distributions with respect to global bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream, Luxembourg.

Ownership of Bonds through DTC, Euroclear and Clearstream, Luxembourg

Panama will issue the global bonds in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co. or another nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interest in the book-entry securities through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry securities in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Panama and the fiscal agent generally will treat the registered holder of the global bonds, initially Cede & Co. (or such other nominee as DTC shall have designated), as the absolute owner of the global bonds for all purposes. Once Panama and the fiscal agent make payments to the registered holders, Panama and the fiscal agent will no longer be liable on the global bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, Luxembourg and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the global bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the global bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the global bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed global bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

DTC Participants will transfer interests in the securities among themselves in the ordinary way according to DTC rules governing global security issues. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the global bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the global bonds are to be transferred from the account of a DTC Participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the closing date. Euroclear or

Clearstream, Luxembourg will then instruct its depositary to receive the global bonds and make payment for them. On the closing date, the depositary will make payment to the DTC Participant’s account and the global bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the global bonds to Euroclear or Clearstream, Luxembourg. Euroclear or Clearstream, Luxembourg will credit the global bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These global bond credits will appear the next day (European time) after the closing date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual closing date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the global bonds by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the global bonds are credited to their accounts one day later.

Since the settlement will occur during New York business hours, a DTC Participant selling an interest in the global bonds can use its usual procedures for transferring global securities to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the closing date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC Participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their depositaries to a DTC Participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the closing date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the global bonds to the DTC Participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual closing date.

TAXATION

Panamanian Taxation

The following is a summary of certain Panamanian income and estate tax considerations that may be relevant to a prospective investor in the global bonds. The summary is based on laws, decrees, regulations, rulings and judicial and administrative interpretations in effect on the date of this prospectus supplement, all of which are subject to change. This summary is not intended to constitute a complete analysis of the tax consequences under Panamanian law of an investment in the global bonds. Prospective holders of the global bonds should consult their own tax advisors to determine the tax consequences arising from the purchase, ownership and disposition of the global bonds.

Taxation of Global Bonds

Interest payable on the global bonds will not be subject to income tax or withholding requirements in Panama. Gains realized by a holder of the global bonds on the sale or other disposition of the global bonds will be exempt from income or capital gain tax in Panama. Losses recognized on the sale or disposition of global bonds will be disallowed as a deduction for income tax purposes. Transfers of global bonds are not subject to stamp or estate taxes in Panama.

U.S. Taxation

The following summary describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of a global bond acquired at the issue price pursuant to this offering. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder by the U.S. Department of the Treasury (“Treasury Regulations”), published rulings and court decisions, all as in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, perhaps with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary. This summary does not cover any U.S. state, U.S. local, non-U.S. or other tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Panama has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the global bonds.

This summary addresses only beneficial owners that hold a global bond as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). In particular, this summary does not address all tax considerations applicable to special classes of taxpayers, such as:

•	investors who do not purchase the global bonds in this offering at the offering price;

•	dealers in securities or currencies, banks, regulated investment companies, real estate investment trusts, tax-exempt organizations and life insurance companies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that purchase or sell the global bonds as part of a wash sale for U.S. federal income tax purposes;

•	persons that hold the global bonds as part of a hedging transaction or as a position in a straddle or conversion transaction for U.S. federal income tax purposes;

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or persons holding the global bonds through partnerships or other pass-through entities; and

•	U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a global bond, the U.S. federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of global bonds that are partnerships and partners in those partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of global bonds.

In certain circumstances (see “Description of the Global Bonds—Optional Redemption”), Panama may be obligated to pay a premium to the principal amount of the global bonds if it elects to optionally redeem the global bonds. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these Treasury Regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies in the aggregate are considered “remote” or “incidental” or, in certain circumstances, either it is significantly more likely than not that none of the contingencies will occur or the contingency results from an option of the issuer which, if exercised, would increase the yield to maturity of the global bond. Panama believes that these contingencies should not cause the global bonds to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Accordingly, Panama does not intend to treat the possibility of paying such premium as causing the global bonds to be treated as contingent payment debt instruments. Panama’s determination generally is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the global bonds may be materially and adversely different from the consequences discussed herein. The remainder of this discussion assumes that the global bonds will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the global bonds.

Panama expects, and the remainder of this summary assumes, that the global bonds will be issued with less than a de minimis amount of “original issue discount” (“OID”) for U.S. federal income tax purposes.

This summary is for general informational purposes only. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the global bonds in light of your particular circumstances, as well as the effect of any relevant U.S. state, U.S. local, non-U.S. or other tax laws.

Deemed Taxable Exchange

A change made to the terms of the global bonds pursuant to the “aggregated collective action clauses” may give rise to a deemed taxable exchange of the global bonds for U.S. federal income tax purposes upon which gain or loss is realized if such change constitutes a “significant modification” (as defined in the Code). Such gain or loss would generally be measured by the difference between the fair market value of the global bond after the modification and the holder’s tax basis in such global bond before the modification. A modification of a global bond that is not a significant modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a global bond is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the global bond collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. See the discussion under “Description of the Global Bonds—Meetings, Amendments and Waivers” for more information about potential amendments of certain key terms of the global bonds.

U.S. Holders

The following discussion applies to you if you are a U.S. Holder. As used herein, a “U.S. Holder” means a beneficial owner of a global bond who or that is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation without regard to its source; or

•

a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” as defined in the Code and Treasury Regulations (each a “U.S. Person”) have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996 and that has made a valid election under the applicable Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this discussion does not apply to you and you should refer to “—Non-U.S. Holders” below.

Interest on a Global Bond. Payments or accruals of stated interest on a global bond generally will be taxable to you as ordinary income at the time they are accrued or actually or constructively received, depending on your regular method of accounting for U.S. federal income tax purposes. Interest paid by Panama on a global bond will constitute income from sources outside the United States and, under the “foreign tax credit” rules, that interest generally will, depending on your circumstances, be categorized as “passive” or another category of income for purposes of computing the “foreign tax credit” allowable to you under the U.S. federal income tax laws.

Disposition of a Global Bond. You generally will recognize capital gain or loss on the sale, exchange, retirement, redemption or other taxable disposition of a global bond equal to the difference between the amount realized on such disposition (not including any amounts attributable to accrued but unpaid interest, which will be taxed as ordinary income to the extent not previously included in income) and your adjusted tax basis in the global bond. In addition, if the principal of a global bond is repaid in three equal installments, you will recognize capital gain upon the receipt of each principal installment payment on such bond prior to maturity in an amount equal to one third of any de minimis OID on such global bond (i.e., the excess, if any, of the principal amount of the 2054 bond over the offering price for the global bond). Your “amount realized” generally will be the sum of cash plus the fair market value of any property received upon the sale, exchange, retirement, redemption or other disposition of a global bond. With respect to global bonds the principal of which is paid in three equal installments, your “adjusted tax basis” in such global bond generally will equal its cost to you, decreased (but not below zero) by the excess of any previous principal installment payments that you have received on such global bond over any de minimis OID that you have previously included in income upon the receipt of such payments. With respect to global bonds the principal of which is paid entirely at maturity, your “adjusted tax basis” in such global bond generally will equal its cost to you.

Generally, such capital gain or loss will be long-term capital gain or loss if at the time you recognize such gain or loss, you held the global bond for more than one year, and will be short-term capital gain or loss if you held the global bond for one year or less. Long-term capital gains of non-corporate U.S. Holders generally will be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any gain or loss you recognize on the sale, exchange, retirement, redemption, or other taxable disposition of a global bond generally will be treated as income from sources within the United States or loss allocable to income from sources within the United States for “foreign tax credit” limitation purposes.

Medicare Tax. If you are a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% Medicare tax on the lesser of (i) your “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income generally includes your interest income and your net gains from the disposition of a global bond, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you should consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the global bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on the holder’s circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as securities held for investment and issued by non-U.S. Persons (which includes the global bonds) that are not held in accounts maintained by financial institutions Failure to file information reports may subject you to penalties. In addition, the statute of limitations of assessment for tax would be suspended in whole or part. You should consult your own tax advisor regarding your obligation to file information reports with respect to the global bonds.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner of a global bond and are not a partnership for U.S. federal income tax purposes and not a U.S. Holder as defined above (a “Non-U.S. Holder”).

Interest on a Global Bond. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on payments of interest and additional amounts, if any, on a global bond unless the interest on the global bond is treated for U.S. federal income tax purposes as “effectively connected” with your conduct of a trade or business within the United States (and in addition, if you are claiming benefits under an applicable income tax treaty, the interest is attributable to a permanent establishment or fixed base (in each case, within the meaning of such treaty) maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on such interest in the same manner as a U.S. Holder, as described above (unless the interest is excluded under an applicable tax treaty). If you are treated as a corporation for U.S. federal income tax purposes you may, in certain circumstances, also be subject to an additional U.S. “branch profits tax” in respect of any such “effectively connected” interest income currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of a Global Bond. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain realized upon the sale, exchange, retirement, redemption or other disposition of a global bond unless: (1) the gain is treated for U.S. federal income tax purposes as “effectively connected” with your conduct of a trade or business within the United States (and in addition, if you are claiming benefits under an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base (in each case, within the meaning of such treaty) maintained by you within the United States); or (2) you are a nonresident alien individual who is present in the United States for a total of 183 days or more during the taxable year in which you recognize the capital gain, and either: (i) the gain is attributable to an office or fixed place of business maintained by you in the United States; or (ii) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you recognize the capital gain.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder, as described above, and, if you are a corporation for U.S. federal income tax purposes, you may, in certain circumstances, also be subject to the U.S. branch profits tax as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on such gain, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a global bond generally will be treated in the same manner as payments of interest made to you, as described above under “—Interest on a Global Bond.”

Backup Withholding and Information Reporting. If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest on a global bond if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian, nominee or other agent that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if you fail to demonstrate your eligibility for an exemption and you (i) fail to provide an accurate taxpayer identification number, or (ii) in the case of interest payments, fail to certify that you are not subject to backup withholding or are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns.

If you are a Non-U.S. Holder, backup withholding and information reporting generally will not apply to payments of principal and interest on a global bond, but you may be required to comply with certification and identification procedures or otherwise establish your eligibility for an exemption. The payment of proceeds of a sale or redemption of a global bond effected at the U.S. office of a broker generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that you are not a U.S. Person (and has no actual knowledge or reason to know to the contrary) or you otherwise establish an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a U.S. Person.

A “U.S. Controlled Person” is a broker that is, for U.S. federal income tax purposes:

•	a U.S. Person;

•	a “controlled foreign corporation”;

•	a non-U.S. Person 50% or more of whose gross income is “effectively connected” with a U.S. trade or business for a specified three-year period; or

•

a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of a global bond generally will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability as long as the holder provides the required information to the IRS in a timely manner.

UNDERWRITING

Under the terms and subject to the conditions contained in a terms agreement and related underwriting agreement dated February 22, 2024, Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, as underwriters, have severally agreed to purchase, and Panama has agreed to sell to the underwriters, the principal amount of the global bonds indicated in the following table:

Underwriters	Principal Amount of 2031 Global Bonds		Principal Amount of 2038 Global Bonds		Principal Amount of 2057 Global Bonds
Citigroup Global Markets Inc.	U.S.$	550,000,000	U.S.$	625,000,000	U.S.$	375,000,000
Goldman Sachs & Co. LLC	U.S.$	550,000,000	U.S.$	625,000,000	U.S.$	375,000,000

Total	U.S.$	1,100,000,000	U.S.$	1,250,000,000	U.S.$	750,000,000

Global bonds sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If the global bonds are not all sold at the initial public offering price, the underwriters may change the offering price and the other offering terms.

Government-related entities in Panama may purchase a portion of the global bonds.

The underwriters are offering the global bonds subject to their acceptance of the global bonds from Panama and subject to prior sale. The terms agreement provides that the obligation of the underwriters to pay for and accept delivery of the global bonds is subject to certain conditions. The underwriters are obligated to take and pay for all of the global bonds if any are taken.

Delivery of the global bonds will be made through the facilities of DTC on or about February 29, 2024, which will be the fifth business day following the initial sale of the global bonds (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the global bonds prior to the second business day before the delivery of the bonds will be required, by virtue of the fact that the bonds initially will settle on a delayed basis, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

In connection with the offering of the global bonds, the underwriters may purchase and sell global bonds in the open market. These transactions may include stabilizing transactions and purchases to cover short positions created by the underwriters, for themselves or a syndicate, if there is a syndicate, in connection with the invitation. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities. Short positions created by the underwriters, for themselves or a syndicate, if there is a syndicate, involve the sale by the underwriters of a greater number of securities than they own or have a right to purchase. These activities may stabilize, maintain or otherwise affect the market prices of the global bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise.

The global bonds are new issues of securities with no established trading market. Panama has been advised by the underwriters that they presently intend to make a market in the global bonds. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Panama cannot assure the liquidity of the trading market for the bonds or that an active public market for the global bonds will develop. If an active public trading market for the global bonds does not develop, or if an active public trading market for either series of global bonds is not maintained, the market price and liquidity of the bonds may be adversely affected. If the global bonds are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, Panama’s operating performance and financial condition, general economic conditions and other factors.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Panama, for which they received or will receive customary fees and expenses. These transactions and services are carried out in the ordinary course of business.

The global bonds are being offered for sale in jurisdictions in the United States, Europe and Asia where it is legal to make such offers. The underwriters have represented and have agreed that they have not offered, sold or delivered and will not offer, sell or deliver any of the global bonds, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other material relating to the global bonds, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof, and will not impose any obligations on Panama except as set forth in the terms agreement and underwriting agreement.

Panama has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering global bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the global bonds, and other conditions contained in the terms agreement, such as the receipt by the underwriters of officials’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013. The address of Goldman Sachs & Co. LLC is 200 West Street, New York, New York 10282.

Other Relationships

The Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Panama or its instrumentalities. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Panama or its instrumentalities. If any of the underwriters or their affiliates have a lending relationship with Panama, certain of the underwriters or their affiliates routinely hedge, and certain other of such underwriters or their affiliates may hedge, their credit exposure to Panama consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Panama’s securities, including potentially the global bonds offered hereby. Any such short positions could adversely affect future trading prices of the global bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Belgium

In Belgium, this offer is not directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article 2, e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC. (Règlement (UE) 2017/1129 du 14 juin 2017 du Parlement européen et du Conseil concernant le prospectus à publier en cas d’offre au public de valeurs mobilières ou en vue de

l’admission de valeurs mobilières à la négociation sur un marché réglementé, et abrogeant la directive 2003/71/CE/Verordening (EU) 2017/1129 van het Europees Parlement en de Raad van 14 juni 2017 betreffende het prospectus dat moet worden gepubliceerd wanneer effecten aan het publiek worden aangeboden of tot de handel op een gereglementeerde markt worden toegelaten en tot intrekking van Richtlijn 2003/71/EG) (“The Regulation”), as amended or replaced from time to time, and that do not qualify as consumers (consumenten/consommateurs) within the meaning of Article I.1, 2° of the Belgian Code of Economic Law of February 28, 2013 (Qualified Belgian Investors). As a result, and further to Article 1, 4, a of The Regulation this offer does not constitute a public offer pursuant to Article 3, 1 of The Regulation, as amended or replaced from time to time. Consequently, the offer has not been and will not be notified to, and the prospectus supplement and the accompanying prospectus and any other offering material relating to the offer has not been, and will not be, submitted to nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering of securities. The offer as well as any other materials relating to the offer may not be advertised, and this prospectus supplement and the accompanying prospectus or any other information circular, brochure or similar document may not be distributed, directly or indirectly, to any person in Belgium other than Qualified Belgian Investors, acting on their own account, and may not be used in connection with any offering in Belgium except as may otherwise be permitted by law.

Canada

The global bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the global bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

Notice to Chilean Investors

Pursuant to the Securities Market Law of Chile and Norma de Carácter General (Rule) No. 336, dated June 27, 2012, issued by the Commission for the Financial Market (Comisión para el Mercado Financiero or “CMF”) (“Rule 336”), the global bonds may be privately offered to certain qualified investors identified as such by Rule 336 (which in turn are further described in Rule no. 216, dated June 12, 2008, and Rule 410 dated July 27, 2016, both of the CMF).

Rule 336 requires the following information to be made to prospective investors in Chile:

1.	Date of commencement of the offer.

2.	That the offer of the global bonds is subject to Rule 336;

3.

The subject matter of this offer are securities not registered with the Securities Registry (Registro de Valores) of the CMF, nor in the foreign securities registry (Registro de Valores Extranjeros) of the CMF; hence, the global bonds are not subject to the oversight of the CMF;

4.	Since the global bonds are not registered in Chile there is no obligation by the issuer to deliver public information about the global bonds in Chile; and

5.	The global bonds shall not be subject to public offering in Chile unless registered in the relevant securities registry of the CMF.

INFORMACIÓN A LOS INVERSIONISTAS CHILENOS

De conformidad con la Ley N° 18.045, de Mercado de Valores y la Norma de Carácter General N° 336 (la “NCG 336”), de 27 de junio de 2012, de la Comisión para el Mercado Financiero (la “CMF”), los valores pueden ser ofrecidos privadamente a ciertos “Inversionistas Calificados,” a los que se refiere la NCG 336 y que se definen como tales en la Norma De Carácter General N° 216, de 12 de junio de 2008 y en la Norma de Carácter General Nº 410, de 27 de julio de 2016, ambas de la CMF.

La siguiente información se proporciona a potenciales inversionistas en Chile de conformidad con la NCG 336:

1.	Fecha del comienzo de la oferta;

2.	Que la oferta se encuentra acogida a la NCG 336;

3.

Que la oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de la CMF;

4.	Por tratarse de valores no inscritos en Chile no existe la obligación por parte del emisor de entregar en Chile información pública sobre estos valores; y

5.	Que los valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro De Valores correspondiente de la CMF.

Prohibition of Sales to EEA Retail Investors

Each underwriter has, severally and not jointly, represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any global bonds which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in relation thereto to any retail investor in the EEA. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase or subscribe for the global bonds.

France

The global bonds may not be offered or sold or caused to be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement and the related prospectus, which have not been submitted to the clearance procedure of the French Autorité des Marchés Financiers (“AMF”), nor to a competent authority of another Member State of the European Economic Area that would have notified its approval to the AMF in accordance with the passport procedure provided under Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017, and repealing Directive 2003/71/EC (the “Prospectus Regulation”), nor any other offering material or information contained therein relating to the global bonds may be released, issued or distributed or caused to be released, issued or distributed, directly or indirectly, to the public in France, or used in connection with any offer for subscription, exchange or sale of the global bonds to the public in France.

Any such offers, sales and distributions may be made in France only to (i) qualified investors (investisseurs qualifiés) acting for their own account, and/or to (ii) investment services providers authorized to engage in portfolio management services on behalf of third parties and/or to (iii) a limited group of investors (cercle restreint d’investisseurs) acting for their own account, all as defined in, and in accordance with, Articles L.411-2, II, D.411-1 and D.411-4, D.744-l, D.754-l and D.764-1 of the French Code monétaire et financier.

In the event that the global bonds purchased or subscribed by investors listed above are offered or resold, directly or indirectly, to the public in France, the conditions relating to public offers set forth in Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier must be complied with. Investors in France and persons into whose possession offering materials come must inform themselves about, and observe, any such restrictions.

Germany

This prospectus does not constitute a prospectus compliant with the Regulation (EU) 2017/1129 of the European Parliament and the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “Prospectus Regulation”) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”). No action has been or will be taken in Germany that would permit a public offering of the global bonds, or distribution of a prospectus or any other offering material relating to the global bonds. In particular, no prospectus (Prospekt) within the meaning of the Prospectus Regulation and the German Securities Trading Act (Wertpapierprospektgesetz) or any other applicable laws in Germany has been or will be published in Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication in Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

Each intermediary or purchaser of the global bonds acknowledges that the global bonds have not been and will not be authorized by the Hong Kong Securities and Futures Commission. Each intermediary or purchaser of the global bonds has further represented and agreed that:

(a)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any global bonds other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Winding Up and Miscellaneous Provisions Ordinance (Cap. 32) of Hong

Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of C(WUMP)O; and

(b)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the global bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to global bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. Each intermediary or purchaser of the global bonds is advised to exercise caution in relation to any offer of the global bonds and, if in any doubt about any of the contents of this prospectus supplement, should obtain independent professional advice.

The global bonds are not the equivalent to time deposits and are not protected deposits under the Deposit Protection Scheme in Hong Kong.

Italy

The offering of the global bonds has not been registered pursuant to Italian securities legislation and, accordingly, no global bonds may be offered, sold or delivered, nor may copies of the prospectus, the prospectus supplement nor any other document relating to any global bonds be distributed in the Republic of Italy, except, in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

The offering of the global bonds is being carried out in the Republic of Italy as an exempted offer pursuant to article 1, paragraph 4, letter c), of Regulation (EU) 2017/1129.

The global bonds will not be offered, sold or delivered nor any copies of the prospectus, the prospectus supplement and/or any other document relating to the global bonds will be distributed in the Republic of Italy except in circumstances which are exempted from the rules on public offerings, as provided under Regulation (EU) 2017/1129, the Legislative Decree No. 58 of 24 February 1998 (the “Consolidated Financial Act”) and the Commissione Nazionale per le Società e la Borsa (“CONSOB”) Regulation No. 11971 of 14 May 1999 (the “Issuer Regulation”).

Any offer, sale or delivery of the global bonds or distribution of copies of the prospectus, the prospectus supplement or any other document relating to the global bonds in the Republic of Italy must be:

(a)

made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Regulation (EU) 2017/1129, the Consolidated Financial Act, Regulation No. 20307, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) (in each case, as amended) and any other applicable laws or regulation;

(b)	in compliance with Article 129 of the Banking Act, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(c)	in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or other competent authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the bonds or the relevant offering.

Japan

The global bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each underwriter and agent will represent and agree that it will not offer or sell any global bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Luxembourg

The global bonds may not be offered to the public in Luxembourg, except in the following circumstances:

(a)

in the period beginning on the date of publication of a prospectus in relation to those global bonds which have been approved by the Commission de surveillance du secteur financier (CSSF) in Luxembourg or, where appropriate, approved in another relevant European Union Member State and notified to ESMA and the CSSF, all in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council on prospectuses to be published when securities are offered to the public or admitted to trading on a regulated market (the “Prospectus Regulation”) and ending on the date which is 12 months after the date of such publication (hereafter a “Public offer”);

(b)

at any time to qualified investors, which, pursuant to the Prospectus Regulation, means persons or entities that are listed in points (1) to (4) of Section I of Annex II to Directive 2014/65/EU, and persons or entities who are, on request, treated as professional clients in accordance with Section II of that Annex, or recognised as eligible counterparties in accordance with Article 30 of Directive 2014/65/EU unless they have entered into an agreement to be treated as non-professional clients in accordance with the fourth paragraph of Section I of that Annex. For the purposes of applying the first sentence of this point, investment firms and credit institutions shall, upon request from the issuer, communicate the classification of their clients to the issuer subject to compliance with the relevant laws on data protection;

(c)	an offer of securities addressed to fewer than 150 natural or legal persons per Member State, other than qualified investors; and/or

(d)	at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 1 (4) of the Prospectus Regulation.

The applicability of the selling restrictions provided by Luxembourg law will depend on whether the invitation is to be treated as a public offer or whether it can be made under one of the exemptions of Article 1 (4) of the Prospectus Regulation (a “private placement”).

For the purposes of this provision, the expression an offer of global bonds to the public in relation to any global bonds in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase the global bonds, as defined in the Prospectus Regulation or any variation thereof or amendment thereto.

Malaysia

Nothing in this prospectus supplement constitutes the making available, or offer for subscription or purchase, or invitation to subscribe for or purchase, or sale, of the global bonds in Malaysia. No approval, authorization or recognition from, or registration with, the Securities Commission of Malaysia (“SC”) has been or will be obtained for the making available, offer for subscription or purchase of, or invitation to subscribe for or purchase, or sale, of the global bonds or any other securities under the Capital Markets and Services Act of 2007 to any persons in Malaysia. Neither this prospectus supplement or any amendment or supplement nor any prospectus, disclosure document or other offering document has been or will be approved by, or registered or lodged with, the SC, the Registrar of Companies, or any other authority in connection with the offering or invitation in Malaysia. Accordingly, no offering or invitation in respect of the global bonds or any other securities is or will be made in Malaysia pursuant to this prospectus supplement or any amendment or supplement hereto. This prospectus supplement or any amendment or supplement hereto or any other offering document in relation to the global bonds may not be circulated or distributed in Malaysia, whether directly or indirectly, for the purpose of making available, or offer for subscription or purchase, or invitation to subscribe for or purchase, or sale, of the global bonds, and no person may offer for purchase any of the global bonds directly or indirectly to anyone in Malaysia. The global bonds will only be made available or offered or sold exclusively to persons outside Malaysia.

Mexico

The global bonds have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (the “CNBV”), and may not be offered or sold publicly in Mexico, except that the global bonds may be offered to institutional or qualified investors pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores). The information contained in this prospectus supplement is exclusively the responsibility of the Issuer and has not been reviewed or authorized by the CNBV. The acquisition of the global bonds by an investor who is a resident of Mexico will be made under such investor’s own responsibility.

The Netherlands

In addition and without prejudice to the EEA selling restrictions above, zero coupon debt securities in bearer form on which interest does not become due and payable during their term but only at maturity and other debt securities in bearer form that qualify as savings certificates (spaarbewijzen) within the meaning of the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) may be transferred or accepted only through the mediation of either the Issuer or a member of Euronext Amsterdam N.V. and with due observance of the Dutch Savings Certificates Act and its implementing regulations (including the registration requirements), provided that no such mediation is required in respect of (i) the initial issue of such debt securities to the first holders thereof, (ii) any transfer and delivery by natural persons who do not act in the conduct of a profession or trade and (iii) the issue and trading of such debt securities, if such debt securities are physically issued outside the Netherlands and not distributed in the Netherlands in the course of primary trading or immediately thereafter; in addition (i) certain identification requirements in relation to the issue and transfer of, and payment on, such debt securities have to be complied with, (ii) any reference in publications concerning such debt securities to the words “to bearer” is prohibited, (iii) so long as such debt securities are not listed at the regulated market operated by Euronext Amsterdam N.V., each transaction involving a transfer of such debt securities must be recorded in a transaction note, containing, at least, the name and address of the counterparty to the transaction, the nature of the transaction and a description of the amount, registration number(s) and type of the debt securities concerned and (iv) the requirement described under (iii) must be printed on such debt securities.

Panama

This prospectus supplement and the global bonds have not been and will not be registered with the Superintendence of Securities Markets of the Republic of Panama under Decree Law 1 of 1999, as amended as they are exempted from registration. Therefore, the global bonds may be publicly offered and sold in the Republic of Panama to any investor pursuant to registration exemptions applicable to government securities.

Peru

The global bonds and the information contained in this prospectus supplement have not been and will not be registered with or approved by SMV, SBS or the Lima Stock Exchange. Accordingly, the global bonds cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

Singapore

This prospectus supplement and the accompanying prospectus have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the global bonds may not be circulated or distributed, nor may the global bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notification under Section 309B of the Securities and Futures Act 2001 of Singapore:

The global bonds are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore, and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

South Korea

The global bonds have not been and will not be registered with the Financial Services Commission of the Republic of Korea (“Korea”) for public offering in Korea under the Financial Investment Services and Capital Markets Act of Korea and its subordinate decrees and regulations. None of the global bonds may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea (as defined under the Foreign Exchange Transaction Law of Korea) except pursuant to applicable laws and regulations of Korea.

Spain

The global bonds may not be offered, sold or distributed, nor may any subsequent resale of the global bonds be carried out in Spain except in circumstances which do not require the registration of a prospectus in Spain or without complying with all legal and regulatory requirements under the (i) Spanish Securities Markets Act, Law 6/2023 on the Securities Markets and Investment Services, dated March 17 (Ley 6/2023, de 17 de marzo, de los Mercados de Valores y de los Servicios de Inversión), the (ii) EU Prospectus Regulation 2017/1129, dated June 14, of the European Parliament and of the Council, and (iii) supplemental rules enacted thereunder.

The global bonds may only be offered in Spain by entities authorized under the Spanish Securities Markets Act and Royal Decree 813/2023, of November 8, on the legal regime applicable to investment services companies and other entities that provide investment services (Real Decreto 813/2023, de 8 de noviembre, sobre el régimen jurídico de las empresas de servicios de inversión y de las demás entidades que prestan servicios de inversión) to provide investment services in Spain and in accordance with the provisions thereunder.

Offers of global bonds in Spain shall only be directed specifically at, or made to, professional clients and eligible counterparties, as defined in articles 194 and 196 of the Spanish Securities Market Act, respectively.

None of the global bonds, this offering or this prospectus supplement and its contents have been approved or registered with the Spanish Securities Commission (Comisión Nacional del Mercado de Valores).

Switzerland

The offer of the global bonds is made in Switzerland on the basis of a private placement, not as a public offering. The global bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the global bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the global bonds constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the global bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The global bonds have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan pursuant to relevant securities laws and regulations of Taiwan and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer or a solicitation of an offer within the meaning of the Securities and Exchange Act or relevant laws and regulations of Taiwan that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the global bonds in Taiwan.

The United Arab Emirates

This prospectus supplement has been provided to you at your written request and is not intended to constitute an offer, sale or delivery of bonds or other securities under the laws of the United Arab Emirates. The global bonds have not been and will not be approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (SCA), the Dubai Financial Services Authority, the Financial Services Regulatory Authority or any other relevant licensing authorities in the UAE, and accordingly does not constitute a public offer of securities in the UAE in accordance with the UAE Commercial Companies Law (Federal Law No. 2 of 2015 (as amended)), SCA Resolution No. 3 R.M. of 2017 Regulating Promotions and Introductions or otherwise. Accordingly, the global bonds may not be offered to the public in the United Arab Emirates (including the Dubai International Financial Centre and Abu Dhabi Global Market).

The United Kingdom

Prohibition of Sales to UK Retail Investors

Each underwriter has, severally and not jointly, represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any global bonds which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No. 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase or subscribe for the global bonds.

Each underwriter has, severally and not jointly, represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the global bonds in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the global bonds in, from or otherwise involving the United Kingdom.

VALIDITY OF THE GLOBAL BONDS

The validity of the global bonds will be passed upon for Panama by Dr. Rigoberto González Montenegro, the Procurador de la Administración of Panama, or by a duly authorized attorney of the Procuraduría de la Administración, and by Arnold & Porter Kaye Scholer LLP, New York, New York, United States counsel to Panama, and for the underwriters by Sullivan & Cromwell LLP, New York, New York, United States counsel to the Underwriters, and by Arias, Fábrega & Fábrega, Panama counsel to the Underwriters.

As to all matters of Panama law, Arnold & Porter Kaye Scholer LLP may rely on the opinion of the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración, and Sullivan & Cromwell LLP may rely on the opinion of Arias, Fábrega & Fábrega and the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración. As to all matters of United States law, the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración may rely on the opinion of Arnold & Porter Kaye Scholer LLP, and Arias, Fábrega & Fábrega may rely on the opinion of Sullivan & Cromwell LLP.

OFFICIAL STATEMENTS AND DOCUMENTS

Information included herein which is identified as being derived from a publication of, or supplied by, Panama or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Panama. All other information is included as a public official statement made on the authority of the Minister of Economy and Finance of Panama.

GENERAL INFORMATION

Due Authorization

Panama is authorized to issue the global bonds pursuant to Cabinet Decree No. 11, dated February 8, 2024.

Listing and Luxembourg Listing Agent

Application will be made to list the global bonds on the Official List of the Luxembourg Stock Exchange and to have the global bonds admitted to trading on the Euro MTF Market. The Luxembourg listing agent is Banque Internationale à Luxembourg S.A., 69, route d’Esch, L-2953 Luxembourg.

Litigation

Except as described herein and in any documents incorporated herein by reference, neither Panama nor any governmental agency of Panama is involved in any litigation, arbitration or administrative proceedings relative to claims or amounts that are material in the context of the issuance of the global bonds and that would materially and adversely affect Panama’s ability to meet its obligations under the global bonds and the fiscal agency agreement with respect to the global bonds. No such litigation or arbitration or administrative proceedings are pending or, so far as Panama is aware, threatened.

Documents Relating to the Global Bonds

Copies of the fiscal agency agreement, the related amendments, and the form of the global bonds may be inspected during normal business hours on any day, except Saturdays, Sundays and public holidays, at the offices of the fiscal agent and the paying agent specified on the inside back cover of this prospectus supplement.

Where You Can Find More Information

Panama’s annual report for 2022 on Form 18-K filed with the SEC electronically, as amended by Amendment No. 1 thereto, and as may be further amended prior to the termination of the offering of the global bonds, is considered part of and incorporated by reference into this prospectus supplement.

So long as the global bonds are listed on the Official List of the Luxembourg Stock Exchange, copies of the most recent Panamá en Cifras (as or when available), or if Panamá en Cifras ceases to be published, comparable economic information of the Office of the Comptroller General, this prospectus supplement, and any documents incorporated by reference in this prospectus supplement may be obtained in English at the office of the Luxembourg listing agent for the global bonds and at the office of the fiscal agent during usual business hours on any day (Saturdays, Sundays and public holidays excepted).

Clearing

The global bonds will be accepted for clearance through Euroclear, Clearstream, Luxembourg and DTC (For the 2031 global bonds: CUSIP No.: 698299 BX1, ISIN: US698299BX19; For the 2038 global bonds: CUSIP No.: 698299 BY9, ISIN: US698299BY91; For the 2057 global bonds: CUSIP No.: 698299 BZ6, ISIN: US698299BZ66).

LEI Code

The Republic of Panama’s LEI code is 549300SHS4T08CL0LP14.

PROSPECTUS

REPUBLIC OF PANAMA

$5,354,820,200

Debt Securities

Warrants

The Republic of Panama (referred to as Panama) or Banco Nacional de Panamá (BNP), acting not in its individual capacity but solely as trustee of Fideicomiso FAP, a trust formed under the laws of Panama which owns the assets of the Fondo de Ahorro de Panamá (FAP), and which is referred to as the Savings Fund Trust (BNP, in such capacity, being referred to as the selling securityholder), may offer up to $5,354,820,200 (or its equivalent in other currencies) aggregate principal amount of debt securities of Panama, with or without warrants or other similar securities to purchase, sell or exchange such debt securities.

Panama or the selling securityholder may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Panama will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Panama or the selling securityholder may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Panama has not authorized anyone to provide you with different or additional information. Panama is not making an offer of these debt securities or warrants in any place where the offer is not permitted by law. You should assume that the information in this prospectus, the prospectus supplement accompanying this prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents.

The date of this prospectus is September 20, 2023.

WHERE YOU CAN FIND MORE INFORMATION

Panama voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Panama, and may be accompanied by exhibits. You may read and copy any document Panama files with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of these documents from the public reference room in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to http://www.sec.gov, where the SEC maintains an Internet site that contains reports and other information filed by Panama.

The SEC allows Panama to “incorporate by reference” into this prospectus the information Panama files with it. This means that Panama can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Panama incorporates by reference the following documents:

•	Panama’s Annual Report on Form 18-K for the fiscal year ended December 31, 2021 filed on September 30, 2022 (File No. 333-07558) (“2021 annual report”);
•	Panama’s amendment No. 1 on Form 18-K/A to the 2021 annual report filed on November 21, 2022;

•	Panama’s amendment No. 2 on Form 18-K/A to the 2021 annual report filed on March 28, 2023;

•	Panama’s amendment No. 3 on Form 18-K/A to the 2021 annual report filed on July 17, 2023;

•	Panama’s amendment No. 4 on Form 18-K/A to the 2021 annual report filed on July 31, 2023; and

•	Any amendment on Form 18-K/A to the 2021 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities.

Panama also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus. Each time Panama files a document with the SEC that is incorporated by reference, the information in that document automatically updates information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Panama at the following address:

Embassy of Panama

2862 McGill Terrace, N.W.

Washington, D.C. 20008

Attn: Finance Section

(202) 483-1407

DATA DISSEMINATION

Panama is a participant in the Enhanced General Data Dissemination System of the International Monetary Fund, or the IMF. Countries that participate in the Enhanced General Data Dissemination System make a commitment to use it as a framework to develop national systems to produce and disseminate economic, financial and socio-demographic data. Participation in the General Data Dissemination System is voluntary. As a participant, Panama has committed to undertaking to:

•	designate a country coordinator to act as the main contact with the IMF staff on all issues relating to Panama’s participation in and implementation of the Enhanced General Data Dissemination System; and

•	prepare descriptions of Panama’s statistical practices that the IMF will post on its Dissemination Standards Bulletin Board. These descriptions, or “metadata,” are intended to cover Panama’s current statistical production and dissemination practices as well as plans for short- and longer-term improvements and, if applicable, associated technical and other assistance required to implement these plans.

The metadata prepared by participants in the Enhanced General Data Dissemination System may be found on the IMF’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/dsbbhome. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator,” and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Panama will use the net proceeds from the sale of the securities for the general governmental purposes of Panama, including the refinancing of domestic and external indebtedness of Panama and for other budgetary purposes. Unless otherwise specified in the applicable prospectus supplement, Panama will not receive any proceeds from any sales of debt securities or warrants made by the selling securityholder.

DEBT SECURITIES

Panama may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Panama and the fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to such securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Glossary” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date(s) on which Panama must repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates when any interest payments will be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	the circumstances and terms, if any, under which Panama may redeem the debt securities before maturity;

•	the circumstances and terms, if any, under which the holders of the debt securities may obligate Panama to redeem, repurchase or repay their respective securities pursuant to any sinking fund or analogous provisions or at the option of those holders;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	if any amount payable in respect of the debt securities will be determined based on an index or formula, the method by which such amount will be determined;

•	if the debt securities will be issued upon the exchange or conversion of other debt securities, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security will be exchangeable for certificated (physical) securities;

•	if the debt securities will be listed, the stock exchange on which they will be listed;

•	whether the debt securities will be designated “Equal Ranking Securities” (as described under the heading “Debt Securities – Status of the Debt Securities” below), “Collective Action Securities” (as described under the heading “Collective Action Securities” below) or “Aggregated Collective Action Securities (as described under the heading “Aggregated Collective Action Securities” below); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any U.S. federal or Panamanian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Panama. After the return of these moneys to Panama, the holder of this debt security may thereafter look only to Panama for any payment.

Panama may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Panama and is not a trustee for the holders of the debt securities.

Status of the Debt Securities

The following description shall apply to any series of debt securities that have been designated “Equal Ranking Securities.”

The debt securities constitute and will constitute direct, unsubordinated, unconditional and general obligations of Panama. Except as described under the heading “Negative Pledge” below, the debt securities are unsecured obligations of Panama. Panama has pledged its full faith and credit for the due and punctual payment of principal, premium, if any, and interest on the debt securities.

The debt securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated Public Indebtedness of Panama. It is understood that this provision shall not be construed so as to require Panama to make payments under the debt securities ratably with payments being made under any other Public Indebtedness.

The following description shall apply to any series of debt securities that have not been designated “Equal Ranking Securities”

The debt securities will be direct, unconditional and general obligations of Panama. Except as described under the heading “Negative Pledge” below, the debt securities are unsecured obligations of Panama. Panama has pledged its full faith and credit for the due and punctual payment of principal, premium, if any, and interest on the debt securities.

The debt securities of each series will rank equally in right of payment with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated Indebtedness of Panama.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of U.S.$200,000 and integral multiples of U.S.$1,000.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, principal of and interest and premium (if any) on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Negative Pledge

The following description shall apply to any series of debt securities issued on or after the date hereof, but not to a reopening of a series of debt securities originally issued prior to February 13, 2015.

Unless otherwise specified in the prospectus supplement, Panama undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding, it will not create or permit to subsist any Lien upon the whole or any part of its assets or revenues to secure any Public External Indebtedness of Panama, unless:

•	the debt securities of such series are secured equally and ratably with such Public External Indebtedness; or

•	the debt securities of such series have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the holders of the debt securities of such series as provided under the heading “Meetings and Amendments”, or in the case of a series of debt securities that has been designated “Collective Action Securities” under the heading “Collective Action Securities – Amendments and Waivers”, or in the case of a series of debt securities that has been designated “Aggregated Collective Action Securities” under the heading “Aggregated Collective Action Securities – Amendments and Waivers” below, as the case may be.

Notwithstanding the foregoing, Panama may create or permit to subsist:

•	any Lien upon property to secure Public External Indebtedness of Panama incurred for the purpose of financing the acquisition of such property and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;
•	any Lien existing on such property at the time of its acquisition to secure Public External Indebtedness of Panama and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•	any Lien in existence on the date of issue of the debt securities, including any renewal or extension thereof which secures only the renewal or extension of the original secured financing;

•	any Lien securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project and any renewal or extension of such Lien, provided that:

•	the holders of such Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of such project, and all proceeds (including, without limitation, any insurance proceeds), products and all additions, substitutions, replacements and accessions of or to any such assets or revenues, as the principal source of repayment of such Public External Indebtedness; and

•	the property over which such Lien is granted consists solely of such assets and revenues and proceeds;

•	any Lien on the properties or revenues of the FAP or any Lien on the properties or revenues of the Development Trust Fund assumed by the FAP as successor of the Development Trust Fund, provided that the equivalent in U.S. dollars of the amount secured by such Liens shall not at any time exceed the amount of all contributions to the FAP from:

•	the assets of the Development Trust Fund transferred to the FAP;

•	any contribution from the Panama Canal Authority to the National Treasury that is greater than 3.5% of the nominal GDP of the year in effect, starting with the fiscal year 2015;

•	the proceeds from the sale of any stock in Mixed Companies;

•	sums bequeathed or donated to the FAP by any person other than Panama or any governmental agency or affiliate thereof; and

•	any earnings on properties or revenues received pursuant to the four bullet points immediately above, and any renewal or extension of any such Lien which is limited to the original properties or revenues covered thereby; and

•	Liens in addition to those permitted under the bullet points above, and any renewal or extension thereof, provided that the aggregate amount of Public External Indebtedness secured by such additional Liens shall not exceed the equivalent of U.S.$25,000,000.

The following description shall apply to a reopening of any series of debt securities originally issued prior to February 13, 2015:

Unless otherwise specified in the prospectus supplement, Panama undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding, it will not create or permit to subsist any Lien upon the whole or any part of its assets or revenues to secure any Public External Indebtedness of Panama, unless:

•	the debt securities of such series are secured equally and ratably with such Public External Indebtedness; or

•	the debt securities of such series have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the holders of the debt securities of such series as provided under the heading “Meetings and Amendments” below.

Notwithstanding the foregoing, Panama may create or permit to subsist:

•	any Lien upon property to secure Public External Indebtedness of Panama incurred for the purpose of financing the acquisition of such property and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;
•	any Lien existing on such property at the time of its acquisition to secure Public External Indebtedness of Panama and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•	any Lien in existence on the date of the fiscal agency agreement, including any renewal or extension thereof which secures only the renewal or extension of the original secured financing;

•	any Lien contemplated as of July 17, 1996 under the agreements (as they may be amended) implementing the Republic of Panama 1995 Financing Plan dated October 4, 1995 sent to the international financial community with the communication dated September 15, 1995 from the Minister of Planning and Economic Policy of Panama and explanatory communications relating thereto and implementing documentation therefor, including any Lien to secure obligations under the collateralized bonds issued thereunder (the “Collateralized Bonds”);

•	any Lien securing Public External Indebtedness of Panama issued upon surrender for cancellation of the Collateralized Bonds or the principal amount of any indebtedness of Panama outstanding as of the date of the 1995 Financing Plan, in each case, to the extent such Lien is created to secure such Public External Indebtedness on a basis comparable to the Collateralized Bonds and the principal amount of Public External Indebtedness so secured is no greater than the principal amount of Collateralized Bonds or such other indebtedness so cancelled;

•	any Lien securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project and any renewal or extension of such Lien, provided that:

•	the holders of such Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such Public External Indebtedness; and

•	the property over which such Lien is granted consists solely of such assets and revenues;

•	any Lien on the properties or revenues of the Development Trust Fund created by Republic of Panama Law No. 20 of May 15, 1995, provided that the equivalent in U.S. dollars of the amount secured by such Liens shall not at any time exceed the amount of all contributions to the Development Trust Fund from:

•	the net proceeds from the privatization of publicly owned companies or the initial payment for concessions granted to the private sector;

•	the proceeds from sales conducted of any Interoceanic Region Assets by the Interoceanic Region Authority;

•	sums bequeathed or donated to the Development Trust Fund by any person other than Panama or any governmental agency or affiliate thereof; and

•	any earnings on properties or revenues received pursuant to the three bullet points immediately above, and any renewal or extension of any such Lien which is limited to the original properties or revenues covered thereby; and

•	Liens in addition to those permitted under the bullet points above, and any renewal or extension thereof, provided that the aggregate amount of Public External Indebtedness secured by such additional Liens shall not exceed the equivalent of U.S.$25,000,000.

Default

Each of the following events will be an event of default with respect to each series of debt securities:

(a) default by Panama in any payment of principal of any debt securities of such series for 15 calendar days;

(b) default by Panama in any payment of interest on any debt securities of such series for 30 calendar days;

(c) failure of Panama to perform any other obligation under the debt securities of that series, which continues for 60 calendar days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring that such default be remedied;

(d) acceleration of any aggregate principal amount of Public Indebtedness of Panama that exceeds U.S.$25,000,000 (or its equivalent in any other currency) by reason of an event of default (however described) arising from Panama’s failure to make any payment of principal, premium or interest thereunder when due;

(e) failure of Panama to make any payment in respect of the Public Indebtedness of Panama in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due, which continues for 30 calendar days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring that such default be remedied;

(f) declaration by Panama of a moratorium with respect to the payment of principal of, or premium or interest on, Public External Indebtedness of Panama which does not expressly exclude the debt securities of that series; or

(g) denial or repudiation by Panama of its obligations under the debt securities of that series.

Acceleration of Maturity

The following description does not apply to any series of debt securities that has been designated Collective Action Securities or Aggregated Collective Action Securities. See “Collective Action Securities – Acceleration of Maturity” or “Aggregated Collective Action Securities – Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities or Aggregated Collective Action Securities, as the case may be.

If an event of default described in clause (a), (b), (f) or (g) under the heading “Default” above occurs with respect to any series of debt securities, then each registered holder of debt securities of that series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable.

If an event of default described in clause (c), (d) or (e) under the heading “Default” above occurs with respect to any series of debt securities, then the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the principal of and any accrued interest on all the debt securities of that series then outstanding immediately due and payable. Debt securities held directly or indirectly by or on behalf of Panama or any political subdivision or instrumentality thereof shall not be considered “outstanding” for this purpose.

Holders of debt securities may exercise these rights only by providing a written demand to Panama and the fiscal agent at its New York office at a time when the event of default is continuing.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Panama or the registered holders of these debt securities.

Panama may at any time purchase debt securities in any manner and for any price. Debt securities purchased by Panama may, at its discretion, be held, resold or cancelled.

Meetings and Amendments

The following description does not apply to any series of debt securities that has been designated Aggregated Collective Action Securities. See “Aggregated Collective Action Securities – Meetings” and Aggregated Collective Action Securities – Amendments and Waivers” below for a description of the corresponding terms of Aggregated Collective Action Securities

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Panama may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting would be held at the time and place determined by Panama. If an event of default occurs and Panama or the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding” debt securities do not include:

•	debt securities cancelled by or delivered for cancellation to the fiscal agent;

•	debt securities held for reissuance but not reissued by the fiscal agent;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for; or

•	debt securities of a series that have been substituted with another series of debt securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 10 and 60 days before the meeting date.

Voting; Quorum. A person who holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

If a quorum is not present within 30 minutes of the time appointed for the meeting, the meeting may be adjourned for a period of at least 10 days as determined by the chairman of the meeting prior to the adjournment of the meeting. If the meeting is convened at the request of the holders, however, then the meeting shall be dissolved.

In the absence of a quorum at an adjourned meeting, this adjourned meeting may be further adjourned for a period of at least 10 days as determined by the chairman of the meeting. Notice of the reconvening of an adjourned meeting shall be given only once. This notice shall state expressly the percentage of the principal amount of the outstanding debt securities of that series which shall constitute a quorum. Subject to the foregoing, at the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

In addition, any meeting at which a quorum is present may be adjourned by the vote of a majority of the principal amount of the outstanding debt securities of the series represented at the meeting, and the meeting may be held as so adjourned without further notice.

If a quorum is present at the meeting, any resolution and all matters (other than those matters identified below that require the consent of all holders of the debt securities of a series) shall be effectively passed or decided by the vote of the persons entitled to vote 66 2/3% in aggregate principal amount of the outstanding debt securities of such series represented and voting at the meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the appointment of proxies in respect of holders of registered debt securities of a series;

•	the record date for determining the registered owners of registered debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Chairman. The fiscal agent will appoint a temporary chairman of the meeting by an instrument in writing. If Panama or the holders of the debt securities of a series called the meeting, however, then Panama or the holders calling the meeting, as the case may be, will appoint a temporary chairman by an instrument in writing.

A permanent chairman and a permanent secretary of the meeting shall be elected by the vote of the persons entitled to vote a majority of the principal amount of the outstanding debt securities of the series represented and voting at the meeting. The chairman of the meeting shall have no right to vote, except as a holder of debt securities of that series or proxy.

Record. A record, and at least one duplicate, of the proceedings of each meeting of holders will be prepared. One copy of the record of each meeting will be delivered to Panama and another to the fiscal agent to be preserved by the fiscal agent.

Amendments. (The following description does not apply to any series of debt securities that has been designated Collective Action Securities or Aggregated Collective Action Securities. See “Collective Action Securities – Amendments and Waivers” or “Aggregated Collective Action Securities” below for a description of the corresponding terms of Collective Action Securities or Aggregated Collective Action Securities, as the case may be). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with:

•	the affirmative vote, in person or by proxy, of the holders of at least 66 2/3% of the aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting; or

•	the written consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of a series:

(i) Panama and the fiscal agent may modify, amend or supplement the terms of the debt securities of a series or, insofar as it affects the debt securities of that series, the fiscal agency agreement, in any way and (ii) holders of debt securities of a series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or action provided by the fiscal agency agreement or the debt securities of such series to be made, given or taken by holders of debt securities of such series.

The following actions may only be taken with the written consent or affirmative vote of the holder of each debt security of an affected series:

•	changing the due date for the payment of the principal of, any installment of interest on, or premium (if any) on the debt securities of such series;

•	reducing the principal amount of the debt securities of such series;

•	reducing the portion of the principal amount which is payable in the event of an acceleration of the maturity of the debt securities of such series;

•	reducing the interest rate on the debt securities of such series;

•	reducing the premium, if any, payable upon the redemption of any debt securities of such series;

•	changing the currency in which any amount in respect of the debt securities of that series is payable;

•	changing the required places at which any amount in respect of the debt securities of that series is payable;

•	shortening the period during which Panama is not permitted to redeem the debt securities of that series;

•	permitting Panama to redeem the debt securities of the affected series, if Panama is not otherwise permitted to redeem the debt securities of that series;

•	reducing the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series, or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or

•	changing the obligation of Panama to pay additional amounts under the debt securities of that series.

Panama and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	correcting any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner that Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on all holders of debt securities of such series.

Judgment Currency

If a court renders a judgment in respect of amounts due to a holder of a debt security permitting Panama to pay such amounts in a currency (“judgment currency”) other than the currency in which the debt security was required to be paid by its terms (“debt security currency”), Panama and such holder are deemed to have agreed, to the fullest extent permitted under applicable law, that:

•	the rate of exchange for determining the amount of such judgment shall be based on the rate at which such holder, using normal banking procedures, could purchase the debt security currency with the judgment currency in the relevant principal financial center for the debt security currency, two business days preceding the date of such judgment; and

•

if on the business day following the holder’s receipt of such payment in the judgment currency, such holder is not able, in accordance with normal banking procedures, to purchase with the judgment currency at least the amount of debt security currency that was due to such holder under the original terms of the debt security, Panama will indemnify such holder for the shortfall; if such holder is able to purchase with such judgment currency an amount of debt security currency greater than that to which such holder would have been entitled, and if all of Panama’s obligations to such holder under the debt securities are fully paid, such holder agrees to remit any excess to Panama.

Tax Withholding; Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities of any series by Panama will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by Panama or any other jurisdiction from which or through which payment is made to holders of debt securities in respect of the debt securities, or any political subdivision or authority of or in Panama or such other jurisdiction, having power to tax (together, “Taxes”), unless such withholding or deduction is required by law. In that event, Panama shall pay such additional amounts as will result in receipt by the holders of debt securities of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any debt security of any series:

(a) to a holder where such holder is liable to pay such Taxes in respect of any debt security of such series by reason of such holder’s having some connection with Panama other than the mere holding of such debt security of such series or the receipt of principal and interest in respect thereof;

(b) to a holder who is liable for such Taxes by reason of such holder’s failure to comply with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Panama, or any political subdivision or taxing authority of or in Panama, of such holder or the holder of any interest in such debt security of such series or rights in respect thereof, if compliance is required by Panama, or any political subdivision or taxing authority of or in Panama, as a precondition to exemption from such deduction or withholding; provided, however, that the limitations on Panama’s obligations to pay additional amounts shall not apply if such certification, identification or other reporting requirements would be materially more onerous, in form, in procedure or in substance of information disclosed by the relevant holders or beneficial owners than comparable information or other reporting requirements imposed by United States tax law, regulation or administrative practice; or

(c) to a holder who is liable for such Taxes by reason of the failure of such holder to present such holder’s debt security for payment (where such presentation is required) within 30 calendar days after the date on which such payment thereof became due and payable or is duly provided for and notice thereof is given to the holder, whichever occurs later, except to the extent that such holder would have been entitled to additional amounts in respect of such Taxes on presenting such debt security for payment on any date within such 30 calendar days.

Any reference in this prospectus to “principal” and/or “interest” shall be deemed to include any additional amounts that may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Panama that it is unwilling, unable or no longer qualified to continue to act as depositary and Panama does not appoint a successor depositary within 90 days;

•	at any time Panama decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing with respect to the series of debt securities represented by the global security.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. Unless otherwise specified in the prospectus supplement, these certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of U.S.$200,000 and integral multiples of U.S.$1,000.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	you cannot have debt securities registered in your name for so long as they are represented by the global security;

•	you cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	you will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	you cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	all payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons who hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or any premium or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Panama has no responsibility or liability for the records of the depositary or its participants relating to the ownership of beneficial interests in the global security. Also, Panama is not responsible for maintaining, supervising or reviewing those records or payments. Panama has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

COLLECTIVE ACTION SECURITIES

Panama may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Amendments and Waivers

Panama, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate or the premium payable upon early redemption of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

•	permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Panama is not permitted to redeem the debt securities of that series;

•	change Panama’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Panama’s appointment of an agent for the service of process or Panama’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under the heading “Debt Securities — Status of the Debt Securities” above;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Panama refers to the above subjects as “reserve matters.” A change to a reserve matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding debt securities) agrees to the change.

If both Panama and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or
•	amending the fiscal agency agreement or the debt securities of that series in any manner which Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on all holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Panama or any political subdivision or instrumentality of Panama will be disregarded and deemed not to be “outstanding.”

Except as specifically set forth in this prospectus, the other terms set forth under “Debt Securities – Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

AGGREGATED COLLECTIVE ACTION SECURITIES

Panama may designate a particular series of debt securities to be “Aggregated Collective Action Securities,” (as distinguished from Collective Action Securities) the specific terms of which will be described in the prospectus supplement relating to such securities. Aggregated Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Aggregated Collective Action Securities shall contain different provisions relating to certain aspects of calling and holding of meetings, default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Aggregated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 50% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, modification or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Panama may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting would be held at the time and place determined by Panama. If an event of default occurs and Panama or the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding” debt securities do not include:

•	debt securities cancelled by or delivered for cancellation to the fiscal agent;

•	debt securities held for reissuance but not reissued by the fiscal agent;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for; or

•	debt securities of a series that have been substituted with another series of debt securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment, this notice shall be given between 10 and 60 days before the meeting date.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the appointment of proxies in respect of holder of debt securities of a series;

•	the record date for determining the owners of debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Chairman. The fiscal agent will appoint a temporary chairman of the meeting by an instrument in writing. If Panama or the holders of the debt securities of a series called the meeting, however, then Panama or the holders calling the meeting, as the case may be, will appoint a temporary chairman by an instrument in writing.

A permanent chairman and a permanent secretary of the meeting shall be elected by the vote of the persons entitled to vote a majority of the principal amount of the outstanding debt securities of the series represented and voting at the meeting. The chairman of the meeting shall have no right to vote, except as a holder of debt securities of that series or proxy. To be entitled to vote at a meeting of holders of Securities of a Series, a person shall be a holder of Outstanding Securities of such Series, or, in the case of registered Securities of such Series, a person duly appointed by an instrument in writing as a proxy for such holder. If a meeting is adjourned, such meeting may be adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such meeting. Notice of reconvening of any adjourned meeting shall be given as provided in the fiscal agency agreement, except that such notice need be given only once.

Record. A record, and at least one duplicate, of the proceedings of each meeting of holders will be prepared. One copy of the record of each meeting will be delivered to Panama and another to the fiscal agent to be preserved by the fiscal agent.

Amendments and Waivers

Panama, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Aggregated Collective Action Securities with:

•	the affirmative vote of the holders of more than 50% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of more than 50% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders may approve, by vote or consent through one of three modification methods, any proposed modification by Panama that would do any of the following:

•	change the due date for the payment of the principal of (or premium, if any), or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate or the premium payable upon early redemption of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

•	permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Panama is not permitted to redeem the debt securities of that series;

•	change Panama’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “outstanding”, “uniformly applicable”, “reserve matter” or “reserve matter modification” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Panama’s appointment of an agent for the service of process or Panama’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under the heading “Debt Securities — Status of the Debt Securities” above;

•	change the method used to calculate any amount payable on the securities of that series (other than in accordance with the express terms of the securities of that series and the fiscal agency agreement);

•	change the identity of the obligor under the securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Panama refers to the above subjects as “reserve matters.” A change to a reserve matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or
•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

With respect to any such proposed modification that would affect the outstanding debt securities of two or more series, it is understood that any such modification that does not meet the “uniformly applicable” requirements must be effected pursuant to the third bullet above and such modification that is “uniformly applicable” may be effected pursuant to either the second or third bullet, at Panama’s option.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Panama may select, in its discretion, any modification method for a reserve matter modification in accordance with the fiscal agency agreement and designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Panama will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Panama’s economic and financial circumstances that are in Panama’s opinion relevant to the request for the proposed modification, a description of Panama’s existing debts and a description of its broad policy reform program and provisional macroeconomic outlook;

•	if Panama shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Panama’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Panama is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of global bonds has approved any amendment, modification or change to, or waiver of, the global bonds or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the global bonds, global bonds owned, directly or indirectly, by Panama or any public sector instrumentality of Panama will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only global bonds that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means any department, ministry or agency of the national government of Panama, any political subdivision of Panama, or any corporation, trust, financial institution or other entity owned or controlled by the national government of Panama or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

If both Panama and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Panama and the fiscal agent may determine and which does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Except as specifically set forth in this prospectus, the other terms set forth under “Debt Securities – Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Aggregated Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Aggregated Collective Action Securities, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

WARRANTS

Panama may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Panama to repurchase or exchange debt securities. If Panama issues any warrants, each issue of warrants will be issued under a warrant agreement between Panama and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” above as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Panama to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	the conditions, if any, under which Panama may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;

•	whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The fiscal agency agreement, any warrant agreement, the debt securities and any warrants will be governed by and interpreted in accordance with the laws of the State of New York, without regard to any conflicts of laws principles that would require the application of the laws of a jurisdiction other than the State of New York; provided, however, that the laws of Panama will govern all matters concerning authorization and execution of all agreements and securities by Panama. With respect to any Aggregated Collective Action debt securities, notwithstanding any reserve matter modification, the provisions of the fiscal agency agreement relating to certain aspects of calling and holding of meetings and voting on amendments, modifications, changes and waivers related to such Aggregated Collective Action Securities shall in all cases be governed by and construed in accordance with the laws of the State of New York.

JURISDICTION AND ENFORCEMENT

Panama is a foreign sovereign state. Consequently, your ability to sue Panama may be limited. Panama will irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court in New York City in any related proceeding (i.e., any suit, action or proceeding arising out of or relating to the debt securities or the warrants or other similar securities) and Panama will irrevocably agree that all claims in respect of any related proceeding may be heard and determined in such New York State or federal court.

Panama will appoint and will agree to maintain the person acting as or discharging the function of Consul General of the Republic of Panama in New York City as its process agent to receive, on behalf of Panama and its property, service of copies of the summons and complaint and any other process which may be served in any related proceedings. The address of the office of the process agent is:

244 W 54th Street

Suite 701

New York, New York 10019

Panama will irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any related proceeding and any objection to any related proceeding on the grounds of venue, residence or domicile.

To the extent that Panama has or may acquire any immunity from jurisdiction of the courts or from any legal process in the courts, Panama will irrevocably agree not to claim and will irrevocably waive any immunity in respect of any related proceeding. Panama will agree that these waivers shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States.

Notwithstanding the foregoing, the execution on or attachment of revenues, assets and property of Panama located in Panama through the Panamanian courts, both prior to and post-judgment, shall be subject to the provisions of Articles 1047, 1048, 1650 (#14) and 1939 of the Judicial Code of the Republic of Panama. Under articles 1047 and 1048, the State will be notified through the Ministry of Economy and Finance of a money judgment against it, for its payment. If within a year the judgment has not been satisfied, the court will request, through the President of the Supreme Court, that the President of the Republic make the necessary arrangements to comply with the judgment. If three years have elapsed since the date of the judgment without payment, at the request of the judgment creditor and during the next month following such request, the court will order BNP to transfer to the court’s account the amount owed to the judgment creditor. Pursuant to article 1650 the assets of the State cannot be attached. Finally, among the protections afforded to the State in civil proceedings, the State cannot be required to pay court costs and attorneys’ fees and also cannot be subject to prejudgment measures, except regarding evidentiary matters.

Moreover, Panama has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by Panama with respect to these actions, it would not be possible to obtain a judgment in such an action brought against Panama in a court in the United States unless the court were to determine that Panama is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in Panama a judgment based on such a United States judgment. Execution upon property of Panama located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

PLAN OF DISTRIBUTION

Panama or the selling securityholder may sell any combination of the debt securities and/or warrants or other similar securities in any of the following ways:

•	through underwriters or dealers;

•	directly by Panama or the selling securityholder to one or more purchasers through a specific bidding or auction process or otherwise;

•	through agents;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

In addition, the manner in which Panama may sell some or all of the debt securities and/or warrants covered by this prospectus and the manner in which the selling securityholder may sell its debt securities and/or warrants, include through:

•	a block trade in which a broker-dealer will attempt to sell as agent but may position or resell a portion of the block as principal in order to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

•	privately negotiated transactions.

In addition, the selling securityholder also may sell its debt securities and/or warrants in accordance with Rule 144 or other exemptions available under the United States Securities Act of 1933, rather than under this prospectus.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Panama from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

If underwriters are used in the sale of securities, the underwriters will acquire these securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Panama or the selling securityholder may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Panama or the selling securityholder may also sell securities of any series directly to the public or through agents designated by Panama or the selling securityholder from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

FINRA guidelines prescribe the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement.

Panama or the selling securityholder may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Panama under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Panama may offer the securities of any series to present holders of other securities of Panama as consideration for the purchase or exchange by Panama of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Panama or the selling securityholder may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Panama or the selling securityholder in the ordinary course of business.

SELLING SECURITYHOLDER

The Savings Fund Trust is a trust formed under the laws of the Republic of Panama, and was created pursuant to Law No. 38 of June 5, 2012 (as published in the Official Gazette on June 6, 2012), as amended, and Executive Decree 1068 of September 6, 2012, to establish a long-term saving mechanism for the country in order to provide a stabilization mechanism in emergency circumstances and in the event of an economic slowdown and to reduce the need to finance such events with debt instruments. The Ministry of Economy and Finance acts as settlor for the Savings Fund and Banco Nacional de Panamá acts as its trustee.

Since January 1, 2015, the selling securityholder may acquire debt securities of the Republic of Panama in the secondary market.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Panama by the Procurador de la Administración of

Panama or by a duly authorized attorney of the Procuraduría de la Administración and by Arnold & Porter Kaye Scholer LLP, United States counsel to Panama, and for the underwriters, if any, by United States counsel and Panamanian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Panamanian law, Arnold & Porter Kaye Scholer LLP may rely on the opinion of the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración. As to all matters of United States law, the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración may rely on the opinion of Arnold & Porter Kaye Scholer LLP. Certain statements with respect to matters of Panamanian law in this prospectus have been passed upon by the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración, and are made upon the authority of such person.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Panama or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Panama. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Economy and Finance of the Republic of Panama.

AUTHORIZED REPRESENTATIVE

The authorized representative of Panama in the United States of America is the Ambassador of Panama to the United States of America, whose address is:

Embassy of Panama

2862 McGill Terrace, N.W.

Washington, D.C. 20008

GLOSSARY

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Indebtedness” means any payment obligation (whether pursuant to a guarantee or otherwise), including any contingent liability, for borrowed money or arising from bonds, debentures, notes or similar instruments.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from revenues or the proceeds of any asset of any kind whether in effect on the date the fiscal agency agreement becomes effective or at any time thereafter.

“Mixed Companies” means the following companies or their successors: AES Panamá, S.A.; Bahía Las Minas Corp.; Cable & Wireless Panamá, S.A.; Elektra Noreste, S.A.; Empresa de Distribución Eléctrica Chiriquí, S.A.; Empresa de Distribución Eléctrica Metro-Oeste, S.A.; Enel Fortuna, S.A.; Energía y Servicios de Panamá, S.A.; Panamá Ports Company, S.A. and Petroterminal de Panamá, S.A.

“Public External Indebtedness” means any Public Indebtedness which is not issued pursuant to agreements or evidenced by instruments that submit the resolution of all disputes arising thereunder to the exclusive jurisdiction of the courts of Panama.

“Public Indebtedness” means any Indebtedness of, or guaranteed by, Panama which:

•	is publicly offered or privately placed in securities markets;

•	is in the form of, or represented by, bonds, notes or other securities or any guarantees thereof;

•	is, or was intended at the time of issue to be, quoted, listed or traded on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, securities eligible for sale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and
•	has an original maturity of more than one year or is combined with a commitment so that the original maturity of one year or less may be extended at the option of Panama to a period in excess of one year.

THE ISSUER

The Republic of Panama

Ministerio de Economía y Finanzas

Dirección de Financiamiento Público

Vía España y Calle 52

Edificio Ogawa, Piso 4 Panama,

Republic of Panama

+ 507 507 7000

FISCAL AGENT, PAYING AGENT

AND TRANSFER AGENT

The Bank of New York Mellon

240 Greenwich Street, 7th Floor

New York, New York 10286

United States

LEGAL ADVISORS

To Panama, as to U.S. law:	To the Underwriters, as to U.S. law:
Arnold & Porter Kaye Scholer LLP	Sullivan & Cromwell LLP
250 West 55th Street New York, New York 10019 United States	125 Broad Street New York, New York 10004 United States

To Panama, as to Panamanian law:	To the Underwriters, as to Panamanian law:
Dr. Rigoberto González Montenegro	Arias, Fábrega & Fábrega
Procurador de la Administración Calle 34, Ave. Cuba, La Exposición Antiguo Palacio de Arte (nueva) Republic of Panama	ARIFA Building, 10th Floor, West Boulevard Santa Maria Business District Panama Republic of Panama

LUXEMBOURG LISTING AGENT

Banque International à Luxembourg S.A.

69, route d’Esch

L-2953 Luxembourg